    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

             (Exact name of Registrant as specified in its charter)

            MAINE                          6022                    01-0437984
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)   Classification Code No.)

                                 P.O. BOX 9540
                              ONE PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500

          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                WILLIAM J. RYAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
                                 P.O. BOX 9540
                              ONE PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

  GERARD L. HAWKINS, ESQ.                                    DENISE J. DESCHENES, ESQ.
  Elias, Matz, Tiernan & Herrick L.L.P.                      Primmer & Piper, P.C.
  734 15th Street, N.W.                                      421 Summer Street
  Suite 1200                                                 P.O. Box 159
  Washington, D.C. 20005                                     St. Johnsbury, Vermont 05819
  (202) 347-0300                                             (802) 748-5061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM
                                                                     OFFERING PRICE      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE         PER SHARE OR      AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED(1)           UNIT(2)             PRICE(2)        REGISTRATION FEE(2)
Common Stock, par value $.01 per share......   46,000,000 shares         $12.60            $579,600,000           $7,670.34
Preferred Stock purchase rights(3)..........   46,000,000 rights           N/A                  N/A                  N/A

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant and related Preferred Stock purchase rights issuable upon consummation of the merger of Banknorth Group, Inc. ("Banknorth") with and into the Registrant (the "Merger").

(2) Estimated solely for the purpose of calculation of the registration fee. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee is based on the average of the high and low prices of the Banknorth common stock on January 21, 2000 (as reported in THE WALL STREET JOURNAL), as adjusted by the exchange ratio, and computed based on the estimated maximum number of shares (25,205,479) that may be exchanged for the securities being registered. Pursuant to Rule 457(b), the required fee is reduced by the $145,344.06 filing fee paid at the time of filing preliminary proxy materials in connection with the Merger on December 10, 1999.

(3) Preferred Stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
                                 P.O. BOX 9540
                              ONE PORTLAND SQUARE
                           PORTLAND, MAINE 04112-9540
                                 (207) 761-8500

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 7, 2000

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Peoples Heritage Financial Group, Inc. will be held at 10:30 a.m., eastern time, on Tuesday, March 7, 2000, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106 for the following purposes:

    1. To consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of June 1, 1999, between Peoples Heritage Financial Group, Inc. and Banknorth Group, Inc., as amended, which provides, among other things, for (i) the merger of Banknorth with and into Peoples Heritage under the name "Banknorth Group, Inc." and (ii) the conversion of each share of Banknorth common outstanding immediately prior to the merger (other than certain shares specified in the merger agreement) into the right to receive 1.825 shares of Peoples Heritage common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest; and

    2. To transact such other business that may properly come before the special meeting or any adjournment or adjournments thereof.

    The close of business on January 14, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of common stock of Peoples Heritage of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or adjournments thereof.

    THE BOARD OF DIRECTORS OF PEOPLES HERITAGE HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF PEOPLES HERITAGE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Carol L. Mitchell
                                          EXECUTIVE VICE PRESIDENT, GENERAL
                                          COUNSEL,
                                          SECRETARY AND CLERK

Portland, Maine
February 1, 2000

EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. FAILURE TO RETURN A PROPERLY-EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

                             BANKNORTH GROUP, INC.
                              300 FINANCIAL PLAZA
                                 P.O. BOX 5420
                           BURLINGTON, VERMONT 05401
                                 (802) 658-9959

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 7, 2000

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Banknorth Group, Inc. will be held at 10:30 a.m., eastern time, on Tuesday, March 7, 2000, at the Clarion Hotel & Conference Center, 1117 Williston Road, Burlington, Vermont 05403, for the following purposes:

    1. To consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of June 1, 1999, between Peoples Heritage Financial Group, Inc. and Banknorth Group, Inc., as amended, which provides, among other things, for (i) the merger of Banknorth with and into Peoples Heritage under the name "Banknorth Group, Inc." and (ii) the conversion of each share of Banknorth common stock outstanding immediately prior to the merger (other than certain shares specified in the merger agreement) into the right to receive 1.825 shares of Peoples Heritage common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest; and

    2. To transact such other business that may properly come before the special meeting or any adjournment or adjournments thereof.

    The close of business on January 14, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of Banknorth common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or adjournments thereof.

    THE BOARD OF DIRECTORS OF BANKNORTH HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BANKNORTH AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          Thomas M. Dowling
                                          SECRETARY

Burlington, Vermont
February 1, 2000

EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. FAILURE TO RETURN A PROPERLY-EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

                        SPECIAL MEETINGS OF SHAREHOLDERS

PEOPLES HERITAGE FINANCIAL GROUP, INC.                     BANKNORTH GROUP, INC.

                             ---------------------

    The boards of directors of Peoples Heritage Financial Group, Inc. and Banknorth Group, Inc. have unanimously approved a merger between Banknorth and Peoples Heritage under the name "Banknorth Group, Inc." The merger will enhance our ability to offer more products and services to customers and will enable you to participate in the enhanced prospects of the combined company.

    If the merger is completed, Banknorth shareholders will receive
1.825 shares of Peoples Heritage common stock for each share of Banknorth common stock they own just before the merger. Banknorth shareholders will own approximately 31% of the Peoples Heritage common stock following the merger. On June 1, 1999, the last day before public announcement of the merger agreement, the market value of 1.825 shares of Peoples Heritage common stock was equal to
$32.85, and on January 28, 2000 this market value was equal to $      . It is
intended that the exchange of Banknorth stock for Peoples Heritage common stock be tax-free, except for cash received in lieu of any fractional share interest. The Peoples Heritage common stock is traded on the Nasdaq National Market under the symbol "PHBK."

    The merger cannot be completed unless the shareholders of Peoples Heritage and Banknorth approve the merger agreement, as amended. Accordingly, special meetings of shareholders of Peoples Heritage and Banknorth have been scheduled to vote on the merger agreement. The date, time and place of the special meetings are as follows:

For Peoples Heritage shareholders:       For Banknorth shareholders:
March 7, 2000                            March 7, 2000
10:30 a.m., Eastern Time                 10:30 a.m., Eastern Time
Portland Marriott Hotel                  Clarion Hotel & Conference Center
300 Sable Oaks Drive                     1117 Williston Road
South Portland, Maine 04106              Burlington, Vermont 05403

    This document provides you with detailed information about the proposed merger and the merger agreement. You are encouraged to read this entire document carefully, as well as the publicly-filed documents of Peoples Heritage and Banknorth referred to herein, which contain important business and financial information about Peoples Heritage and Banknorth.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not return your card or vote in person, the effect will be a vote against the merger agreement.

    We join all other members of each company's board of directors in recommending that you vote "FOR" approval of the merger agreement.

------------------------------------          ------------------------------------
           William J. Ryan                             William H. Chadwick
       CHAIRMAN, PRESIDENT AND                PRESIDENT AND CHIEF EXECUTIVE OFFICER
       CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PEOPLES HERITAGE COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF PEOPLES HERITAGE COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY ANY FEDERAL OR STATE GOVERNMENTAL AGENCY.

 This prospectus/joint proxy statement is dated February 1, 2000 and was first mailed
                 to shareholders on or about February 1, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

    This prospectus/joint proxy statement incorporates important business and financial information about Peoples Heritage and Banknorth from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus/joint proxy statement by requesting them in writing or by telephone from the appropriate company at the following addresses:

Peoples Heritage Financial Group,      Banknorth Group, Inc.
Inc.                                   P.O. Box 5420
P.O. Box 9540                          100 Bank Street
One Portland Square                    7th Floor
4th Floor                              Burlington, Vermont 05401-5420
Portland, Maine 04112-9540             Attention:  Thomas J. Pruitt
Attention:  Brian S. Arsenault         (802) 658-9959
(207) 761-8517

    You will not be charged for any of these documents that you request. If you would like to request documents, please do so by February 28, 2000 in order to receive them before the special meetings.

    See "Where You Can Find More Information" on page 100.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
REFERENCES TO ADDITIONAL INFORMATION........................     (i)
SUMMARY.....................................................      1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     17
GENERAL INFORMATION.........................................     17
THE SPECIAL MEETINGS........................................     18
  Time and Place............................................     18
  Matters to be Considered..................................     18
  Shares Outstanding and Entitled to Vote; Record Date......     18
  Votes Required............................................     19
  Voting and Revocation of Proxies..........................     19
  Solicitation of Proxies...................................     20
THE MERGER..................................................     21
  General...................................................     21
  Background of the Merger..................................     21
  Reasons for the Merger; Recommendations of the Boards of
    Directors...............................................     24
  Opinions of Financial Advisors............................     26
  Exchange of Banknorth Common Stock Certificates...........     39
  Assumption of Banknorth Stock Options.....................     40
  Conditions to the Merger..................................     41
  Regulatory Approvals......................................     43
  Business Pending the Merger...............................     45
  No Solicitation...........................................     47
  Effective Time of the Merger..............................     47
  Termination and Amendment.................................     47
  Interests of Certain Persons in the Merger................     50
  Certain Employee Matters..................................     53
  Bank Mergers and Consolidation of Trust Operations........     54
  Resale of Peoples Heritage Common Stock...................     54
  Federal Income Tax Consequences...........................     55
  Accounting Treatment of the Merger........................     57
  Expenses of the Merger....................................     57
  Amendment to Articles of Incorporation of Peoples
    Heritage................................................     57
  Stock Option Agreements...................................     58
  Termination Fee...........................................     61
  Letter Agreements.........................................     61
  No Dissenters' Rights.....................................     62
MANAGEMENT AND OPERATIONS OF PEOPLES HERITAGE AFTER THE
  MERGER....................................................     63
  Management................................................     63
  Operations................................................     64
PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION.......     65
MARKET FOR COMMON STOCK AND DIVIDENDS.......................     73
INFORMATION ABOUT PEOPLES HERITAGE..........................     74
  General...................................................     74
  Acquisitions..............................................     75
  Management and Additional Information.....................  76

                                                                PAGE
                                                              --------
INFORMATION ABOUT BANKNORTH.................................     76
  General...................................................     76
  Acquisitions..............................................     77
  Management and Additional Information.....................     77
SUPERVISION AND REGULATION OF PEOPLES HERITAGE AND
  BANKNORTH.................................................     78
  General...................................................     78
  Capital and Operational Requirements......................     78
  Distributions.............................................     80
  "Source of Strength" Policy...............................     80
  Financial Modernization...................................     80
DESCRIPTION OF PEOPLES HERITAGE CAPITAL STOCK...............     82
  Peoples Heritage Common Stock.............................     82
  Peoples Heritage Preferred Stock..........................     82
  Peoples Heritage Rights...................................     83
  Other Provisions..........................................     84
  Transfer Agent............................................     84
COMPARISON OF THE RIGHTS OF SHAREHOLDERS....................     85
  Authorized Capital Stock..................................     85
  Issuance of Capital Stock.................................     85
  Voting Rights.............................................     86
  Classification and Size of Board of Directors.............     86
  Director Vacancies and Removal of Directors...............     86
  Director Duties...........................................     87
  Conflict of Interest Transactions.........................     87
  Exculpation of Directors and Officers.....................     88
  Special Meetings of Shareholders..........................     88
  Shareholder Nominations...................................     88
  Shareholder Proposals.....................................     89
  Shareholder Action without a Meeting......................     89
  Shareholder's Right to Examine Books and Records..........     90
  Amendment of Governing Instruments........................     90
  Mergers, Consolidations and Sales of Assets...............     91
  State Anti-takeover Statutes..............................     91
  Dissenters' Rights of Appraisal...........................     93
  Shareholder Rights Plans..................................     93
CERTAIN BENEFICIAL OWNERS OF PEOPLES HERITAGE COMMON
  STOCK.....................................................     95
  Security Ownership of Management..........................     95
  Security Ownership of Certain Beneficial Owners...........     96
CERTAIN BENEFICIAL OWNERS OF BANKNORTH COMMON STOCK.........     97
  Security Ownership of Management..........................     97
  Security Ownership of Certain Beneficial Owners...........     99
LEGAL OPINION...............................................     99
EXPERTS.....................................................     99
PROPOSALS FOR THE 2000 ANNUAL MEETINGS......................    100
WHERE YOU CAN FIND MORE INFORMATION.........................    100

Annexes:

  Annex I Agreement and Plan of Merger, dated as of June 1, 1999, between Peoples Heritage and Banknorth, including Amendment
                 No. 1 thereto.

  Annex II       Stock Option Agreement, dated as of June 1, 1999, between
                 Banknorth (as issuer) and Peoples Heritage (as grantee)

  Annex III      Stock Option Agreement, dated as of June 1, 1999, between
                 Banknorth (as grantee) as Peoples Heritage (as issuer)

  Annex IV       Opinion of Sandler O'Neill & Partners, L.P.

  Annex V        Opinion of Keefe, Bruyette & Woods, Inc.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS/JOINT PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE MERGER AGREEMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 100. PAGE REFERENCES ARE INCLUDED IN THIS SUMMARY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS.

THE MERGER (PAGE 21)

    Pursuant to the merger agreement, Banknorth will merge with and into Peoples Heritage. The combined company will be called "Banknorth Group, Inc."

BANKNORTH SHAREHOLDERS WILL RECEIVE 1.825 SHARES OF PEOPLES HERITAGE COMMON
  STOCK (PAGE 21)

    Banknorth shareholders will receive 1.825 shares of Peoples Heritage common stock for each share of Banknorth common stock that they own just before the merger, plus cash in lieu of any fractional share interest.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 73)

    Shares of Peoples Heritage and Banknorth trade on the Nasdaq Stock
Market Inc.'s National Market. On June 1, 1999, the last trading day preceding public announcement of the merger agreement, Peoples Heritage common stock closed at $18.00 per share and Banknorth common stock closed at $26.75 per
share. On January 28, 2000, Peoples Heritage common stock closed at $      per
share and Banknorth common stock closed at $      per share.

    The market value of 1.825 shares of Peoples Heritage common stock would be
$32.85 based on Peoples Heritage's June 1, 1999 closing price and $      based
on Peoples Heritage's January 28, 2000 closing price. Of course, the market price of Peoples Heritage common stock will fluctuate prior to and after completion of the merger, but the exchange ratio is fixed. You should obtain current stock quotations for Peoples Heritage common stock and Banknorth common stock. You can get these quotes from a newspaper, on the Internet or by calling your broker.

    Peoples Heritage and Banknorth currently pay a quarterly cash dividend to their shareholders. For the first quarter of 2000, Peoples Heritage declared a cash dividend of $0.125 per share of Peoples Heritage common stock and Banknorth declared a cash dividend of $0.20 per share of Banknorth common stock. Peoples Heritage intends to continue to pay a quarterly cash dividend to its shareholders.

THE MERGER WILL GENERALLY BE TAX-FREE FOR BANKNORTH SHAREHOLDERS (PAGE 55)

    Peoples Heritage has received an opinion of counsel dated the date of this prospectus/joint proxy statement regarding the material tax consequences of the merger. The information below is based on that opinion.

    The merger has been structured so that Peoples Heritage, Banknorth and Banknorth's shareholders will not recognize any gain or loss for federal income tax purposes, except in connection with any cash that Banknorth shareholders receive instead of fractional share interests. This tax treatment may not apply to certain shareholders, however. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within the control of Peoples Heritage and Banknorth. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

    Peoples Heritage and Banknorth will not be obligated to complete the merger unless they receive an additional opinion, dated as of the closing date, that the merger will be treated as a transaction of a type that is generally tax-free for United States federal income tax purposes. If such opinion is not received, the merger will not close or shareholders will receive new materials advising them of the tax consequences and giving them a chance to change their vote on the merger.

BANKNORTH SHAREHOLDERS WILL OWN APPROXIMATELY 29% OF THE PEOPLES HERITAGE COMMON
  STOCK FOLLOWING THE MERGER (PAGE 18)

    Peoples Heritage will issue a maximum of approximately 45.5 million shares of Peoples Heritage common stock to Banknorth shareholders in the merger (inclusive of shares which may be issued in exchange for Banknorth common stock acquired prior to the merger upon exercise of outstanding Banknorth stock options). Based on that number, following the merger, former Banknorth shareholders will own approximately 29% of the outstanding Peoples Heritage common stock. This information is based on the number of shares of Peoples Heritage common stock and Banknorth common stock and Banknorth common stock equivalents outstanding on December 31, 1999.

OUR FINANCIAL ADVISORS BELIEVE THAT THE EXCHANGE RATIO IS FAIR TO SHAREHOLDERS
  (PAGE 26)

    PEOPLES HERITAGE. In deciding to approve the merger, the Peoples Heritage board of directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., that the proposed exchange ratio was fair from a financial point of view to Peoples Heritage shareholders. Attached as Annex V is the written opinion of Keefe, Bruyette, dated the date of this prospectus/joint proxy statement. You should read this opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette in providing its opinion. Peoples Heritage has agreed to pay Keefe, Bruyette the following fees: $20,000 upon engaging Keefe, Bruyette on June 1, 1999; an additional cash fee of $200,000 after mailing of this prospectus/joint proxy statement; and $780,000 upon the closing of the merger.

    BANKNORTH. In deciding to approve the merger, the Banknorth board of directors considered the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that the proposed exchange ratio was fair from a financial point of view to Banknorth shareholders. Attached as Annex IV is the written opinion of Sandler O'Neill, dated the date of this prospectus/joint proxy statement. You should read this opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in providing its opinion. Banknorth has agreed to pay Sandler O'Neill a transaction
fee of approximately $           million (based upon the closing price of
Peoples Heritage common stock on January 28, 2000), of which approximately
$1.26 million has been paid and the balance of which will be paid upon closing of the merger.

THE COMPANIES (PAGE 74)

    PEOPLES HERITAGE. Peoples Heritage is a Maine-chartered, multi-bank holding company which conducts business from its headquarters in Portland, Maine and, as of September 30, 1999, 221 banking offices located in Maine, New Hampshire, Massachusetts and Connecticut. Peoples Heritage offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through four wholly-owned banking subsidiaries and insurance brokerage subsidiaries. At September 30, 1999, Peoples Heritage had consolidated assets of $13.9 billion and consolidated shareholders' equity of $852.1 million. Peoples Heritage's executive offices are located at One Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

    BANKNORTH. Banknorth is a Delaware-chartered, multi-bank holding company which conducts business from its headquarters in Burlington, Vermont and, as of September 30, 1999, 100 banking offices in Vermont, Massachusetts, New Hampshire and New York. Banknorth offers a broad array of commercial and consumer banking and fiduciary services and products to commercial, retail, institutional and municipal customers, through seven banking subsidiaries, a trust and investment management subsidiary, a mortgage banking subsidiary and an insurance agency subsidiary. At September 30, 1999, Banknorth had consolidated assets of $4.5 billion and consolidated shareholders' equity of $337.0 million. Banknorth's executive offices are located at 100 Bank Street, Burlington, Vermont, and its telephone number is (802) 658-9959.

REASONS FOR THE MERGER (PAGE 24)

    The merger will combine the strengths of the individual companies and substantially enhance the combined company's operations in Massachusetts and New Hampshire. We expect that the combined company will be able to achieve strong financial performance, with opportunities to increase revenues by providing a broader range of products and services to Banknorth customers and to reduce costs by eliminating overlapping functions and processes. We believe that the combined company will not only enable Banknorth to maximize long-term shareholder value while serving the interests of its customers, suppliers, employees and the communities which it serves, but also will further the interests of Peoples Heritage and its shareholders.

THE SPECIAL MEETINGS (PAGE 18)

    PEOPLES HERITAGE SHAREHOLDERS. The Peoples Heritage special meeting will be held at 10:30 a.m., eastern time, on Tuesday, March 7, 2000, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106. At the special meeting, Peoples Heritage shareholders will be asked to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

    BANKNORTH SHAREHOLDERS. The Banknorth special meeting will be held at 10:30 a.m., eastern time, on Tuesday, March 7, 2000, at the Clarion Hotel & Conference Center, 1117 Williston Road, Burlington, Vermont 05403. At the special meeting, Banknorth shareholders will be asked to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

BOTH COMPANY'S BOARDS OF DIRECTORS RECOMMEND APPROVAL OF THE TRANSACTION
  (PAGE 24)

    PEOPLES HERITAGE SHAREHOLDERS. The Peoples Heritage board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger agreement.

    BANKNORTH SHAREHOLDERS. The Banknorth board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger agreement.

RECORD DATE; VOTING POWER (PAGE 18)

    PEOPLES HERITAGE SHAREHOLDERS. You are entitled to vote at the special meeting if you owned shares of Peoples Heritage common stock as of the close of business on January 14, 2000. You will have one vote at the special meeting for each share of Peoples Heritage common stock that you owned on that date.

    BANKNORTH SHAREHOLDERS. You are entitled to vote at the special meeting if you owned shares of Banknorth common stock as of the close of business on January 14, 2000. You will have one vote at the special meeting for each share of Banknorth common stock that you owned on that date.

VOTES REQUIRED (PAGE 19)

    PEOPLES HERITAGE SHAREHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Peoples Heritage common stock is necessary to approve the merger agreement on behalf of Peoples Heritage.

    All together, the directors and executive officers of Peoples Heritage can cast less than 1% of the votes entitled to be cast at the special meeting. These persons have agreed that they will vote all of their shares in favor of the merger agreement.

    BANKNORTH SHAREHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Banknorth common stock is necessary to approve the merger agreement on behalf of Banknorth.

    All together, the directors and executive officers of Banknorth can cast less than 1.5% of the votes entitled to be cast at the special meeting. These persons have agreed that they will vote all of their shares in favor of the merger agreement.

EXCHANGE OF STOCK CERTIFICATES (PAGE 39)

    PEOPLES HERITAGE SHAREHOLDERS. If you are a Peoples Heritage shareholder, you do not have to exchange your stock certificates in connection with the merger of Banknorth and Peoples Heritage. Your existing certificates will continue to represent the same number of shares of the combined company as you held before the merger.

    BANKNORTH SHAREHOLDERS. If you are a Banknorth shareholder, you will need to exchange your Banknorth stock certificates in the combined company. Shortly after we complete the merger, we will send Banknorth shareholders detailed instructions on how to exchange their shares. You should not send in your Banknorth common stock certificates for exchange for Peoples Heritage common stock certificates until this time.

CONDITIONS TO COMPLETING THE MERGER (PAGE 41)

    Completion of the merger depends on meeting a number of conditions, including the following:

    - shareholders of Peoples Heritage and Banknorth must approve the merger agreement;

    - Peoples Heritage and Banknorth must receive all required regulatory approvals and any waiting periods required by law must have passed;

    - there must be no law or governmental order preventing completion of the merger, and no proceedings pending by a governmental entity trying to prevent the merger;

    - Peoples Heritage and Banknorth must each receive a legal opinion confirming the tax-free nature of the merger;

    - the Peoples Heritage common stock to be issued in the merger must have been approved for trading on the Nasdaq Stock Market's National Market; and

    - Peoples Heritage and Banknorth must receive a letter from KPMG LLP stating that the merger will qualify for "pooling of interests" accounting treatment.

    Unless prohibited by law, either Peoples Heritage or Banknorth could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 47)

    Peoples Heritage and Banknorth can agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Peoples Heritage and Banknorth have already voted to approve it.

    Either company also can terminate the merger agreement:

    - if any governmental entity whose approval is necessary to complete the merger decides not to approve the merger;

    - if the merger is not completed by May 31, 2000;

    - if the shareholders of Peoples Heritage or Banknorth do not approve the merger agreement; or

    - if the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

    In addition, Peoples Heritage or Banknorth may terminate the merger agreement if the board of directors of the other party does not recommend to its shareholders that the merger be approved, or later withdraws or modifies its recommendation in any adverse way.

    Generally, the company seeking to terminate cannot itself be in material violation of the merger agreement.

PRICE-BASED TERMINATION; POSSIBLE ADJUSTMENT TO WHAT BANKNORTH SHAREHOLDERS WILL
  RECEIVE (PAGE 47)

    Banknorth can terminate the merger agreement if the average price of the Peoples Heritage common stock during a specified period after receipt of all required regulatory approvals is below $14.40 and the percentage decline in the value of the Peoples Heritage common stock from its level at the time of execution of the merger agreement represents a decline that is more than 20 percentage points greater than the percentage decrease, if any, in the index value of the Nasdaq Bank Index during the same period. If this is the case Peoples Heritage can voluntarily elect to issue more shares of Peoples Heritage common stock pursuant to a formula set forth in the merger agreement. Peoples Heritage is not required to issue more shares, however, and it is possible under these circumstances that the Banknorth board of directors could conclude that proceeding with the merger at the lower price would still be in the best interests of Banknorth shareholders and consistent with its fiduciary duties.

AMENDMENT AND EXTENSION OF THE MERGER AGREEMENT (PAGE 47)

    The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. However, if an amendment would reduce the amount or change the form of what shareholders of Banknorth would receive in the merger, the shareholders of Peoples Heritage and Banknorth will have to approve the amendment.

BOARD OF DIRECTORS AND MANAGEMENT OF PEOPLES HERITAGE FOLLOWING THE MERGER
  (PAGE 63)

    When the merger is completed the directors of Peoples Heritage will include Angelo P. Pizzagalli, chairman of the board of Banknorth, who will serve as chairman of the executive committee of the board of directors of Peoples Heritage, and five other persons serving as a director of Banknorth immediately before the merger who both meet the director qualifications in Peoples Heritage's bylaws and are otherwise reasonably acceptable to Peoples Heritage.

    The merger agreement provides that at the effective time of the merger the executive officers of Peoples Heritage will include the following executive officers of Banknorth: Richard J. Fitzpatrick, who will be an executive vice president and head of the combined company's Vermont and New York banking operations, and Thomas J. Pruitt, who will be an executive vice president of the combined company. The merger agreement also provides that at the effective time of the merger the president of The Stratevest Group, N.A., Banknorth's trust and investment management subsidiary, will be Richard E. Johnson, who currently serves in this capacity.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF BANKNORTH IN THE MERGER
  (PAGE 50)

    Some of Banknorth's directors and executive officers have agreements, stock options, restricted stock and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests. In connection with the merger, Banknorth's President and Chief Executive Officer, William H. Chadwick, will enter into a consulting and noncompetition agreement with Peoples Heritage which provides that Mr. Chadwick will receive annual compensation at the rate of $400,000 per year and that he will provide specified consulting services to Peoples Heritage, including services relating to Peoples Heritage's new banking markets in Vermont and New York, and will refrain from activities that compete with its business during the two-year period after the merger is completed. The agreement also generally provides Mr. Chadwick with an additional two years of benefits under the Banknorth supplemental retirement plan for executives. Banknorth has entered into change-in-control agreements with certain officers of Banknorth and its subsidiaries, which provide severance benefits should the officer's employment be terminated in connection with the merger. These agreements generally give the officer the right to receive severance payments equal to a specified multiple of the sum of his then-applicable annual salary, average cash bonus earned during a specified period and the annual employer contributions and accruals made on the officer's behalf under Banknorth's retirement plans and other employee benefit plans. Under these agreements and Banknorth's equity compensation plans, stock options and restricted stock will become vested in the event that the merger is completed. Peoples Heritage also has agreed to honor indemnification obligations of Banknorth and to continue liability insurance for Banknorth's directors and officers for a six-year period. The board of directors of Banknorth was aware of these factors and considered them, among other matters, in approving the merger and the related merger agreement.

REGULATORY APPROVALS (PAGE 43)

    To complete the merger we need the prior approval of the Federal Reserve Board and Maine and Massachusetts regulatory authorities, and we must file a merger notice with a Vermont regulatory authority. The U.S. Department of Justice is able to provide input into the Federal Reserve Board approval process and will have no less than 15 and up to 30 days following any approval of the Federal Reserve Board to challenge the approval on antitrust grounds. Peoples Heritage and Banknorth have filed all necessary applications and notices with the applicable regulatory agencies. Peoples Heritage and Banknorth cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Peoples Heritage following completion of the merger.

ACCOUNTING TREATMENT (PAGE 57)

    It is expected that the merger will qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, Peoples Heritage and Banknorth will be treated as if they had always been one company. Peoples Heritage and Banknorth each has the right not to complete the merger if it does not receive confirmation from its independent public accountants of its opinion that the merger will qualify as a "pooling of interests."

STOCK OPTION AGREEMENTS (PAGE 58)

    Peoples Heritage and Banknorth granted to each other a stock option that allows the other company to purchase up to 19.9% of its common stock. The exercise price of each option is based on an average of the granting company's closing stock prices during a 10-day trading period ending shortly before the date of the merger agreement. The exercise price for Peoples Heritage's option to buy Banknorth common stock is $26.80 per share, and the exercise price for Banknorth's option to buy Peoples Heritage common stock is $19.20 per share.

    Either company can exercise the option only if specific events take place. These events generally relate to a competing transaction involving a merger, business combination or other acquisition of the other company or its stock or assets. As of the date of this document, we do not believe any event of that kind has occurred. The options could have the effect of discouraging other companies that might want to combine with or acquire either of the companies. We have attached the stock option agreements as Annexes II and III.

TERMINATION FEE (PAGE 61)

    In connection with an amendment to the merger agreement to extend the termination date from April 1, 2000 to May 31, 2000, Peoples Heritage agreed to pay to Banknorth, within two business days of a demand therefor by Banknorth, $5 million in immediately available funds in the event that required regulatory approvals are not obtained or the merger is not completed by May 31, 2000, other than due to a breach of the merger agreement by Banknorth.

DISSENTERS' RIGHTS (PAGE 62)

    Neither the holders of Peoples Heritage common stock nor the holders of Banknorth common stock have rights under applicable state law to dissent from the merger and obtain the fair value of their shares.

UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

    The following tables show summary historical financial data for each of Peoples Heritage and Banknorth and also show similar financial information reflecting the merger of Peoples Heritage and Banknorth (which is referred to as "pro forma" information). All historical financial data for Peoples Heritage has been restated to reflect its acquisition of SIS Bancorp, Inc. on January 1, 1999 and its merger with CFX Corporation on April 10, 1998 under the pooling of interests method of accounting and, as a result, this historical financial data reflects the combination of these companies for all periods presented. Similarly, all historical data for Banknorth has been restated to reflect its merger with Evergreen Bancorp on December 31, 1998 under the pooling of interests method of accounting.

    The comparative pro forma information assumes that Peoples Heritage and Banknorth had always been combined for accounting and financial reporting purposes under the pooling of interests method of accounting. The per share information listed as "pro forma equivalent" for Banknorth has been computed by multiplying the Peoples Heritage pro forma combined amounts by the exchange ratio of 1.825. This information is presented to reflect the fact that Banknorth shareholders will receive more than one share of common stock of Peoples Heritage for each share of Banknorth common stock they own before the merger.

    Peoples Heritage and Banknorth expect that the merger will result in certain one-time reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had Peoples Heritage and Banknorth been combined throughout these periods.

    The summary historical financial data of Peoples Heritage and Banknorth has been derived from historical financial information that Peoples Heritage and Banknorth have included in prior filings with the Securities and Exchange Commission. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included. Certain amounts in the historical financial data of Banknorth have been reclassified to conform with the historical financial statement presentation of Peoples Heritage.

    When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included elsewhere in this document under "Pro Forma Combined Consolidated Financial Information," beginning on page 65, as well as the historical financial information in the other documents of Peoples Heritage and Banknorth to which we refer. See "Where You Can Find More Information" on page 100.

                      UNAUDITED COMPARATIVE PER SHARE DATA

                                                                  PEOPLES HERITAGE                     BANKNORTH
                                                                    COMMON STOCK                     COMMON STOCK
                                                             --------------------------      -----------------------------
                                                                             PRO FORMA                         PRO FORMA
                                                             HISTORICAL       COMBINED       HISTORICAL      EQUIVALENT(1)
                                                             ----------      ----------      ----------      -------------
Basic income per share:
  Nine months ended September 30, 1999.....................    $0.94(2)        $0.95(3)        $1.76(4)          $1.73(5)
  Year ended December 31, 1998.............................     1.09(2)         0.97(3)         1.24(4)           1.77(5)
  Year ended December 31, 1997.............................     1.01(2)         1.00(3)         1.76              1.83
  Year ended December 31, 1996.............................     0.91(2)         0.88(3)         1.51(4)           1.61(5)

Diluted income per share:
  Nine months ended September 30, 1999.....................     0.93(6)         0.93(7)         1.74(8)           1.70(9)
  Year ended December 31, 1998.............................     1.07(6)         0.95(7)         1.22(8)           1.73(9)
  Year ended December 31, 1997.............................     0.99(6)         0.98(7)         1.74              1.79
  Year ended December 31, 1996.............................     0.89(6)         0.87(7)         1.50(8)           1.59(9)

Dividends declared per share:
  Nine months ended September 30, 1999.....................     0.35            0.35(10)        0.54              0.64
  Year ended December 31, 1998.............................     0.44            0.44(10)        0.64              0.80
  Year ended December 31, 1997.............................     0.38            0.38(10)        0.58              0.69
  Year ended December 31, 1996.............................     0.34            0.34(10)        0.50              0.62

Book value per share:
  September 30, 1999.......................................     8.35            8.01(11)       14.44             14.62
  December 31, 1998........................................     8.68            8.37           13.86             15.28

Tangible book value per share:
  September 30, 1999.......................................     7.23            6.71(11)       11.29             12.25
  December 31, 1998........................................     7.48            6.97           10.40             12.72

------------------------------

 (1) Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.825.

 (2) Excluding merger-related and other special charges, Peoples Heritage's basic income per share would have been $1.17, $1.37, $1.17 and $0.99 for the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively.

 (3) Excluding merger-related and other special charges, pro forma combined basic income per share would have been $1.11, $1.28, $1.11 and $0.95 for the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively.

 (4) Excluding merger-related charges, Banknorth's basic income per share would have been $1.73, $1.94 and $1.56 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1996, respectively.

 (5) Excluding merger-related charges, Banknorth's pro forma equivalent basic income per share would have been $2.03, $2.34 and $1.73 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1996, respectively.

 (6) Excluding merger-related and other special charges, Peoples Heritage's diluted income per share would have been $1.16, $1.34, $1.14 and $0.97 for the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively.

 (7) Excluding merger-related and other special charges, pro forma combined diluted income per share would have been $1.09, $1.26, $1.08 and $0.93 for the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively.

 (8) Excluding merger-related charges, Banknorth's diluted income per share would have been $1.71, $1.91 and $1.54 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1996, respectively.

 (9) Excluding merger-related charges, Banknorth's pro forma equivalent diluted income per share would have been $1.99, $2.30 and $1.70 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1996, respectively.

 (10) The combined company will pay dividends at a rate to be determined by its board of directors, but it is anticipated that the initial dividend rate will be equal to the current dividend rate of Peoples Heritage. Accordingly, pro forma combined dividends per share of Peoples Heritage common stock represent the historical dividends per common share paid by Peoples Heritage.

                                         (footnotes continued on following page)

 (11) Pro forma combined book value and tangible book value per share at September 30, 1999 reflect a one-time, after-tax charge of $31.0 million which is estimated by Peoples Heritage to be recorded by it in connection with the acquisition of Banknorth. See "Management and Operations of Peoples Heritage After the Merger."

            SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES HERITAGE
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                       DECEMBER 31,
                                             SEPTEMBER 30,   ----------------------------------------------------------------
                                                 1999           1998          1997          1996         1995         1994
                                             -------------   -----------   -----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Total assets...............................   $13,880,864    $12,050,239   $11,401,860   $9,364,346   $7,477,894   $6,830,250
Debt and equity securities, net............     5,978,288      3,231,364     2,600,057    2,269,365    1,792,615    1,692,162
Total loans and leases, net(1).............     6,580,381      6,977,470     7,258,560    5,911,986    4,715,182    4,363,254
Goodwill and other intangibles.............       114,206        124,363       127,416       80,884       32,676       31,189
Deposits...................................     8,102,441      8,376,715     8,034,776    7,129,538    5,910,325    5,474,391
Borrowings.................................     4,802,776      2,554,214     2,282,102    1,311,558      775,765      686,221
Shareholders' equity.......................       852,133        901,128       846,255      795,714      692,401      570,356
Nonperforming assets.......................        59,319         67,180        77,112       72,709       82,428      120,865
Book value per share.......................          8.35           8.68          8.20         7.67         7.14         6.01
Tangible book value per share..............          7.23           7.48          6.96         6.89         6.81         5.68

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                    1999       1998       1998       1997       1996       1995       1994
                                                  --------   --------   --------   --------   --------   --------   --------
OPERATIONS DATA:
Interest and dividend income....................  $667,339   $628,504   $837,459   $761,270   $611,076   $540,953   $456,582
Interest expense................................   335,472    308,264    410,986    356,346    279,047    242,137    189,385
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income.............................   331,867    320,240    426,473    404,924    332,029    298,816    267,197
Provision for loan and lease losses.............    10,695     10,457     14,430      6,391      8,810     14,235     34,527
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for loan and
  lease losses..................................   321,172    309,783    412,043    398,533    323,219    284,581    232,670
Net securities gains............................       281      3,509      5,904      2,571      3,495      1,613        464
Other noninterest income........................    95,053     84,437    112,782     91,800     68,665     56,990     51,369
Noninterest expense (excluding special
  charges)......................................   236,583    242,257    321,826    308,680    254,620    231,907    239,432
Special charges(2)..............................    33,235     35,374     39,172     23,559      9,627      4,958        559
                                                  --------   --------   --------   --------   --------   --------   --------
Income before income tax expense................   146,688    120,098    169,731    160,665    131,132    106,319     44,512
Income tax expense..............................    49,847     39,204     56,907     56,993     43,791     36,110     10,822
                                                  --------   --------   --------   --------   --------   --------   --------
Net income......................................  $ 96,841   $ 80,894   $112,824   $103,672   $ 87,341   $ 70,209   $ 33,690
                                                  ========   ========   ========   ========   ========   ========   ========
Net income per share(3):
  Basic.........................................  $   0.94   $   0.78   $   1.09   $   1.01   $   0.91   $   0.75   $   0.36
  Diluted.......................................      0.93       0.76       1.07       0.99       0.89       0.73       0.36
Dividends per share.............................      0.35       0.33       0.44       0.38       0.34       0.26       0.18

                                         AT OR FOR THE
                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------------      ----------------------------------------------------------------
                                       1999          1998          1998          1997          1996          1995          1994
                                     --------      --------      --------      --------      --------      --------      --------
OTHER DATA:
Return on average assets.......        1.00%         0.93%         0.97%         1.02%         1.09%         0.99%         0.50%
Return on average equity(4)....       14.75         12.70         13.09         12.73         12.35         10.96          5.89
Average equity to average
  assets(4)....................        6.76          7.36          7.41          8.05          8.78          9.04          8.53
Interest rate spread(4)........        3.22          3.51          3.46          3.77          3.89          4.46          4.30
Net interest margin(4).........        3.69          4.06          4.02          4.35          4.45          4.55          4.32
Tier 1 leverage capital ratio
  at end of period.............        6.36          7.50          7.50          7.46          8.34          8.96          8.29
Dividend payout ratio..........       37.77         38.61         37.37         42.12         34.19         30.41         40.61
Efficiency ratio(5)............       54.21         58.19         58.00         60.46         63.54         65.18         75.16
Nonperforming assets as a
  percent of total assets at
  end of period................        0.43          0.60          0.56          0.68          0.78          1.10          1.77

------------------------------

(1) Does not include loans held for sale.

(2) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to CFX Funding and, in the nine months ended September 30, 1999, a $7.4 million pre-tax charge relating to Peoples Heritage's exit from the correspondent mortgage banking business.

                                         (footnotes continued on following page)

(3) Excluding special charges, Peoples Heritage's basic income per share would have been $1.17, $1.02, $1.37, $1.17, $0.99, $0.79 and $0.37 for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, and Peoples Heritage's diluted income per share would have been $1.16, $1.00, $1.34, $1.14, $0.97, $0.77 and $0.36 for the same respective periods.

(4) Excludes the effect of unrealized gains or losses on securities available for sale.

(5) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trust and special charges, as a percentage of net interest income and noninterest income, excluding net securities gains.

               SELECTED CONSOLIDATED FINANCIAL DATA OF BANKNORTH
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                         DECEMBER 31,
                                               SEPTEMBER 30,    --------------------------------------------------------------
                                                    1999           1998         1997         1996         1995         1994
                                               --------------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA:
Total assets.................................    $4,482,191     $4,402,881   $3,930,961   $3,530,422   $2,782,584   $2,708,801
Debt and equity securities, net..............     1,152,027      1,148,410    1,017,179      762,631      622,678      632,612
Total loans, net(1)..........................     2,908,607      2,792,569    2,603,543    2,466,337    1,907,691    1,831,420
Goodwill and other intangibles...............        73,369         80,224       31,119       36,142        8,553       12,599
Deposits.....................................     3,627,046      3,639,497    3,053,634    2,866,920    2,310,993    2,179,288
Borrowings...................................       437,401        355,959      492,184      336,468      255,255      291,622
Shareholders' equity.........................       336,989        321,262      318,128      292,176      242,981      209,165
Nonperforming assets.........................        13,291         21,841       21,013       24,298       22,535       46,105
Book value per share.........................         14.44          13.86        13.53        12.24        11.02         9.44
Tangible book value per share................         11.29          10.40        12.21        10.72        10.62         9.00

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                  -------------------   ----------------------------------------------------
                                                    1999       1998       1998       1997       1996       1995       1994
                                                  --------   --------   --------   --------   --------   --------   --------
OPERATIONS DATA:
Interest and dividend income....................  $236,894   $230,045   $308,701   $294,757   $260,541   $219,795   $185,390
Interest expense................................   104,393    108,552    144,658    133,335    110,489     95,552     71,282
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest and dividend income................   132,501    121,493    164,043    161,422    150,052    124,243    114,108
Provision for loan losses.......................     6,875      7,010      9,345      9,372      7,040      6,175      5,421
                                                  --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for loan
  losses........................................   125,626    114,483    154,698    152,050    143,012    118,068    108,687
Net securities gains (losses)...................       374         (7)       519        266         25       (546)    (2,327)
Other noninterest income........................    41,667     29,834     40,954     37,590     31,665     27,680     29,814
Noninterest expense (excluding merger
  expenses).....................................   106,592     96,192    130,768    127,929    119,760    103,189    103,456
Merger expenses.................................     1,233         --     21,968         --      1,583         --         --
                                                  --------   --------   --------   --------   --------   --------   --------
Income before income tax expense and cumulative
  effect of change in accounting principle......    59,842     48,118     43,435     61,977     53,359     42,013     32,718
Income tax expense..............................    18,560     14,836     14,515     20,161     17,656     11,260      9,550
Cumulative effect of a change in accounting
  principle.....................................        --         --         --         --         --         --        138
                                                  --------   --------   --------   --------   --------   --------   --------
Net income......................................  $ 41,282   $ 33,282   $ 28,920   $ 41,816   $ 35,703   $ 30,753   $ 23,306
                                                  ========   ========   ========   ========   ========   ========   ========
Net income per share(2):
  Basic.........................................  $   1.76   $   1.43   $   1.24   $   1.76   $   1.51   $   1.40   $   1.06
  Diluted.......................................      1.74       1.40       1.22       1.74       1.50       1.39       1.05
Dividends per share.............................      0.54       0.48       0.64       0.58       0.50       0.46       0.30

                                         AT OR FOR THE
                                          NINE MONTHS
                                             ENDED                                   AT OR FOR THE YEAR ENDED
                                         SEPTEMBER 30,                                     DECEMBER 31,
                                     ----------------------      ----------------------------------------------------------------
                                       1999          1998          1998          1997          1996          1995          1994
                                     --------      --------      --------      --------      --------      --------      --------
OTHER DATA:
Return on average assets.......        1.26%         1.11%         0.71%         1.12%         1.08%         1.13%         0.91%
Return on average equity.......       16.96         13.99          8.95         13.78         12.97         13.67         11.47
Average equity to average
  assets.......................        7.41          7.95          7.95          8.10          8.35          8.25          7.96
Interest rate spread...........        3.83          3.68          3.67          3.89          4.25          4.19          4.26
Net interest margin............        4.42          4.35          4.34          4.58          4.89          4.87          4.80
Tier 1 leverage capital ratio
  at end of period.............        6.99          8.13          6.43          8.18          7.56          8.51          7.72
Dividend payout ratio..........       30.36         33.98         52.12         33.33         33.07         27.27         18.53
Efficiency ratio(3)............       61.24         62.00         62.25         63.22         65.90         67.92         71.88
Nonperforming assets as a
  percent of total assets at
  end of period................        0.30          0.56          0.50          0.53          0.69          0.81          1.70

------------------------------

(1) Does not include loans held for sale.

                                         (footnotes continued on following page)

(2) Excluding merger expenses, Banknorth's basic income per share would have been $1.80, $1.94 and $1.56 for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1996, respectively, and Banknorth's diluted income per share would have been $1.78, $1.91 and $1.54 for the same respective periods.

(3) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trust and merger expenses, as a percentage of net interest income and noninterest income, excluding net gains/losses on sales of securities and in the nine months ended September 30, 1999, nonrecurring gains on bank-owned life insurance and the curtailment of a pension plan of an acquired company.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                       DECEMBER 31,
                                           SEPTEMBER 30,    ------------------------------------------------------------------
                                              1999(1)          1998          1997          1996          1995          1994
                                           --------------   -----------   -----------   -----------   -----------   ----------
BALANCE SHEET DATA:
Total assets.............................   $18,363,055     $16,453,120   $15,332,821   $12,894,768   $10,260,478   $9,539,051
Debt and equity securities, net..........     7,130,315       4,379,774     3,617,236     3,031,996     2,415,293    2,324,774
Total loans and leases, net(2)...........     9,488,988       9,770,039     9,862,103     8,378,323     6,622,873    6,194,674
Goodwill and other intangibles...........       187,575         204,587       158,535       117,026        41,229       43,788
Deposits.................................    11,729,487      12,016,212    11,088,410     9,996,458     8,221,318    7,653,679
Borrowings...............................     5,240,177       2,910,173     2,774,286     1,648,026     1,031,020      977,843
Shareholders' equity.....................     1,158,150       1,222,390     1,164,383     1,087,890       935,382      779,521
Nonperforming assets.....................        72,610          89,021        98,125        97,007       104,963      166,970
Book value per share.....................          8.01            8.37          7.97          7.39          6.82         5.76
Tangible book value per share............          6.71            6.97          6.88          6.59          6.52         5.43

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                               -------------------   --------------------------------------------------------
                                                 1999       1998        1998         1997        1996       1995       1994
                                               --------   --------   ----------   ----------   --------   --------   --------
OPERATIONS DATA:
Interest and dividend income.................  $904,233   $858,549   $1,146,160   $1,056,027   $871,617   $760,748   $641,972
Interest expense.............................   439,865    416,816      555,644      489,681    389,536    337,689    260,667
                                               --------   --------   ----------   ----------   --------   --------   --------
Net interest income..........................   464,368    441,733      590,516      566,346    482,081    423,059    381,305
Provision for loan and lease losses..........    17,570     17,467       23,775       15,763     15,850     20,410     39,948
                                               --------   --------   ----------   ----------   --------   --------   --------
Net interest income after provision for loan
  and lease losses...........................   446,798    424,266      566,741      550,583    466,231    402,649    341,357
Net securities gains.........................       655      3,502        6,423        2,837      3,520      1,067     (1,863)
Other noninterest income.....................   136,720    114,271      153,736      129,390    100,330     84,670     81,183
Noninterest expense (excluding special
  charges)...................................   343,175    338,449      452,594      436,609    374,380    335,096    342,888
Special charges(3)...........................    34,468     35,374       61,140       23,559     11,210      4,958        559
                                               --------   --------   ----------   ----------   --------   --------   --------
Income before income tax expense and
  cumulative effect of change in accounting
  principle..................................   206,530    168,216      213,166      222,642    184,491    148,332     77,230
Income tax expense...........................    68,407     54,040       71,422       77,154     61,447     47,370     20,372
Cumulative effect of a change in accounting
  principle..................................        --         --           --           --         --         --        138
                                               --------   --------   ----------   ----------   --------   --------   --------
Net income...................................  $138,123   $114,176   $  141,744   $  145,488   $123,044   $100,962   $ 56,996
                                               ========   ========   ==========   ==========   ========   ========   ========
Net income per share(4):
  Basic......................................  $   0.95   $   0.78   $     0.97   $     1.00   $   0.88   $   0.75   $   0.43
  Diluted....................................      0.93       0.77         0.95         0.98       0.87       0.74       0.42
Dividends per share(5).......................      0.35       0.33         0.44         0.38       0.34       0.26       0.18

                                         AT OR FOR THE
                                          NINE MONTHS
                                             ENDED                                   AT OR FOR THE YEAR ENDED
                                         SEPTEMBER 30,                                     DECEMBER 31,
                                     ----------------------      ----------------------------------------------------------------
                                       1999          1998          1998          1997          1996          1995          1994
                                     --------      --------      --------      --------      --------      --------      --------
OTHER DATA:
Return on average assets.......        1.06%         0.98%         0.90%         1.05%         1.08%         1.03%         0.62%
Return on average equity(6)....       15.35         13.05         11.96         13.01         12.53         11.66          7.35
Average equity to average
  assets(6)....................        6.92          7.51          7.55          8.07          8.66          8.82          8.37
Interest rate spread(6)........        3.38          3.55          3.51          3.80          4.00          4.40          4.30
Net interest margin(6).........        3.88          4.14          4.10          4.42          4.58          4.64          4.46
Tier 1 leverage capital ratio
  at end of period.............        6.52          7.67          7.22          7.65          8.11          8.83          8.13
Dividend payout ratio(5).......       37.77         38.61         37.37         42.12         34.19         30.41         40.61
Efficiency ratio(7)............       56.22         59.22         59.17         61.25         64.28         66.00         74.14
Nonperforming assets as a
  percent of total assets at
  end of period................        0.40          0.59          0.54          0.64          0.75          1.02          1.75

------------------------------

(1) The consolidated balance sheet data at September 30, 1999 reflects an estimated $31.0 million after-tax charge for one-time reorganization and restructuring costs related to the merger. The effect of the one-time charge has been reflected in the

                                         (footnotes continued on following page)
   consolidated balance sheet data but not in the consolidated operations and other financial data because it is nonrecurring. See "Management and Operations of Peoples Heritage After the Merger."

(2) Does not include loans held for sale.

(3) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to CFX Funding and, in the nine months ended September 30, 1999, a $7.4 million pre-tax charge relating to Peoples Heritage's exit from the correspondent mortgage banking business and a $1.5 million gain in connection with the curtailment of a pension plan of an acquired company.

(4) Excluding special charges, basic income per share would have been $1.11, $0.95, $1.28, $1.11, $0.95, $0.78 and $0.43 for the nine months ended
    September 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, and diluted income per share would have been $1.09, $0.93, $1.26, $1.08, $0.93, $0.77 and $0.43 for the same respective periods.

(5) Represents Peoples Heritage's historical dividends per share and dividend payout ratio.

(6) Excludes the effect of unrealized gains or losses on securities available for sale.

(7) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trust, special charges and a gain on the curtailment of a pension plan of an acquired company, as a percentage of net interest income and noninterest income, excluding net securities gains and nonrecurring gains on bank-owned life insurance and the curtailment of a pension plan of an acquired company.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This document and the documents incorporated herein by reference contain forward-looking statements by Peoples Heritage and Banknorth. These forward-looking statements include information about the financial condition, results of operations and business of Peoples Heritage upon completion of the merger, including statements relating to: (a) the estimated cost savings that will be realized from the merger; (b) the estimated impact on earnings per share of the merger; and (c) the restructuring charges expected to be incurred in connection with the merger. In addition, any of the words "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. Many possible events or factors could affect the future financial results and performance of Peoples Heritage after the merger and could cause such results or performance to differ materially from those expressed in forward-looking statements. These possible events or factors include the following:

    - estimated cost savings from the merger or other previously-announced mergers may not be fully realized within the expected time frame;

    - deposit attrition, customer loss or revenue loss following the merger or other previously-announced mergers may be greater than expected;

    - competitive pressure among depository and other financial institutions may increase significantly;

    - costs or difficulties related to the integration of the businesses of Peoples Heritage and its merger partners, including Banknorth, may be greater than expected;

    - changes in the interest rate environment may reduce interest margins;

    - general economic or business conditions, either nationally or in the states or regions in which Peoples Heritage does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

    - legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Peoples Heritage is engaged;

    - adverse changes may occur in the securities markets;

    - competitors of Peoples Heritage may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Peoples Heritage; and

    - Peoples Heritage's business activities could be adversely affected by data-sensitive software which recognizes a date using "00" as the year 1900 rather than the year 2000.

    Management of Peoples Heritage and Banknorth each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Peoples Heritage following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Peoples Heritage's and Banknorth's ability to control or predict.

                              GENERAL INFORMATION

    This document constitutes a proxy statement and is being furnished in connection with the solicitation of proxies by the boards of directors of Peoples Heritage Financial Group, Inc. and Banknorth Group, Inc. to be used at special meetings of shareholders of Peoples Heritage and Banknorth, to be held on Tuesday, March 7, 2000. The purpose of the special meetings is to consider and vote upon the merger agreement, as amended, between Peoples Heritage and Banknorth, which provides, among other things, for the merger of Banknorth with and into Peoples Heritage and for the name of the combined company to be "Banknorth Group, Inc."

    This document also constitutes a prospectus of Peoples Heritage relating to the Peoples Heritage common stock issuable to holders of Banknorth common stock upon completion of the merger. Based on (i) the 23,451,731 shares of Banknorth common stock outstanding on the record date for the Peoples Heritage and Banknorth special meetings, (ii) the 1,484,826 shares of Banknorth common stock issuable upon the exercise of employee stock options or pursuant to other Banknorth common stock equivalents outstanding on such date and (iii) a 1.825 exchange ratio, an estimated maximum of approximately 45.5 million shares of Peoples Heritage common stock will be issuable upon completion of the merger, which will represent approximately 29% of the outstanding Peoples Heritage common stock. The actual number of shares of Peoples Heritage common stock to be issued in the merger will depend on the number of shares of Banknorth common stock outstanding when the merger is completed, the number of shares of Banknorth common stock issuable upon the exercise of outstanding employee stock options at such time and the actual exchange ratio.

    Peoples Heritage has supplied all information contained or incorporated by reference herein relating to Peoples Heritage, and Banknorth has supplied all such information relating to Banknorth.

                              THE SPECIAL MEETINGS

TIME AND PLACE

    PEOPLES HERITAGE. A special meeting of shareholders of Peoples Heritage will be held at 10:30 a.m., eastern time, on Tuesday, March 7, 2000, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106.

    BANKNORTH. A special meeting of shareholders of Banknorth will be held at 10:30 a.m., eastern time, on Tuesday, March 7, 2000, at the Clarion Hotel & Conference Center, 1117 Williston Road, Burlington, Vermont 05403.

MATTERS TO BE CONSIDERED

    At the applicable special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement. You also may be asked to vote upon such other matters as may properly come before the special meeting, which may include a proposal to adjourn the special meeting. Any such adjournment or adjournments could be used for the purpose of allowing additional time for the managements of Peoples Heritage and Banknorth to solicit additional votes to approve the merger agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

    PEOPLES HERITAGE. The close of business on January 14, 2000 has been fixed by Peoples Heritage as the record date for the determination of holders of Peoples Heritage common stock entitled to notice of and to vote at the Peoples Heritage special meeting and any adjournment or adjournments. At the close of business on the record date, there were 101,959,636 shares of Peoples Heritage common stock outstanding and entitled to vote. Each share of Peoples Heritage common stock entitles the holder to one vote at the Peoples Heritage special meeting on all matters properly presented at the meeting.

    BANKNORTH. The close of business on January 14, 2000 has been fixed by Banknorth as the record date for the determination of holders of Banknorth common stock entitled to notice of and to vote at the Banknorth special meeting and any adjournment or adjournments. At the close of business on the record date, there were 23,451,731 shares of Banknorth common stock outstanding and entitled to vote. Each share of Banknorth common stock entitles the holder to one vote at the Banknorth special meeting on all matters properly presented at the meeting.

VOTES REQUIRED

    A quorum, consisting of the holders of a majority of the issued and outstanding shares of Peoples Heritage common stock or Banknorth common stock, as the case may be, must be present in person or by proxy before any action may be taken at the special meetings. The affirmative vote of the holders of a majority of the outstanding shares of Peoples Heritage common stock and Banknorth common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of Peoples Heritage and Banknorth, respectively.

    The proposal to adopt the merger agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" at the special meetings will be considered in determining the presence of a quorum at the special meetings but will not be counted as a vote cast for the merger agreement. Because the proposal to adopt the merger agreement is required to be approved by the holders of a majority of the outstanding shares of each of the Peoples Heritage common stock and the Banknorth common stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal at the special meetings.

    In connection with the execution of the merger agreement, Peoples Heritage and the directors and executive officers of Banknorth entered into an agreement pursuant to which, among other things, such persons agreed to vote their shares of Banknorth common stock (which amount to less than 1% of the shares of such stock outstanding, excluding shares subject to options) in favor of the merger agreement at the Banknorth special meeting. Peoples Heritage and the directors and executive officers of Peoples Heritage also have entered into an agreement pursuant to which, among other things, such persons agreed to vote their shares of Peoples Heritage common stock (which amount to less than 1.5% of the shares of such stock outstanding, excluding shares subject to options) in favor of the merger agreement at the Peoples Heritage special meeting. See "Certain Beneficial Owners of Peoples Heritage Common Stock," "Certain Beneficial Owners of Banknorth Common Stock" and "The Merger--Letter Agreements."

VOTING AND REVOCATION OF PROXIES

    Each copy of this document mailed to holders of Peoples Heritage common stock and Banknorth common stock is accompanied by a form of proxy for use at the Peoples Heritage special meeting or the Banknorth special meeting, as the case may be. Any shareholder executing a proxy may revoke it at any time before it is voted by:

    - filing written notice of revocation with the Secretary of Peoples Heritage (in the case of a Peoples Heritage shareholder) or the secretary of Banknorth (in the case of a Banknorth shareholder) at the address of Peoples Heritage or Banknorth set forth on its respective notice of special meeting of shareholders;

    - executing a later-dated proxy; or

    - attending the Peoples Heritage special meeting or the Banknorth special meeting, as applicable, and giving notice of such revocation in person.

Attendance at the applicable special meeting will not, in and of itself, constitute revocation of a proxy.

    Each proxy returned to Peoples Heritage or Banknorth (and not revoked) by a holder of Peoples Heritage common stock and Banknorth common stock, respectively, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the persons named in the accompanying proxies as to any proposed adjournment of the special meetings. Proxies that are voted against approval of the merger agreement will not be voted in favor of any motion to adjourn the special meetings to solicit more votes in favor of approval of the merger agreement.

    It is not expected that any matter other than those referred to herein will be brought before either of the special meetings. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

SOLICITATION OF PROXIES

    Each of Peoples Heritage and Banknorth will bear its costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that each company will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from shareholders of such company by telephone, telegram or in person without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and each company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Peoples Heritage has retained Morrow & Co. and Banknorth has retained D.F. King, each a professional proxy solicitation firm, to assist them in the solicitation of proxies. The fee payable to such firms in connection with the merger is $7,500 for Morrow and $6,000 for D.F. King, plus reimbursement for reasonable out-of-pocket expenses.

                                   THE MERGER

    The following information relating to the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Annex I. All shareholders are urged to read the merger agreement carefully.

GENERAL

    Under the terms and conditions set forth in the merger agreement, Banknorth will be merged with and into Peoples Heritage, which will assume the name "Banknorth Group, Inc." upon completion of the merger. At the effective time of the merger each share of common stock of Banknorth, par value $1.00 per share (together with the accompanying rights under the Banknorth shareholder rights plan), outstanding immediately before the effective time of the merger (except for any shares held by Peoples Heritage or Banknorth, other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will, by virtue of the merger and without any action on the part of the shareholder, be converted into the right to receive 1.825 shares of common stock of Peoples Heritage, par value $0.01 per share (together with accompanying rights under the Peoples Heritage shareholder rights plan), subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

    If, between the date of the merger agreement and the effective time of the merger, the shares of Peoples Heritage common stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within said period, the 1.825 exchange ratio will be adjusted accordingly. The exchange ratio also could be subject to possible adjustment under the termination provisions of the merger agreement, as discussed under "--Termination and Amendment" below.

BACKGROUND OF THE MERGER

    As part of its continuing efforts to enhance Banknorth's community banking franchise and maximize shareholder value, Banknorth's management and board of directors have regularly considered various strategic alternatives, including continuing as an independent institution, growing internally and through acquisitions of branches and of other community banks and entering into a strategic merger with a similarly sized or larger institution. Since its formation in 1989 from the merger of two Vermont-based bank holding companies, Banknorth has experienced significant growth, primarily through branch office and whole-bank acquisitions in markets contiguous to Vermont. See "Information about Banknorth--Acquisitions." These acquisitions have furthered Banknorth's goal of expanding its banking franchise into similar markets contiguous to its existing markets, while maintaining its strong community banking focus and local orientation.

    The respective managements of Banknorth and Peoples Heritage have for some time recognized the complimentary company profiles of Peoples Heritage and Banknorth, including the geographic proximity and economic and demographic similarities of their markets, and their similar community banking focus and corporate cultures. In mid-1997, representatives of the managements of Banknorth and Peoples Heritage entered into preliminary discussions about a possible business combination. Those discussions were general in nature and did not result in any agreement in principle on the form or amount of consideration or other material terms. Discussions were terminated when it became apparent, due to unusual trading activity in the Banknorth and Peoples Heritage common stock, that word of the discussions had leaked to the market.

    On March 25, 1999, Banknorth's president and chief executive officer, William H. Chadwick, announced his intention to retire at the end of 1999.
Mr. Chadwick's announcement, made during the first quarter, was timed to provide to the Banknorth board of directors a sufficient opportunity to engage in a considered and thorough search process for Mr. Chadwick's replacement. At its regular meeting in March, the Banknorth board of directors appointed a search committee, consisting of Banknorth vice chairman George W. Dougan and three outside directors, including chairman of the board Angelo P. Pizzagalli. All members of the search committee, except Mr. Dougan, are also members of the executive committee.

    Following his retirement announcement, Mr. Chadwick received a telephone call from a representative of Keefe Bruyette & Woods who suggested indirectly that Peoples Heritage might be interested in entering into discussions with Banknorth about a possible business combination. In early April, Mr. Chadwick received a telephone call from Peoples Heritage's chairman, president and chief executive officer, William J. Ryan. The two men discussed preliminarily the possibility of a business combination between Peoples Heritage and Banknorth, and the potential benefits to the shareholders and customers of both institutions that could result from the merger of their banking franchises.

    Consistent with Banknorth's continuing policy of exploring various strategic alternatives, Messrs. Chadwick and Pizzagalli met in mid-April with the chief executive officer of a community bank located in upstate New York to discuss a possible acquisition by Banknorth. This initial meeting did not result in any offer or negotiations.

    In light of Mr. Chadwick's recent discussions with Mr. Ryan, Messrs. Chadwick and Pizzagalli concluded that it would be desirable for Mr. Pizzagalli and Mr. Ryan to meet each other. On April 21, Messrs. Chadwick and Pizzagalli flew to Portland to meet with Mr. Ryan and to discuss the two companies' business and management philosophies and corporate cultures, and the substantial competitive advantages that might result from a consolidation of the two companies.

    On April 22, the Banknorth search committee met to discuss the status of the search for Mr. Chadwick's replacement. At this meeting, Messrs. Chadwick and Pizzagalli reported to the committee on their preliminary discussions with Mr. Ryan. The members of the committee indicated their support for continued discussions with Peoples Heritage, although the committee did not take any formal action.

    On May 6, 1999, Messrs. Chadwick and Ryan met in Boston to continue their discussions. On May 12, the executive committee of Banknorth's board of directors, consisting of Mr. Chadwick and six outside directors, including
Mr. Pizzagalli, met jointly with the search committee to discuss the status of the discussions with Peoples Heritage. Representatives of Banknorth's financial advisor, Sandler O'Neill, were also present at the meeting and reviewed, among other things, historical information about the assets, liabilities, financial and market performance of Banknorth and Peoples Heritage, as well as pro forma information for the combined entity under various exchange ratio scenarios. Sandler O'Neill also presented a financial analysis of other strategic alternatives. Following a discussion of a possible business combination with Peoples Heritage and other strategic alternatives, the executive committee authorized Mr. Chadwick to continue his exploratory discussions with Mr. Ryan.

    On May 21, Messrs. Chadwick and Ryan met again in Boston. The topics discussed included the companies' shared strategic objectives, the composition of the board of directors and senior management of Peoples Heritage following the merger, future plans for the merger of certain of the subsidiary banks, retention of jobs in Vermont, consolidation of trust operations through The Stratevest Group, N.A. and retention of Stratevest's Vermont headquarters, and potential cost savings through consolidation of functions and systems. Also on May 21, representatives of Banknorth and Peoples Heritage executed a customary confidentiality agreement in anticipation of beginning the due diligence investigation process.

    Mr. Chadwick reported to the board of directors of Banknorth on the status of his discussions with Mr. Ryan at the Board's regularly scheduled meeting on May 25, 1999. Representatives of Sandler O'Neill were present at the meeting to discuss the financial terms of the proposed transaction. Among the matters included in Sandler O'Neill's presentation was comparative information for both companies on stock price, earnings, price/earnings multiples, dividend payout rates, tangible earning assets, net interest margin and efficiency ratios. Sandler O'Neill also discussed current market trends for large cap and small cap stocks and for bank stocks generally, and analyzed several possible stock-for-stock exchange ratios. Following discussion, the board of directors of Banknorth authorized management to continue discussions with Peoples Heritage, including negotiation of an acceptable exchange ratio, and to present the matter to the board of directors for further consideration after more definitive terms had been negotiated. The board of directors also requested that management and Sandler O'Neill present to it an analysis of the Peoples Heritage proposal in comparison to other strategic alternatives for maximizing shareholder value.

    Following the May 25 meeting of the Banknorth board of directors, senior management and financial and legal representatives of each of Banknorth and Peoples Heritage continued to discuss the financial and other terms of the proposed merger, including the exchange ratio, as well as each company's respective business and operations. Banknorth and Peoples Heritage also exchanged financial and other information with respect to their respective business and operations.

    On June 1, 1999, the Peoples Heritage board of directors held a special meeting to consider the merger agreement and the terms of the proposed merger. The Peoples Heritage board of directors previously had considered the proposed merger at meetings held on May 25 and May 27, 1999. At the meeting on July 1, Messrs. Ryan and Peter J. Verrill, executive vice president and chief financial officer of Peoples Heritage, reviewed the reasons for and potential benefits of the merger and discussed management's due diligence investigation of Banknorth; Carol L. Mitchell, executive vice president and general counsel of Peoples Heritage, reviewed the terms of the merger agreement and related documents, including the reciprocal stock option agreements; and representatives of Keefe, Bruyette & Woods made a presentation regarding the financial terms of the merger and the fairness, from a financial point of view, of the proposed exchange ratio to the shareholders of Peoples Heritage. Following a thorough discussion and consideration of the factors discussed below under "--Reasons for the Merger; Recommendations of the Boards of Directors--Peoples Heritage," the Peoples Heritage directors present at the meeting unanimously approved the merger agreement and the merger and authorized the execution of the merger agreement and the reciprocal stock option agreements.

    On the evening of June 1, 1999, the Banknorth board of directors held a special meeting to consider the merger agreement and the terms of the proposed merger. At this meeting, outside counsel for Banknorth reviewed the fiduciary obligations of the board of directors to the shareholders of Banknorth, and reviewed in detail the terms and conditions of the draft merger agreement and its exhibits, including the reciprocal stock option agreements. Representatives of Banknorth's independent public accountants also were present and discussed the proposed accounting treatment for the merger. At this meeting Banknorth management reported in detail on the results of its due diligence investigation of Peoples Heritage. In addition, representatives of Sandler O'Neill made a detailed presentation of the financial terms of the merger and the fairness, from a financial point of view, of the proposed exchange ratio to the shareholders of Banknorth, as well as analyzed other potential strategic alternatives. Following a thorough discussion and consideration of the factors discussed below under "--Reasons for the Merger; Recommendations of the Boards of Directors--Banknorth," the Banknorth directors present at the meeting unanimously approved the merger agreement and the merger and authorized the execution of the merger agreement and the reciprocal stock option agreements.

    Agreement was reached on final terms and the merger agreement and exhibits were executed late in the evening on June 1. The companies made a joint public announcement of the proposed merger before the start of trading on the morning of June 2.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    BANKNORTH. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Banknorth board of directors considered a number of factors, including:

    - the respective business, operations, asset quality, financial condition, earnings, strategic business plans, histories of successful acquisitions, competitive positions and stock price performance of Banknorth and Peoples Heritage (see "--Background of the Merger," "Summary--Selected Consolidated Financial Data of Peoples Heritage" and "Summary--Selected Consolidated Financial Data of Banknorth");

    - the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency, credit quality, product diversification and serving the banking needs of small towns and semi-rural communities, and the companies' compatible management teams;

    - the projected market capitalization and market position of the combined entity, the diversification of the companies' asset and deposit bases, and the ability of the combined company to compete more effectively in New England and elsewhere (see "Summary--Selected Pro Forma Consolidated Financial Data" and "Pro Forma Combined Consolidated Financial Information");

    - the pro forma financial effects of the proposed transactions, including the cost savings (resulting from back office efficiencies, layoffs, consolidations and other cost savings) and enhanced revenue anticipated to result from the merger, and the effects of the merger on the risk-based and leverage capital ratios of the combined company and its subsidiary banks (see "Summary--Selected Pro Forma Consolidated Financial Data" and "Pro Forma Combined Consolidated Financial Information");

    - the likely impact of the proposed merger on the employees and customers of Banknorth and its subsidiaries, on the communities in which Banknorth presently conducts its business and on Banknorth's other constituencies;

    - the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services;

    - the exchange ratio in the merger from a number of valuation perspectives, as presented by Sandler O'Neill, and the current market value of the merger to Banknorth's shareholders (see "--Opinions of Financial Advisors--Banknorth");

    - the June 1, 1999 opinion of Sandler O'Neill that the exchange ratio is fair to Banknorth's shareholders from a financial point of view (see "--Opinions of Financial Advisors--Banknorth");

    - the terms of the merger agreement, including the proposed board representation and management structure of the combined company, and the termination provisions applicable in the event of a significant decline in the price of Peoples Heritage common stock relative to a market index prior to the consummation of the merger (see "--Termination and Amendment" and "Management and Operations of Peoples Heritage After the Merger");

    - the terms of the stock option agreements (see "--Stock Option
      Agreements");

    - the nature of, and likelihood of obtaining, the regulatory and shareholder approvals that would be required in order to consummate the merger (see "--Regulatory Approvals");

    - the treatment of the merger as a pooling of interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "--Certain Federal Income Tax Consequences" and "--Accounting Treatment of the Merger");

    - the restructuring charge of approximately $31.0 million on an after-tax basis that the combined company is expected to take in connection with the merger and the impact of this charge on the combined company's earnings (see "Management and Operations of Peoples Heritage After the Merger"); and

    - the consolidation, following the merger, of Peoples Heritage's trust operations into The Stratevest Group, N.A. and the retention of Stratevest's headquarters in Vermont for at least two years, and the resulting positive impact on employment in Vermont.

    The foregoing discussion of the information and factors considered by the Banknorth board of directors is not intended to be exhaustive but includes all material factors considered by the Banknorth board of directors. In reaching its determination to approve and recommend the merger, the Banknorth board of directors did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

    FOR THE REASONS DESCRIBED ABOVE, THE BANKNORTH BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF BANKNORTH AND ITS SHAREHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, THE BANKNORTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    PEOPLES HERITAGE. Peoples Heritage's acquisition strategy consists of identifying financial institutions which have business philosophies which are similar to those of Peoples Heritage, operate in strong markets that are geographically compatible with the markets in which Peoples Heritage operates, are financially sound and can be acquired for reasonable cost. Acquisitions also are evaluated in terms of asset quality, interest rate risk, potential operating efficiencies and revenue enhancements and management capabilities.

    In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the Peoples Heritage board of directors considered a number of factors, including:

    - the Peoples Heritage board's review, with the assistance of management and of Keefe, Bruyette & Woods, of the financial condition, results of operations, business and overall prospects of Banknorth;

    - the fact that Banknorth's strong banking franchises in Vermont and upstate New York are contiguous to Peoples Heritage's existing banking franchises in New Hampshire and Massachusetts and that Banknorth's franchises in Massachusetts and New Hampshire significantly enhance Peoples Heritage's franchises in these states with little overlap;

    - the enhanced ability of the combined entity to compete against larger competitors;

    - the financial presentations of senior management and Keefe, Bruyette & Woods and the opinion of Keefe, Bruyette as to the fairness of the exchange ratio from a financial point of view to the Peoples Heritage shareholders (see "--Opinions of Financial Advisors--Peoples Heritage");

    - the terms of the merger agreement and the stock option agreements (see "--Stock Option Agreements");

    - the anticipated cost savings and operating synergies available to the combined company subsequent to consummation of the merger, as well as the restructuring charge of approximately $31.0 million on an after-tax basis that the combined company is expected to take in connection with the merger and the impact of this charge on the combined company's earnings (see "Management and Operations of Peoples Heritage After the Merger");

    - the expectation that the merger will be a tax-free transaction to Peoples Heritage (see "--Certain Federal Income Tax Consequences");

    - the expectation that the merger will qualify for pooling of interests accounting treatment (see "--Accounting Treatment of the Merger"); and

    - the nature of, and likelihood of obtaining, the regulatory and shareholder approvals that would be required in order to consummate the merger (see "--Regulatory Approvals").

    The foregoing discussion of the information and factors discussed by the Peoples Heritage board of directors is not meant to be exhaustive but includes all material factors considered by the Peoples Heritage board of directors. In reaching its determination to approve and recommend the merger, the Peoples Heritage board of directors did not assign relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

    FOR THE REASONS DESCRIBED ABOVE, THE PEOPLES HERITAGE BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF PEOPLES HERITAGE AND ITS SHAREHOLDERS. THE PEOPLES HERITAGE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

    BANKNORTH. By letter agreement dated as of May 26, 1999, Banknorth retained Sandler O'Neill as an independent financial advisor in connection with Banknorth's consideration of a possible business combination with Peoples Heritage. Sandler O'Neill is a nationally-recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    Sandler O'Neill acted as financial advisor to Banknorth in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the Banknorth board of directors, representatives of Sandler O'Neill attended an executive committee meeting on May 12, 1999 and the regular meeting of the Banknorth board of directors on May 25, 1999, at which a possible business combination with Peoples Heritage was discussed. Representatives of Sandler O'Neill also attended the June 1, 1999 meeting of the Banknorth board of directors at which the board considered and approved the merger agreement. At the June 1 meeting, Sandler O'Neill delivered to the Banknorth board of directors its oral opinion, subsequently confirmed in writing, that as of such date, the exchange ratio was fair to the Banknorth shareholders from a financial point of view. Sandler O'Neill also has delivered to the Banknorth board of directors a written opinion dated the date of this prospectus/joint proxy statement which is substantially identical to the June 1, 1999 opinion.

    The full text of the Sandler O'Neill opinion is attached as Annex IV to this prospectus/joint proxy statement. The Sandler O'Neill opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The Sandler O'Neill opinion is incorporated by reference into this description of the opinion and this description is qualified in its entirety by reference to the Sandler O'Neill opinion. Banknorth shareholders are urged to carefully read the Sandler O'Neill opinion in connection with their consideration of the proposed merger.

    THE SANDLER O'NEILL OPINION WAS DIRECTED TO THE BANKNORTH BOARD OF DIRECTORS AND WAS PROVIDED TO THE BANKNORTH BOARD FOR ITS INFORMATION IN CONSIDERING THE MERGER. THE SANDLER O'NEILL OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO BANKNORTH SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF BANKNORTH TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY BANKNORTH SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

    In rendering its June 1, 1999 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Peoples Heritage or Banknorth and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Peoples Heritage and Banknorth and the companies to which they are being compared.

    The earnings projections for Banknorth and Peoples Heritage relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon 1999 internal projections of Banknorth and Peoples Heritage provided to Sandler O'Neill and on published IBES consensus earnings estimates for 2000. For periods after 2000, Sandler O'Neill assumed an annual growth rate on earning assets of 5% in the case of Banknorth and 8% in the case of Peoples Heritage. The 1999 earnings projections furnished to Sandler O'Neill were prepared by the senior managements of Banknorth and Peoples Heritage for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

    In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Banknorth, Peoples Heritage and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses for purposes of rendering its opinion and provided such analyses to the Banknorth Board at the June 1st meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Banknorth common stock or Peoples Heritage common stock or the prices at which Banknorth common stock or Peoples Heritage common stock may be sold at any time.

    SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Peoples Heritage common stock on May 28, 1999 of $18.75 and an exchange ratio of 1.825, Sandler O'Neill calculated an implied transaction value per share of Banknorth common stock of $34.22. The implied aggregate transaction value was approximately $811 million, based upon 23,699,591 diluted shares of Banknorth common stock outstanding, which was determined using the treasury stock method at the implied value of $34.22.

    Based upon Banknorth's March 31, 1999 financial information, Sandler O'Neill calculated the following ratios:

Implied value/Tangible book value...........................     3.19x
Implied value/Actual last twelve months' earnings per
  share.....................................................    24.44x
Implied value/Normalized last twelve months' earnings per
  share(1)..................................................    17.11x

------------------------

(1) Reflects management's estimate of last twelve months normalized earnings per share of $2.00, which excludes one-time merger related charges.

    For purposes of Sandler O'Neill's analyses, earnings per share were based on diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 28% premium over the May 28, 1999 closing price of the Banknorth common stock of $26.69.

    STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Banknorth common stock and Peoples Heritage common stock, and the relationship between the movements in the prices of Banknorth common stock and Peoples Heritage common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and, in the case of Banknorth, the median performance of a composite group of publicly-traded regional commercial banks selected by Sandler O'Neill and, in the case of Peoples Heritage, the median performance of a composite group of regional savings institutions selected by Sandler O'Neill. During the one year period ended May 28, 1999, the Banknorth common stock underperformed each of the indices to which it was compared, and the Peoples Heritage common stock outperformed its composite group index, matched the NASDAQ Bank Index and underperformed the S&P Index.

    COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Banknorth with that of Peoples Heritage and the following three groups of commercial banks:

    - The Regional Group, consisting of Banknorth and the following 12 publicly-traded regional commercial banks: BSB Bancorp, Inc., Chittenden Corporation, Commerce Bancorp, Inc., Community Bank Systems, Inc., Fulton Financial Corp., Hudson United Bancorp, Independent Bank Corp., Keystone Financial, Inc., TrustCo Bank Corp NY, United National Bancorp, UST Corp. and Valley National Bancorp.

    - The New England Group, consisting of Banknorth and the following 10 publicly-traded New England commercial banks: Camden National Corp., CCBT Bancorp, Inc., Century Bancorp, Inc., Chittenden Corporation, Granite State Bankshares, Inc., Independent Bank Corp., Merchants
      Bancshares, Inc., New England Community Bancorp, UST Corp. and Washington Trust Bancorp, Inc.

    - The Highly Valued Group, consisting of the following 16 publicly-traded commercial banks that had a return on average equity (based on last twelve months' earnings) of greater than 16% and a price to tangible book value of greater than 178%: BOK Financial Corp., CCB Financial Corp., City National Corp., Commerce Bancorp, Inc., Cullen/Frost Bankers Inc., Greater Bay Bancorp, Hamilton Bancorp, Inc., Irwin Financial Corp., National Commerce Bancorp, National

      Penn Bancshares, Park National Corp., Republic Bancorp, Inc., TrustCo Bank Corp NY, Valley National Bancorp, Westamerica Bancorp and Wilmington Trust Corp.

    The analysis compared publicly available financial information for Banknorth and Peoples Heritage and the median data for each of the Regional Group, New England Group and Highly Valued Group as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended
March 31, 1999. The table below shows the comparative data as of and for the twelve months ended March 31, 1999.

                                                 REGIONAL    NEW ENGLAND      HIGHLY        PEOPLES
                                   BANKNORTH      GROUP         GROUP      VALUED GROUP    HERITAGE
                                   ----------   ----------   -----------   ------------   -----------
Total assets.....................  $4,338,522   $4,338,522   $9,972,761     $4,730,452    $12,594,324
Annual growth rate of total
  assets.........................        8.42%        8.39%       10.12%          8.24%          6.51%
Total equity/total assets........        7.48%        7.61%        8.47%          7.71%          7.19%
Intangible assets/total equity...       23.18%        5.56%        5.98%          3.14%         13.41%
Net loans/total assets...........       65.01%       63.74%       64.26%         66.19%         57.59%
Cash and securities/total
  assets.........................       29.45%       29.85%       31.87%         28.91%         36.60%
Gross loans/total deposits.......       80.21%       80.02%       82.78%         83.01%         89.62%
Total borrowings/total assets....        8.35%       11.51%       12.03%         11.55%         26.03%
Non-performing assets/total
  assets.........................         .43%         .38%         .42%           .29%           .43%
Loan loss reserve/gross loans....        1.59%        1.48%        1.58%          1.60%          1.50%
Net interest margin..............        4.35%        4.34%        4.52%          4.51%          4.00%
Loan loss provision/average
  assets.........................         .22%         .21%         .12%           .21%           .13%
Non-interest income/average
  assets.........................        1.11%         .91%        1.02%           .91%          1.33%
Non-interest expense/average
  assets.........................        3.26%        3.10%        3.12%          3.08%          2.65%
Efficiency ratio.................       59.31%       56.85%       59.32%         52.01%         53.96
Return on average assets.........        1.17%        1.12%        1.17%          1.57%          1.28%
Return on average equity.........       15.82%       15.02%       15.23%         18.51%         17.28%
Price/tangible book value per
  share..........................         248%         249%         213%           332%           248%
Price/earnings per share.........       13.35x        14.8x       13.35x         18.17x         13.09x
Dividend yield...................        2.70%        3.26%        2.69%          2.01%          2.45%
Dividend payout ratio............        24.8%       45.26%       36.55%         36.52%         30.24%

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed certain other transactions involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 49 transactions announced nationwide from January 1, 1999 to May 25, 1999 (the "Nationwide Transactions") and seven transactions announced from May 30, 1998 to May 25, 1999 in the New England region, comprising Connecticut, Massachusetts, Rhode Island, Maine, New Hampshire and Vermont (the "New England Transactions"). Sandler O'Neill reviewed the ratios of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets and computed high, low, mean, and median ratios and premiums to market for the respective groups of transactions. These multiples were applied to Banknorth's financial information as of and for the twelve months ended
March 31, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Banknorth common stock of $30.89 to $44.79 based upon the median multiples for Nationwide Transactions and $28.72 to $45.97 based upon the median multiples for New

England Transactions. As calculated by Sandler O'Neill, the implied transaction value per share of Banknorth common stock in the merger was $34.22.

                                                                 NATIONWIDE            NEW ENGLAND
                                                                TRANSACTIONS          TRANSACTIONS
                                                             -------------------   -------------------
                                                              MEDIAN    IMPLIED     MEDIAN    IMPLIED
                                                             MULTIPLE    VALUE     MULTIPLE    VALUE
                                                             --------   --------   --------   --------
Deal price/Last twelve months earnings per share(1)........    21.92x    $43.83      23.00x    $45.97
Deal price/Book value......................................     2.74x     38.02       2.60x     36.17
Deal price/Tangible book value.............................     2.89x     30.89       2.69x     28.72
Tangible book premium/Core deposits........................    21.92%     41.98      16.81%     34.65
Deal price/Total assets....................................    24.43%     44.79      22.04%     40.40
Premium to market..........................................    37.95%     36.82      44.85%     38.66

------------------------

(1) Based on a normalized earnings per share of $2.00.

    DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Banknorth through December 31, 2004 under various circumstances, assuming Banknorth's current dividend payout ratio and that Banknorth performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Banknorth common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 7x to 24x and applied multiples of tangible book value ranging from 100% to 475%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Banknorth common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Banknorth common stock of $14.47 to $54.19 when applying the price/earnings multiples and $14.51 to $70.53 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of Banknorth common stock in the merger was $34.22.

                                                PRICE/EARNINGS         TANGIBLE BOOK
                                                   MULTIPLES          VALUE MULTIPLES
                                              -------------------   -------------------
DISCOUNT RATE                                    7X        24X        1.0X      4.75X
-------------                                 --------   --------   --------   --------
 9%.........................................   $19.42     $54.19     $19.46     $70.53
11..........................................    17.58      48.51      17.62      63.05
13..........................................    15.94      43.47      15.98      56.41
15..........................................    14.47      38.99      14.51      50.52

    Sandler O'Neill discussed the above ranges of multiples with the Banknorth board of directors, with special focus on transactions having price/earnings multiples of between 11x and 21x, and on transactions having tangible book value multiples of between 1.75x and 3.25x. In connection with its analysis, Sandler O'Neill also considered and discussed with the Banknorth board of directors how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

    PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon the exchange ratio of 1.825, Peoples Heritage's and Banknorth's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of Banknorth and Peoples Heritage. As illustrated in the following table, this analysis indicated that the merger would be accretive to Banknorth's projected earnings per share, tangible book value per share and dividend as of December 31, 2000. Also, the analysis indicated that the merger would be dilutive to Peoples Heritage's earnings and tangible book value per share for the year ended December 31, 2000. The actual results achieved by Peoples Heritage and Banknorth may vary from projected results and the variations may be material.

                                                       PEOPLES HERITAGE              BANKNORTH
                                                    -----------------------   -----------------------
YEAR ENDING DECEMBER 31, 2000                       STAND ALONE   PRO FORMA   STAND ALONE   PRO FORMA
-----------------------------                       -----------   ---------   -----------   ---------
Projected earnings per share......................     $1.81        $1.76        $ 2.47      $ 3.22
Projected tangible book value.....................      9.80         8.93        $14.18      $16.30
Projected dividend................................       .61          .61           .88        1.10
Projected leverage capital ratio..................      8.17%        6.67%           NM          NM

------------------------

(1) Determined by multiplying the Peoples Heritage values by the exchange ratio.

    CONTRIBUTION ANALYSIS. Sandler O'Neill reviewed the relative contributions to be made by Banknorth and Peoples Heritage to the combined institution based on data at and for the twelve months ended March 31, 1999. This analysis indicated that the implied contributions to the combined entity were as follows:

                                                      BANKNORTH   PEOPLES HERITAGE
                                                      ---------   ----------------
Total assets........................................    25.6%           74.4%
Total net loans.....................................    28.0            72.0
Goodwill............................................    38.3            61.7
Total deposits......................................    30.3            69.7
Total borrowings....................................     9.8            90.2
Tangible equity.....................................    24.1            75.9
Total equity........................................    26.4            73.6
LTM net income......................................    26.6            73.4
LQA net income......................................    25.0            75.0
Percentage of pro forma shares owned................    27.7            72.3

    In connection with rendering its June 1, 1999 opinion, Sandler O'Neill reviewed, among other things:

    - the merger agreement and exhibits thereto;

    - the stock option agreements between Banknorth and Peoples Heritage;

    - certain publicly-available financial statements of Banknorth and other historical financial information provided by Banknorth that they deemed relevant;

    - certain publicly-available financial statements of Peoples Heritage and other historical financial information provided by Peoples Heritage that they deemed relevant;

    - certain internal financial analyses and forecasts of Banknorth prepared by and reviewed with management of Banknorth and the views of senior management of Banknorth, based on certain limited discussions with certain members of senior management, regarding Banknorth's past and current business, financial condition, results of operations and future prospects;

    - certain internal financial analyses and forecasts of Peoples Heritage prepared by and reviewed with management of Peoples Heritage and the views of senior management of Peoples Heritage, based on certain limited discussions with certain members of senior management, regarding

      Peoples Heritage's past and current business, financial condition, results of operations and future prospects;

    - the pro forma impact of the merger;

    - the publicly-reported historical price and trading activity for Banknorth's and Peoples Heritage's common stock, including a comparison of certain financial and stock market information for Banknorth and Peoples Heritage with similar publicly available information for certain other companies the securities of which are publicly traded;

    - the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available;

    - the current market environment generally and the banking environment in particular; and

    - such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

    In connection with rendering the updated Sandler opinion, included as Annex IV to this document, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its June 1, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

    In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Banknorth or Peoples Heritage or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Banknorth or Peoples Heritage, nor has it reviewed any individual credit files relating to Banknorth or Peoples Heritage. With Banknorth's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Banknorth and Peoples Heritage are adequate given the inherent risk of loss in the respective loan portfolios and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Banknorth or Peoples Heritage. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Banknorth and Peoples Heritage and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

    Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Banknorth's consent, that there has been no material change in Banknorth's and Peoples Heritage's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Banknorth and Peoples Heritage will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

    Banknorth has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Peoples Heritage common stock on January 28, 2000 (the latest practicable date prior to the date of this document), Banknorth would pay Sandler O'Neill a transaction fee of approximately $ million, of which approximately $1.26 million has been paid and the balance will be paid when the merger is closed. Banknorth has also paid Sandler O'Neill a fee of $250,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Banknorth has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

    Sandler O'Neill has in the past provided certain other investment banking services to Banknorth and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Banknorth and Peoples Heritage and may actively trade the equity or debt securities of Banknorth and Peoples Heritage and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    PEOPLES HERITAGE. On June 1, 1999, Peoples Heritage formally engaged Keefe, Bruyette & Woods, Inc. ("KBW") to provide a fairness opinion in connection with the merger with Banknorth. Pursuant to the terms of its engagement, KBW agreed to assist Peoples Heritage in analyzing, structuring, negotiating and effecting a transaction with Banknorth. Peoples Heritage selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Peoples Heritage and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    As part of its engagement, representatives of KBW attended the meeting, held on June 1, 1999, at which the Peoples Heritage board of directors considered and approved the merger agreement. At the June 1, 1999 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of such date, the exchange ratio was fair to the holders of shares of Peoples Heritage common stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this prospectus/joint proxy statement.

    The full text of KBW's updated written opinion dated as of the date of this prospectus/joint proxy statement is attached as Annex V hereto and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Annex V. Peoples Heritage shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in connection therewith.

    KBW'S OPINION IS DIRECTED TO THE PEOPLES HERITAGE BOARD OF DIRECTORS AND ADDRESSES ONLY THE EXCHANGE RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PEOPLES HERITAGE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE PEOPLES HERITAGE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

    KBW has informed Peoples Heritage that in arriving at its written opinion, KBW, among other things:

    - reviewed Peoples Heritage's annual reports on Form 10-K and related audited financial information for the three fiscal years ended
      December 31, 1998 and Peoples Heritage's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1999 and September 30, 1998;

    - reviewed Banknorth's annual reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1998 and Banknorth's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1999 and September 30, 1998;

    - reviewed certain limited financial information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects of Peoples Heritage and Banknorth furnished to KBW by senior management of Peoples Heritage and Banknorth, as well as projected cost savings estimates and transaction related expenses expected to result from the merger furnished to it by senior management of Peoples Heritage;

    - conducted certain limited discussions with members of senior management of Peoples Heritage and Banknorth concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of Peoples Heritage and Banknorth and their respective views as to the future financial performance of Peoples Heritage, Banknorth, and the combined entity, as the case may be, following the merger;

    - reviewed the historical market prices and trading activity for the Peoples Heritage common stock and the Banknorth common stock and compared them with that of certain publicly traded companies which KBW deemed to be relevant;

    - compared the respective results of operations of Peoples Heritage and Banknorth with those of certain companies which KBW deemed to be relevant;

    - compared the proposed financial terms of the merger contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions which KBW deemed to be relevant;

    - reviewed the amount and timing of the expected savings to result from the merger, as prepared by, and discussed with, senior management of Peoples Heritage;

    - considered, based upon information provided by Peoples Heritage's senior management, the pro forma impact of the merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Peoples Heritage;

    - reviewed the merger agreement; and

    - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as KBW deemed necessary.

    In preparing its opinion, KBW, with Peoples Heritage's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Peoples Heritage and Banknorth, including the information set forth above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Peoples Heritage or Banknorth or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and, with Peoples Heritage's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of Peoples Heritage or Banknorth, nor has it reviewed any individual credit files relating to Peoples Heritage or Banknorth, and, with Peoples Heritage's consent, it assumed that the respective aggregate allowances for loan losses for both Peoples Heritage and Banknorth are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of Peoples Heritage or Banknorth. With Peoples Heritage's consent, KBW also assumed and relied upon the senior management of Peoples Heritage and Banknorth as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, KBW. In that regard, KBW assumed with Peoples Heritage's consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, expected savings and operating synergies which are expected to result from the merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations, reflect the best currently available estimates and judgments of the senior managements of Peoples Heritage and Banknorth. KBW's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement. KBW's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

    KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the merger.

    In connection with rendering its opinion dated June 1, 1999, KBW performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard, although it describes all material analyses performed by KBW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

    In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Peoples Heritage, Banknorth and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness to the shareholders of Peoples Heritage of the 1.825 exchange ratio and were provided to the Peoples Heritage board of directors in connection with the delivery of KBW's opinion. KBW gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to Peoples Heritage or Banknorth. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which Peoples Heritage and Banknorth might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just one of many factors taken into consideration by the Peoples Heritage board of directors.

    The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Peoples Heritage and Banknorth. Peoples Heritage and Banknorth do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

    The following is a summary of the material analyses presented by KBW to the Peoples Heritage board of directors on June 1, 1999 in connection with its June 1, 1999 opinion.

    SUMMARY OF PROPOSAL. KBW calculated multiples which were based on the assumed per share purchase price of $34.22 (derived by multiplying the exchange ratio of 1.825 by $18.75, the last reported sale price for the Peoples Heritage common stock before the meeting of the Peoples Heritage board of directors on June 1, 1999). Banknorth's March 31, 1999 stated book value was $13.98, stated tangible book value was $10.63, and 1999 and 2000 earnings per share estimates (provided by First Call Corporation, a nationally-recognized earnings consolidator) were $2.25 and $2.47, respectively. Based on this data, the price to stated book value multiple was 2.45 x, the price to stated tangible book value multiple was 3.22x, and the price to the 1999 and 2000 earnings estimates per share was 15.21x and 13.85x, respectively.

    ANALYSIS OF SELECTED MERGER TRANSACTIONS. KBW reviewed certain financial data related to comparable nationwide pooling acquisitions of bank holding companies announced between May 28, 1998 and May 28, 1999 with announced deal values from $200 million to $3 billion. Comparisons were based on both announced transaction values and adjusted values, calculated by adjusting the announced value proportionately with the interim change in the buyer's stock price. The transactions included in the comparable transactions group were: U.S. Bancorp/Western Bancorp, Zions Bancorp/Pioneer Bancorp, Citizens Banking Corp./F&M Bancorp Inc., Old Kent Financial Corp./Pinnacle Banc Group, U.S. Bancorp/Bank of Commerce, Summit Bancorp/Prime Bancorp Inc., BB&T Corp./Mason-Dixon Bankshares, Chittenden Corp./Vermont Financial, Sky Financial Group/First Western Bancorp, BB&T Corp./MainStreet Financial, City Holding Company/Horizon Bancorp Inc., Banknorth Group Inc./ Evergreen Bancorp, Santa Barbara Bancorp/Pacific Capital Bancorp, First Commonwealth/Southwest National Corp., First American Corp./Pioneer Bankshares, and First Hawaiian Inc./Bank of the West. The results of KBW's review are set forth in the following table.

                                                        ANNOUNCED    ANNOUNCED     ADJUSTED     ADJUSTED
                                                        COMPARABLE   COMPARABLE   COMPARABLE   COMPARABLE
                                          TRANSACTION     GROUP        GROUP        GROUP        GROUP
                                          -----------   ----------   ----------   ----------   ----------
Deal Price/Book Value...................       245%         317%         323%         289%         252%
Deal Price/Tangible Book Value..........       322%         357%         344%         327%         293%
Deal Price/Trailing 12 Months Earnings
  per Share.............................     18.88x       24.68x       24.20x       22.32x       22.46x
Deal Price/Forward Earnings per Share...     13.85x       21.46x       21.50x       19.41x       19.48x
Deal Price/Total Assets.................     18.56%       29.95%       29.90%       27.03%       26.06%
Core Deposit Premium....................     17.01%       30.68%       31.17%       27.99%       25.14%
Premium to Seller's Prior Closing
  Price.................................     28.22%       32.67%       27.60%       24.16%       22.74%
Premium of Deal Price/Fwd. EPS to
  Peoples Heritage's Trading Price/Fwd.
  EPS...................................     33.00%       33.15%       25.81%       33.15%       25.81%

    No company or transaction used as a comparison in the above analysis is identical to Peoples Heritage, Banknorth or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    SELECTED PEER GROUPS ANALYSES. KBW compared the financial performance and market performance of Peoples Heritage, Banknorth and the pro forma company based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of a group of comparable Northeastern bank and thrift holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended March 31, 1999, and data for Peoples Heritage was normalized for the acquisition of SIS Bancorp, Inc., which closed on January 1, 1999. Stock price information was as of May 28, 1999. The companies in the peer group were Sovereign Bancorp, Inc., M&T Bank Corporation, North Fork Bancorporation, Inc., Webster Financial Corporation, Hudson United Bancorp, Keystone Financial, Inc., Valley National Bancorp and Commerce
Bancorp, Inc. The results of these comparisons are set forth in the following table.

                                             PEOPLES                            PEER GROUP   PEER GROUP
                                             HERITAGE   BANKNORTH   PRO FORMA    AVERAGE       MEDIAN
                                             --------   ---------   ---------   ----------   ----------
Return on Average Assets...................    1.24%       1.17%       1.23%       1.31%        1.27%
Return on Average Equity...................   17.01%      15.82%      16.87%      17.79%       16.83%
Net Interest Margin........................    3.86%       4.39%       4.03%       3.93%        4.14%
Efficiency Ratio...........................   54.46%      59.15%      55.81%      51.58%       50.80%
Equity/Assets..............................    7.19%       7.48%       7.04%       7.16%        6.81%
Tangible Equity/Tangible Assets............    6.28%       5.85%       5.89%       6.19%        5.81%
Loan Loss Reserves/Non-performing Loans....     229%        227%        229%        338%         329%
Net Charge Offs/Average Loans..............    0.19%       0.32%       0.23%       0.22%        0.23%
Non-performing Assets/Loans + Other Real
  Estate Owned.............................    0.85%       0.77%       0.83%       0.59%        0.59%
Stock Price/Book Value.....................    2.16x       1.91x       2.31x       2.66x        2.71x
Stock Price/Tangible Book Value............    2.49x       2.51x       2.77x       3.15x        3.16x
Stock Price/1999 Earnings per Share........   11.65x      11.86x         NA       14.31x       14.50x
Stock Price/2000 Earnings per Share........   10.42x      10.80x      10.65x      12.87x       13.15x
Dividend Yield.............................    2.45%       2.70%       2.45%       2.30%        2.45%

For purposes of the above calculations, all earnings estimates are from First Call Corporation, a nationally-recognized earnings consolidator.

    CONTRIBUTION ANALYSIS. KBW analyzed the relative contribution of each of Peoples Heritage and Banknorth to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, market capitalization, estimated 2000 and 2001 net income and estimated 2000 and 2001 cash net income. The relative contribution of Banknorth inclusive of estimated cost savings resulting from the merger also was analyzed. In all analyses, 2001 net income and cash net income estimates were calculated by applying the growth rates in First Call Corporation estimates from 1999 to 2000 to the 2000 estimates. KBW compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership for Banknorth based on the exchange ratio of 1.825. The results of KBW's analysis are set forth in the following table.

                                                      PEOPLES HERITAGE   BANKNORTH
                                                      ----------------   ---------
2000 Net Income.....................................        76.6%          23.4%
  With Cost Saves...................................        72.7           27.3
2000 Cash Net Income................................        76.0           24.0
  With Cost Saves...................................        72.4           27.6
2001 Net Income.....................................        76.9           23.1
  With Cost Saves...................................        69.8           30.2
2001 Cash Net Income................................        76.4           23.6
  With Cost Saves...................................        69.7           30.3
Common Equity.......................................        73.6           26.4
Tangible Equity.....................................        76.1           23.9
Assets..............................................        74.4           25.6
Deposits............................................        69.7           30.3
Market Capitalization...............................        75.9           24.1
Ownership...........................................        71.1           28.9

    FINANCIAL IMPACT ANALYSIS. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Peoples Heritage. This analysis indicated that the merger is expected to be dilutive to estimated earnings per share and cash earnings per share in 2000 and be accretive thereafter, and decrease book value and tangible book value per share based on quarter ended March 31, 1999 financial data. This analysis was based on First Call Corporation estimates of Peoples Heritage and Banknorth's 2000 and 2001 earnings per share (with 2001 estimates calculated by applying the growth rates in First Call Corporation estimates from 1999 to 2000 to the 2000 estimates), and on Peoples Heritage management's estimates of the expected savings resulting from the merger and a non-recurring merger and restructuring charge to be realized or incurred by Peoples Heritage in connection with the merger. These projections were discussed with the management of each of Peoples Heritage and Banknorth. The actual results achieved by Peoples Heritage following the merger will vary from the projected results, and the variations may be material.

    DISCOUNTED CASH FLOW ANALYSIS. KBW estimated the present value of the future cash flows that would accrue to a holder of a share of Peoples Heritage common stock assuming the stockholder held the stock from the year 2000 through the year 2004 and then sold it at the end of year 2004. This stand-alone analysis was based on several assumptions, including earnings per share of $1.80 in 2000 and an 11.8% earnings per share growth rate thereafter. The earnings growth rate was derived from the growth rate in First Call Corporation estimates from 1999 to 2000. The current 29% annual dividend payout ratio was assumed for Peoples Heritage. A terminal valuation for Peoples Heritage was calculated by multiplying projected 2004 earnings per share by a price to trailing earnings multiple. A discount rate was applied to the terminal valuation and the estimated dividends. KBW presented a table showing the analysis with a range of terminal multiples from 10.0 times to 20.0 times and a range of discount rates from 11.0% to 15.0%, resulting in a range of present values for a share of Peoples Heritage common stock of $16.10 to $35.73. These values were determined by adding (i) the present value of the estimated future dividend stream that Peoples Heritage could generate over the period beginning January 2000 and ending in December 2004, and (ii) the present value of the "terminal value" of the Peoples Heritage common stock.

    KBW also estimated the present value of future cash flows that would accrue to a holder of a share of Peoples Heritage pro forma for the merger, assuming the shareholder held the stock from the year 2000 through the year 2004 and then sold it for a multiple to that year's earnings equivalent. This analysis was based on several assumptions, including pro forma earnings per share estimates of $1.76 in 2000, $2.05 in 2001 and an earnings growth rate of 11.8% thereafter. The stand-alone analysis was repeated with an identical range of assumptions, resulting in a range of present values for a share of Peoples Heritage common stock of $16.38 to $36.38.

    KBW stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Peoples Heritage common stock.

    In connection with its opinion dated as of the date of this prospectus/joint proxy statement, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its June 1, 1999 opinion.

    KBW has been retained by the board of directors of Peoples Heritage as an independent contractor to act as financial adviser to Peoples Heritage with respect to the merger. KBW as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Peoples Heritage and Banknorth and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Peoples Heritage and Banknorth for KBW's own account and for the accounts of its customers.

    Peoples Heritage and KBW have entered into a letter agreement, dated
June 1, 1999, relating to the services to be provided by KBW in connection with the merger. Peoples Heritage has agreed to pay KBW fees as follows: a cash fee of $20,000 following the signing of the letter agreement and an additional cash fee of $200,000 after the mailing of the proxy materials to shareholders of Peoples Heritage in connection with the Peoples Heritage special meeting. In addition, Peoples Heritage will pay to KBW at the time of closing a cash fee of $780,000. Pursuant to the KBW engagement agreement, Peoples Heritage also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

EXCHANGE OF BANKNORTH COMMON STOCK CERTIFICATES

    At the effective time of the merger, each holder of a certificate or certificates which previously evidenced issued and outstanding shares of Banknorth common stock, upon surrender of the same to an exchange agent appointed by Peoples Heritage, will be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Peoples Heritage common stock into which the shares of Banknorth common stock were converted by virtue of the merger. As promptly as practicable after the effective time of the merger, the exchange agent will mail to each Banknorth shareholder of record a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange effected by the merger and of the procedure for surrendering to the exchange agent Banknorth stock certificates in exchange for a certificate or certificates evidencing Peoples Heritage common stock. Upon surrender to the exchange agent of one or more certificates evidencing shares of Banknorth common stock, together with a properly completed and executed letter of transmittal, the exchange agent will mail to the holder thereof after the effective time of the merger a certificate or certificates representing the number of full shares of Peoples Heritage common stock into which the aggregate number of shares of Banknorth common stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the merger agreement. Peoples Heritage will be entitled, after the effective time of the merger, to treat certificates representing shares of Banknorth common stock as evidencing ownership of the number of full shares of Peoples Heritage common stock into which the shares of Banknorth common stock represented by such certificates shall have been converted pursuant to the merger agreement, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

    After the effective time of the merger, there will be no further transfer on the records of Banknorth of certificates representing shares of Banknorth common stock. If any such certificates are presented to Banknorth or the transfer agent for the Banknorth common stock for transfer after the effective time of the merger, they will be cancelled against delivery of certificates for Peoples Heritage common stock in accordance with the merger agreement.

    No dividends which have been declared on the Peoples Heritage common stock will be remitted to any person entitled to receive shares of Peoples Heritage common stock under the merger agreement until such person surrenders his or her certificate or certificates representing shares of Banknorth common stock in exchange for a certificate or certificates evidencing shares of Peoples Heritage common stock, at which time such dividends shall be remitted to such person, without interest.

    No fractional shares of Peoples Heritage common stock will be issued in the merger. Banknorth shareholders who otherwise would have been entitled to a fraction of a share of Peoples Heritage common stock will instead receive, upon surrender of their Banknorth stock certificates, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of the Peoples Heritage common stock on the Nasdaq Stock Market's National Market on the last business day before the merger is completed.

    Holders of Peoples Heritage common stock do not have to exchange their certificates for new certificates representing shares of common stock in the combined company. Rather, after the effective time of the merger existing certificates representing Peoples Heritage common stock will continue to represent the same number of shares of common stock in the combined company as they did prior to the merger.

ASSUMPTION OF BANKNORTH STOCK OPTIONS

    At the effective time of the merger, each option to purchase Banknorth common stock granted under Banknorth's stock option plans (including acquired and predecessor plans), whether or not exercisable, will cease to represent a right to acquire shares of Banknorth common stock and will be converted automatically into an option to purchase shares of Peoples Heritage common stock, and Peoples Heritage will assume each Banknorth stock option, in accordance with the terms of the Banknorth stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that from and after the effective time of the merger,
(i) Peoples Heritage and the board of directors of Peoples Heritage or a duly authorized board committee shall be substituted for Banknorth and the Banknorth board of directors or duly authorized board committee administering the Banknorth stock option plans, (ii) each Banknorth stock option assumed by Peoples Heritage may be exercised solely for shares of Peoples Heritage common stock, (iii) the number of shares of Peoples Heritage common stock subject to such Banknorth stock option will be equal to the number of shares of Banknorth common stock subject to such Banknorth stock option immediately before the effective time of the merger multiplied by the exchange ratio, provided that any fractional shares of Peoples Heritage common stock resulting from such multiplication will be rounded down to the nearest share, and (iv) the per share exercise price under each such Banknorth stock option will be adjusted by dividing the per share exercise price under each such Banknorth stock option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent. Notwithstanding clauses
(iii) and (iv) of the preceding sentence, each Banknorth stock option which is an "incentive stock option" will be adjusted as required by Section 424 of the Internal Revenue Code. Peoples Heritage also has agreed to register the shares of Peoples Heritage common stock issuable upon exercise of the options under the Securities Act of 1933.

CONDITIONS TO THE MERGER

    Completion of the merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the effective time of the merger. Each of the parties' obligations under the merger agreement is subject to the following conditions:

    - all corporate action (including without limitation approval by the requisite vote of the shareholders of Peoples Heritage and Banknorth) necessary to authorize the execution and delivery of the merger agreement and consummation of the merger shall have been duly and validly taken;

    - the receipt of all necessary regulatory approvals and consents required to consummate the merger by any governmental authority, and the expiration of all notice periods and waiting periods with respect thereto, provided, however, that no required approval or consent will be deemed to have been received if it includes any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Peoples Heritage that had such condition or requirement been known Peoples Heritage, in its reasonable judgment, would not have entered into the merger agreement;

    - neither Peoples Heritage nor Banknorth shall be subject to any statute, rule, regulation, order or decree which prohibits, restricts or makes illegal the consummation of the merger;

    - the registration statement of which this prospectus/joint proxy statement is a part shall have become effective under the Securities Act of 1933, and Peoples Heritage shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue Peoples Heritage common stock in connection with the merger, and neither such registration statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by any governmental authority;

    - the shares of Peoples Heritage common stock to be issued in connection with the merger shall have been approved for listing on the Nasdaq Stock Market's National Market; and

    - KPMG LLP shall have issued a letter dated the date of this document and confirmed in writing at the effective time of the merger that the merger shall be accounted for as a pooling of interests under generally accepted accounting principles.

    In addition to the foregoing conditions, the obligations of Peoples Heritage under the merger agreement are conditioned upon the following conditions:

    - the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger of the representations and warranties of Banknorth set forth in the merger agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

    - the performance in all material respects of all covenants and obligations required to be complied with and satisfied by Banknorth;

    - the receipt of a certificate from specified officers of Banknorth with respect to compliance with the conditions relating to (i) and
      (ii) immediately above as set forth in the merger agreement;

    - the receipt of certain legal opinions from Banknorth's legal counsel;

    - the receipt of an opinion of counsel to Peoples Heritage to the effect that the merger will constitute a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code and with respect to certain related federal income tax considerations;

    - the receipt of the approval or consent of each person (other than a regulatory authority) whose approval or consent is required in connection with the merger under any agreement to which Banknorth or any of its subsidiaries is bound, except as otherwise contemplated by the merger agreement;

    - the absence of any pending proceeding by a regulatory authority to seek an order, injunction or decree which prevents consummation of the merger; and

    - the receipt by Peoples Heritage of such certificates of Banknorth's officers or others and such other documents to evidence fulfillment of the conditions relating to Banknorth as Peoples Heritage may reasonably request. Any of the foregoing conditions may be waived by Peoples Heritage.

    In addition to the other conditions set forth above, Banknorth's obligations under the merger agreement are conditioned upon the following conditions:

    - the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger of the representations and warranties of Peoples Heritage set forth in the merger agreement, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

    - the performance in all material respects of all covenants and obligations required to be complied with and satisfied by Peoples Heritage;

    - the receipt of a certificate from specified officers of Peoples Heritage with respect to compliance with the conditions relating to (i) and
      (ii) immediately above as set forth in the merger agreement;

    - the receipt of certain legal opinions from legal counsel to Peoples Heritage;

    - the receipt of an opinion of counsel to Peoples Heritage to the effect that the merger will constitute a reorganization within the meaning of
      Section 368(a) of the Code and with respect to certain related federal income tax considerations (see "--Certain Federal Income Tax Consequences");

    - the receipt of the approval or consent of each person (other than a regulatory authority) whose approval or consent is required in connection with the merger under any agreement to which Peoples Heritage or any of its subsidiaries is bound, except as otherwise contemplated by the merger agreement;

    - the absence of any pending proceeding by a regulatory authority to seek an order, injunction or decree which prevents consummation of the merger, and

    - the receipt by Banknorth of such certificates of Peoples Heritage's officers or others and such other documents to evidence fulfillment of the conditions relating to them as Banknorth may reasonably request. Any of the foregoing conditions may be waived by Banknorth.

REGULATORY APPROVALS

    GENERAL. Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities. In order to consummate the Merger, Peoples Heritage must obtain the prior approval of the Federal Reserve Board, the Superintendent of the Bureau of Banking of the State of Maine (the "Maine Superintendent") and the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"), the approval of which may not be granted until it has received notice from the Massachusetts Housing Partnership Fund ("MHPF") that Peoples Heritage and the MHPF have made the arrangements required by Massachusetts law. In addition, notice of the merger must be provided by Peoples Heritage to the Vermont Commissioner of Banking, Insurance and Securities (the "Vermont Commissioner").

    FEDERAL APPROVALS AND NOTICES. The merger is subject to the prior approval of the Federal Reserve Board under Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if (i) such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner to restrain trade, in each case unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned. Consideration of the managerial resources of a company or a bank for this purpose includes consideration by a variety of means of the competence, experience and integrity of the directors, officers and principal stockholders of the company or bank. As part of, or in addition to, consideration of these factors, the parties anticipate that the Federal Reserve Board will consider the regulatory status of Peoples Heritage and Banknorth, the current and projected economic conditions in the areas in which Peoples Heritage and Banknorth operate and these entities' compliance with the capital and safety and soundness standards set forth in applicable laws and regulations.

    The Federal Reserve Board also will assess the degree to which Peoples Heritage and Banknorth and their subsidiaries have taken appropriate steps to ensure that electronic data processing systems and those of their vendors are year 2000 compliant, as well as their plans for ensuring year 2000 readiness of the combined company. Information about the year 2000 compliance efforts to date of Peoples Heritage and Banknorth may be found in each company's most recent quarterly report under the Securities Exchange Act of 1934. See "Where You Can Find More Information."

    Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each of Peoples Heritage and Banknorth in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each company and their subsidiaries. Each of the banking subsidiaries of Peoples Heritage and Banknorth that has been examined for Community Reinvestment Act compliance has received either an outstanding or satisfactory rating from the appropriate federal regulator.

    The Federal Reserve Board also will review considerations relating to a regulatory examination of processes at Peoples Heritage for managing credit, market/liquidity and operational risks which was completed by the Federal Reserve Bank of Boston and the Maine Bureau of Banking in September 1999. In late December 1999, the staff of the Federal Reserve Bank of Boston indicated to Peoples Heritage that it desired, in connection with the determination of its recommendation regarding the merger to the Federal Reserve Board, to conduct a follow-up evaluation of the actions taken by Peoples Heritage in response to the recommendations of the staff contained in the recent examination.

Areas which will be evaluated in the follow-up evaluation, which is anticipated to occur in March 2000, include risk management policies and procedures, staffing adequacy and management oversight and reporting. In order to permit the follow-up evaluation, which does not reflect any year 2000 concerns, on December 22, 1999, Peoples Heritage and Banknorth amended the merger agreement to extend the deadline for completing the proposed merger from April 1, 2000 to May 31, 2000. Although the Maine Bureau of Banking has not made a similar request for additional information in connection with its evaluation of the merger, there can be no assurances that it, or other regulatory agencies with jurisdiction over the merger, will not do so. See "--State Approvals and Notices" below. Based on information available to it at this time, management of Peoples Heritage does not believe that the recent regulatory examination of its risk management processes will adversely affect its proposed acquisition of Banknorth, although there can be no assurances that this will be the case.

    Pursuant to Section 3 of the Bank Holding Company Act, the Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency (the "OCC") and the Vermont Commissioner. Each of the OCC and the Vermont Commissioner will have 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC or the Vermont Commissioner within that 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Peoples Heritage for approval of the merger, and authorize the Federal Reserve Board to hold a public meeting in connection with the application if the Federal Reserve Board determines that a meeting would be appropriate. Any meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

    The merger may not be consummated by Peoples Heritage and Banknorth until 30 days after approval by the Federal Reserve Board. If the U.S. Department of Justice and the Federal Reserve Board otherwise agree, this 30-day period may be reduced to as few as 15 days. During such period, the U.S. Department of Justice may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the approval of the Federal Reserve Board unless a court specifically orders otherwise.

    STATE APPROVALS AND NOTICES. The approval of the Maine Superintendent is required for consummation of the merger under Part 10 of Title 9-B of the Maine Revised Statutes Annotated. The Maine Superintendent shall not approve an application for such a transaction unless he determines, after a consideration of all relevant evidence, that it would contribute to the financial strength and success of the applicant and promote the convenience and advantage of the public. The factors to be considered by the Maine Superintendent in this regard are substantially similar to those to be considered by federal banking agencies, as discussed above.

    The merger is subject to approval of the Massachusetts Board under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws Annotated. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local community of Peoples Heritage in Massachusetts, and such other matters as the Massachusetts Board may deem necessary or advisable.

    In addition, Massachusetts law provides that the Massachusetts Board cannot approve the Merger until it has received notice from the MHPF that arrangements satisfactory to the MHPF have been made for the proposed acquiror to make
0.9 percent of its assets located in Massachusetts available for call by the MHPF for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the MHPF.

    Pursuant to Title 8, Chapter 55, Section 1016 of the Vermont Statutes Annotated, Peoples Heritage also is required to provide the Vermont Commissioner with notice of the merger in the prescribed manner.

    STATUS OF APPLICATIONS AND NOTICES. All required applications and notices have been filed with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Peoples Heritage that had such condition or requirement been known Peoples Heritage, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, the merger agreement permits Peoples Heritage to terminate the merger agreement.

BUSINESS PENDING THE MERGER

    The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. Pending consummation of the merger, Banknorth and its subsidiaries generally are required to conduct their respective businesses in the ordinary course consistent with past practice and to use all reasonable efforts to preserve their respective business organizations intact. In addition, Banknorth shall not, and shall cause each Banknorth subsidiary not to, among other things, take the following actions:

    - declare any dividend on its capital stock, except for quarterly cash dividends on the Banknorth common stock which are not in excess of $.18 per share, provided that the declaration of the last quarterly dividend by Banknorth prior to the effective time of the merger and the payment thereof shall be coordinated with, and subject to the approval of, Peoples Heritage so as to preclude any duplication of dividend benefit and be consistent with pooling of interests accounting treatment of the merger; issue any shares of its capital stock or rights to acquire the same, other than upon exercise of options to purchase Banknorth common stock which were outstanding at the time of execution of the merger agreement or granted in the ordinary course of business thereafter and pursuant to the Banknorth stock option agreement (See "--Stock Option Agreements");

    - effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    - take specified actions with respect to its business, including without limitation increase the rate of compensation of its directors, officers or employees, enter into or modify any employee benefit plan, change its methods of accounting or tax reporting, purchase or sell assets, make capital expenditures, enter into contracts with respect to branch offices, acquire any business or entity, enter into any new line of business and enter into futures, options and similar contracts, except in the case of each of the foregoing as permitted by the merger agreement;

    - amend its articles and bylaws;

    - take any action that would prevent or impede the merger from qualifying for pooling of interests accounting or as a reorganization under the Internal Revenue Code;

    - take any action that would result in any of the representations and warranties of Banknorth not being true and correct in any material respect at or prior to the effective time of the merger or in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

    - agree to do any of the foregoing.

    The merger agreement also provides that pending consummation of the merger Peoples Heritage shall not, and shall cause each subsidiary which is a "significant subsidiary" (as defined in the merger agreement) not to, take the following actions:

    - declare any dividend on its capital stock, except for regular quarterly cash dividends on the Peoples Heritage common stock which are not in excess of $.15 per share of Peoples Heritage common stock;

    - amend its articles and bylaws in a manner which would adversely affect the Peoples Heritage common stock or its ability to consummate the transactions contemplated by the merger agreement;

    - make any acquisition or take any other action that individually or in the aggregate could result in the merger not being consummated or otherwise materially adversely affect the ability of Peoples Heritage to consummate the transactions contemplated by the merger agreement in a reasonably timely manner;

    - take any action that would prevent or impede the merger from qualifying for pooling of interests accounting or as a reorganization under the Internal Revenue Code;

    - take any action that would result in any of the representations and warranties of Peoples Heritage not being true and correct in any material respect at or prior to the effective time of the merger or in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

    - agree to do any of the foregoing.

NO SOLICITATION

    The merger agreement provides that Banknorth shall not solicit or encourage any inquiries relating to, or the making of any proposal which constitutes, an "acquisition transaction" (as defined in the merger agreement) or, except to the extent legally required for the discharge of the fiduciary duties of the Banknorth board of directors, as advised by counsel, (i) recommend or endorse an acquisition transaction, (ii) participate in any discussions or negotiations regarding an acquisition transaction or (iii) provide any third party with any nonpublic information in connection with any inquiry or proposal relating to an acquisition transaction (other than in each case with or to Peoples Heritage or an affiliate of Peoples Heritage). The term "acquisition transaction" generally is defined in the merger agreement to mean any merger or consolidation involving Banknorth or a subsidiary of Banknorth, a purchase, lease or other acquisition of all or a substantial portion of the assets and liabilities of Banknorth or a subsidiary of Banknorth or a purchase or other acquisition of an interest in any class or series of equity securities of Banknorth or a subsidiary of Banknorth.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of (i) articles of merger with the Secretary of State of the State of Maine pursuant to the Maine Business Corporation Act and (ii) articles of merger with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, unless a different date and time is specified as the effective time in such articles of merger. Articles of merger will be filed only after the receipt of all requisite regulatory approvals of the merger, approval of the merger agreement by the requisite vote of the shareholders of Peoples Heritage and Banknorth and the satisfaction or waiver of all other conditions to the merger set forth in the merger agreement.

    A closing will take place immediately prior to the effective time of the merger on the fifth business day following the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the merger specified in the merger agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing), or on such other date as the parties may mutually agree upon.

TERMINATION AND AMENDMENT

    The merger agreement may be terminated:

    - by mutual consent of the parties;

    - by a non-breaching party if the other party (a) breaches any material covenants or undertakings contained in the merger agreement or
      (b) materially breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice thereof from the terminating party;

    - by either party if certain required regulatory approvals or consents for consummation of the merger are not obtained;

    - by either party if the shareholders of Peoples Heritage or Banknorth do not approve the merger agreement after a vote taken thereon at a meeting duly called for such purpose;

    - by either Peoples Heritage or Banknorth if the merger is not consummated by May 31, 2000, unless the failure to consummate the merger is due to a breach by the party seeking such termination of its obligations under the merger agreement; and

    - by Peoples Heritage if the Banknorth board of directors has withdrawn, modified or changed in a manner adverse to Peoples Heritage its recommendation to its shareholders to approve the merger agreement.

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    Banknorth also may terminate the merger agreement if during the five-day period commencing on the date on which the last required governmental approval of the merger is received (without regard to any waiting period in respect thereof) (the "determination date") it so notifies Peoples Heritage and both of the following conditions are applicable:

    - the number (the "Peoples Heritage ratio") obtained by dividing the average daily per share closing prices of the Peoples Heritage common stock during the 20 trading days preceding the determination date (the "average closing price") by $18.00 (the "starting price"), the per share closing price of the Peoples Heritage common stock on June 1, 1999 (the "starting date"), the last trading day immediately preceding the date of the first public announcement of the merger agreement, is less than .80; and

    - the Peoples Heritage ratio is less than (x) the number obtained by dividing the average of the closing index values of the Nasdaq Bank Index (the "index value") during the 20 trading days preceding the determination date (the "final index value") by 1829, the index value on the starting date, less (y) 0.20 (the "index ratio").

    If both of the foregoing conditions are applicable, Banknorth has the right to terminate the merger agreement, which would not require any action of Banknorth shareholders. The Banknorth board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the Banknorth board of directors in light of the circumstances existing at the time that the Banknorth board of directors has the opportunity to make such an election, if any. Before making any determination to terminate the merger agreement, the Banknorth board of directors would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the Banknorth board of directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." In particular, the Banknorth board of directors would analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to Banknorth shareholders than the value that could be expected in the event Banknorth were to continue as an independent company (which would occur if the Banknorth board of directors were to exercise Banknorth's right to abandon the merger and Peoples Heritage determined not to increase the exchange ratio). In addition, the Banknorth board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of Banknorth common stock. There can be no assurance that the Banknorth board of directors would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If Banknorth elected not to exercise its right to terminate the merger agreement, which it could do without any action on the part of Banknorth shareholders, the exchange ratio would remain 1.825 and the dollar value of the consideration which the shareholders of Banknorth would receive for each share of Banknorth common stock would be the value of 1.825 shares of Peoples Heritage common stock at the effective time of the merger.

    If Banknorth elects to exercise its right to terminate the merger agreement, it must give notice to Peoples Heritage during the five-day period commencing with the determination date. During the five-day period after receipt of such notice, Peoples Heritage has the option to increase the consideration payable to Banknorth shareholders by adjusting the exchange ratio in the manner described below. Peoples Heritage is under no obligation to adjust the exchange ratio and there can be no assurance that Peoples Heritage would elect to adjust the exchange ratio if Banknorth were to exercise its option to terminate the merger agreement. Any such decision would be made by Peoples Heritage in light of the circumstances existing at the time Peoples Heritage has the opportunity to make such an election. If Peoples Heritage elects to adjust the exchange ratio, it must give Banknorth

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prompt notice of that election and the adjusted exchange ratio, in which case
Banknorth will not have any right to terminate the merger agreement as a result of the above-described circumstances.

    The operation of the conditions permitting Banknorth to terminate the merger agreement based on a decrease in the market price of the Peoples Heritage common stock reflects the parties' agreement that shareholders of Banknorth would assume the risk of a modest decline in value of the Peoples Heritage common stock (equal to up to a 20% decline from the starting price) under any circumstances and that such shareholders would assume the risk of a more significant decline in value of the Peoples Heritage common stock unless the percentage decline in the value of the Peoples Heritage common stock from the starting date to the determination date represents a decline that is more than 20 percentage points greater than the percentage decrease, if any, in the index value during such period. The premise of this agreement is that declines in value of the Peoples Heritage common stock which are in accordance with an index of publicly-traded banking stocks is indicative of a broad-based change in market and economic conditions affecting Peoples Heritage (as well as Banknorth) rather than factors which are specifically attributable to the value of the Peoples Heritage common stock.

    The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Peoples Heritage common stock may be illustrated by the following three scenarios:

    (1) One scenario is that the average closing price is below the starting price of $18.00 but is not less than $14.40. Under such circumstances the decline in the starting price would be 20% or less and the Peoples Heritage ratio would not be less than .80. As a result, there would be no adjustment to the 1.825 exchange ratio and Banknorth would be obligated to consummate the merger regardless of the change in the index value (assuming all other conditions to Banknorth's obligations were satisfied or waived).

    (2) A second scenario is that the average closing price declines to less than $14.40 and the index value also declines but the percentage decline in the price of the Peoples Heritage common stock is not more than 20 percentage points greater than the percentage decline in the index value. Under such circumstances there would be no adjustment to the 1.825 exchange ratio and Banknorth would be obligated to consummate the merger (assuming all other conditions to Banknorth's obligations were satisfied or waived).

           For example, if the average closing price was $13.50 and the final index value was 1700, the Peoples Heritage ratio
       ($13.50 DIVIDED BY $18.00, or .75) would be less than .80 but would not be less than the index ratio (1700 DIVIDED BY 1829, less .20, or .73). The exchange ratio would remain 1.825 and Banknorth would be obligated to consummate the merger (assuming all other conditions to Banknorth's obligations were satisfied or waived).

    (3) A third scenario is that the average closing price declines to less than $14.40 and the percentage decline in the price of the Peoples Heritage common stock is more than 20 percentage points greater than any decline in the index value. Under such circumstances, Banknorth would have the right but not the obligation to terminate the merger agreement unless Peoples Heritage elected to increase the exchange ratio to the lesser of
       (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the starting price, .80 and the exchange ratio by (B) the average closing price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the index ratio and the exchange ratio by (B) the Peoples Heritage ratio.

           For example, if the average closing price was $13.50 and the final index value was 1750, the Peoples Heritage ratio
       ($13.50 DIVIDED BY $18.00, or .75) would be less than .80 and would be less than the index ratio (1750 DIVIDED BY 1829, less .20, or .76). If Banknorth exercised its right to terminate the merger agreement under such circumstances, Peoples Heritage would have the

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
       option to increase the exchange ratio to the lesser of (x) 1.946 (the number determined by dividing $26.28 (the product of the $18.00 starting price, .80 and the 1.825 exchange ratio) by the $13.50 average closing price) and (y) 1.849 (the number determined by dividing 1.39 (the product of the .76 index ratio and the 1.825 exchange ratio) by .75 (the Peoples Heritage ratio)). If Peoples Heritage exercised such option, the exchange ratio would be 1.849 and Banknorth would be obligated to consummate the merger (assuming all other conditions to Banknorth's obligations were satisfied or waived).

    Although the price of the Peoples Heritage common stock regularly traded below $14.40 during the several weeks preceding the date of this prospectus/joint proxy statement, at no time has the decline in the market price of the Peoples Heritage common stock represented a decline that is more than 20 percentage points greater than the percentage decline in the index value during any 20 trading-day period subsequent to the date of execution of the merger agreement and prior to the date of this prospectus/joint proxy statement. There can be no assurance, however, that the foregoing will be the case when the price of the Peoples Heritage common stock and the index value are evaluated for purposes of determining Banknorth's ability to terminate the merger agreement on this basis.

    Banknorth shareholders should be aware that the average closing price on which the occurrence of a termination of the merger agreement by Banknorth may be based, and the subsequent increase, if any, in the exchange ratio by Peoples Heritage, will be based on the average of the closing sale prices of the Peoples Heritage common stock during a 20 trading-day period preceding the determination date, the date on which the last required governmental approval of the merger is received. Accordingly, because the market price of the Peoples Heritage common stock between the determination date and the effective time of the merger, as well as on the date certificates representing shares of Peoples Heritage common stock are delivered in exchange for shares of Banknorth common stock following consummation of the merger, will fluctuate and possibly decline, the value of the Peoples Heritage common stock actually received by holders of Banknorth common stock may be more or less than (i) the average closing price and
(ii) the value of the Peoples Heritage common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above.

    In the event of termination, the merger agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality shall survive any such termination and any such termination shall not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

    For information regarding a $5 million termination fee which would be payable by Peoples Heritage to Banknorth under certain circumstances, see "--Termination Fee."

    To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Peoples Heritage and Banknorth, provided that any amendment or supplement executed after shareholders of Peoples Heritage or Banknorth have approved the merger agreement shall not modify either the amount or the form of the consideration to be provided to the holders of Banknorth common stock upon consummation of the merger or otherwise materially adversely affect such shareholders without the approval of such shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and executive officers of Banknorth may be deemed to have interests in the merger in addition to their interests as shareholders generally. The Banknorth board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

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
    DIRECTORS AND OFFICERS OF PEOPLES HERITAGE. Pursuant to the merger agreement, Peoples Heritage agreed to take all action necessary to appoint or elect as directors of Peoples Heritage upon completion of the merger, Angelo P. Pizzagalli, chairman of the board of Banknorth, and five other persons serving as a director of Banknorth immediately prior to the merger who both meet the director qualifications set forth in Peoples Heritage's bylaws and are otherwise reasonably acceptable to Peoples Heritage. In addition, Mr. Pizzagalli will be appointed chairman of the Peoples Heritage board's executive committee. See "Management and Operations of Peoples Heritage After the Merger."

    The merger agreement also provides that at the effective time of the merger two of Banknorth's executive officers will become executive officers of Peoples Heritage. Richard J. Fitzpatrick will serve as an executive vice president and head of the combined company's Vermont and New York banking operations, and Thomas J. Pruitt will serve as an executive vice president of the combined company. The merger agreement also provides that at the effective time of the merger the president of The Stratevest Group, N.A., Banknorth's trust and investment management subsidiary, will be Richard E. Johnson, who currently serves in this capacity.

    STOCK OPTIONS AND RESTRICTED STOCK. Pursuant to the Banknorth stock option and restricted stock plans, officers of Banknorth have been granted restricted stock which includes performance conditions and vests over a five-year period. All outstanding shares of restricted stock granted to officers of Banknorth under the Banknorth stock option and restricted stock plans will become immediately fully vested upon consummation of the merger. At the record date for the special meetings, the executive officers of Banknorth held an aggregate of 52,100 shares of restricted Banknorth common stock which will become vested upon consummation of the merger, including 24,200, 1,000, 9,400, 6,500 and 6,500 shares held by William H. Chadwick, George W. Dougan, Thomas J. Pruitt,
Richard J. Fitzpatrick and Owen H. Becker, respectively.

    The merger agreement provides that at the effective time of the merger each outstanding and unexercised option to purchase shares of Banknorth common stock granted pursuant to the Banknorth stock option plans will cease to represent the right to acquire shares of Banknorth common stock and will be converted into and become a right to acquire shares of Peoples Heritage common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. See "--Assumption of Banknorth Stock Options." All such currently outstanding options that are presently unvested shall become immediately fully vested upon consummation of the merger. At the record date, the executive officers of Banknorth held Banknorth stock options, including both presently vested and unvested options, to purchase an aggregate of 334,047 shares of Banknorth common stock, including options to purchase 56,200, 136,000, 56,000, 32,000 and 18,847 shares held by William H. Chadwick, George W. Dougan, Thomas J. Pruitt, Richard J. Fitzpatrick and Owen H. Becker, respectively.

    CONSULTING AND NONCOMPETITION AGREEMENT. Peoples Heritage and William H. Chadwick will enter into a consulting and noncompetition agreement with William H. Chadwick which will provide that:

    - Mr. Chadwick will be a consultant to Peoples Heritage for a two-year period following the effective time of the merger and during that period will refrain from any activities that compete with the business of Peoples Heritage;

    - in his capacity as a consultant, Mr. Chadwick will provide specified consulting services to Peoples Heritage, including assisting Peoples Heritage in the states of Vermont and New York, which are new banking markets for Peoples Heritage;

    - Mr. Chadwick will receive aggregate annual compensation of $400,000;

    - Mr. Chadwick will be entitled to receive an enhanced benefit under the Banknorth supplemental retirement plan for executives equal to the difference between (a) the sum of the benefit Mr. Chadwick will actually receive under the Banknorth noncontributory defined benefit pension

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
      plan plus the amount he would otherwise receive under the Banknorth supplemental retirement plan for executives, and (b) the amount
      Mr. Chadwick would receive under such plans if two years were added to his age and credited years of service and his compensation during the additional two year period were at the rate in effect immediately before termination of his employment, plus the average of the cash bonuses paid to him for the three calendar years immediately before termination of his employment; and

    - Peoples Heritage will treat Mr. Chadwick as fully vested in his additional supplement retirement benefit under a supplemental retirement agreement between him and Banknorth and will begin his monthly benefit payments under that agreement upon termination of his employment rather than on his normal retirement date (December 1, 2001).

    Mr. Chadwick currently intends to remain in the employ of Banknorth through the effective time of the merger.

    CHANGE-IN-CONTROL AND EMPLOYMENT AGREEMENTS. Pursuant to the merger agreement, Peoples Heritage agreed to honor, and to cause its appropriate subsidiaries to honor, various employment and/or change-in-control agreements which have been entered into by Banknorth and its subsidiaries, which include change-in-control agreements which have been entered into by Banknorth and certain of its executive officers, including George W. Dougan, Thomas J. Pruitt, Richard J. Fitzpatrick and Owen H. Becker. The change-in-control agreements generally provide for a lump sum payment to the executive officer in the event that his employment with Banknorth is terminated (including a voluntary termination under certain circumstances, such as due to a material reduction in his duties) within two years following a change in control of Banknorth. The lump sum payment generally would be equal to the value of vested and unvested benefits and accruals under the company's qualified and non-qualified plans, plus two times the sum of (1) the aggregate of the officer's base salary then in effect plus the average annual cash bonus earned by the officer during the two-year period, (2) the value of the annual employer contributions made by Banknorth for the officer's account under Banknorth's qualified and non-qualified retirement plans and (3) the annual employer contributions made by Banknorth to any qualified or non-qualified employee welfare benefit plan in which the officer was a participant at the time of the change-in-control (including without limitation plans for hospital services, medical services, major medical, dental, disability, survivor benefits and life insurance). The officer also would be entitled under the agreement to immediate vesting of stock-based compensation, including awards under Banknorth's stock option plan and predecessor plans. Benefits under the change-in-control agreements are subject to reduction to the extent necessary to avoid payment of compensation that would be considered "excess parachute payments" under Section 280G of the Internal Revenue Code. Pursuant to the applicable change-in-control agreements, the estimated maximum amount of the lump sum payable to Messrs. Dougan, Pruitt, Fitzpatrick and Becker in the event that their employment was terminated within two years following the effective time of the merger and which is consistent with the requirement that payments thereunder not constitute "excess parachute payments" under Section 280G is approximately $600,000, $1.4 million, $1.0 million and $500,000, respectively.

    Mr. Dougan and Banknorth are also parties to an employment agreement pursuant to which Mr. Dougan serves as vice chairman of Banknorth, which was entered into in connection with Banknorth's acquisition of Evergreen
Bancorp, Inc. on December 31, 1998. The term of the contract is for three years and it provides for an annual salary of $225,000. Pursuant to the employment agreement, Banknorth would be obligated to pay to Mr. Dougan his base compensation and specified bonus compensation for the remainder of the term of the employment agreement in the event that Banknorth terminated his employment without cause or Mr. Dougan terminated his employment because of a breach of the employment agreement by Banknorth or a significant reduction in his authorities, powers, functions or duties as vice chairman of Banknorth during the term of the employment agreement. Payments to Mr. Dougan under his change-in-control agreement would be in lieu of any other payment to which he would otherwise be entitled under his employment agreement.

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
    INDEMNIFICATION AND INSURANCE. Pursuant to the merger agreement, Peoples Heritage agreed to indemnify and hold harmless each present and former director, officer and employee of Banknorth or a Banknorth subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of Banknorth or a subsidiary of Banknorth or any of their respective predecessors or (ii) the merger agreement, the Banknorth stock option agreement or any of the transactions contemplated thereby, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation and bylaws of Banknorth or the equivalent documents of any Banknorth subsidiary, as applicable, or any agreement, arrangement or understanding disclosed by Banknorth to Peoples Heritage pursuant to the merger agreement, in each case as in effect on the date of the merger agreement. Pursuant to the merger agreement, Peoples Heritage also generally agreed to honor all limitations on liability existing in favor of the indemnified parties as provided in the certificate of incorporation, bylaws or similar governing instruments of Banknorth and its subsidiaries as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

    Pursuant to the merger agreement, Peoples Heritage also agreed to maintain Banknorth's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the effective time of the merger by persons who are currently covered by such insurance policy maintained by Banknorth for a period of six years following the effective time of the merger, subject to a cost limitation set forth in the merger agreement.

    Other than as set forth above, no director or executive officer of Banknorth has any direct or indirect material interest in the merger, except insofar as ownership of Banknorth common stock might be deemed such an interest. See "Certain Beneficial Owners of Banknorth Common Stock."

CERTAIN EMPLOYEE MATTERS

    As soon as administratively practicable after the effective time of the merger, Peoples Heritage will take all reasonable action so that employees of Banknorth and its subsidiaries will be entitled to participate in the Peoples Heritage employee benefit plans of general applicability to the same extent as similarly-situated employees of Peoples Heritage and its subsidiaries (it being understood that inclusion of the employees of Banknorth and its subsidiaries in the Peoples Heritage employee benefit plans may occur at different times with respect to different plans). For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Peoples Heritage employee benefit plans, Peoples Heritage and the Peoples Heritage employee benefit plans will recognize years of service with Banknorth, any Banknorth subsidiary or any predecessor thereof or entity acquired by Banknorth or a Banknorth subsidiary as such service is recognized by and reflected on the records of Banknorth and the Banknorth employee benefit plans. Peoples Heritage and the Peoples Heritage employee benefit plans will provide employees of Banknorth and Banknorth subsidiaries with full credit for copayment, deductible amounts and out-of-pocket maximums under any Banknorth employee benefit plan paid by such employees prior to the effective time of the merger and will not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to employees of Peoples Heritage and its subsidiaries.

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
    All employees of Banknorth or a Banknorth subsidiary as of the effective time of the merger will become employees of Peoples Heritage or a Peoples Heritage subsidiary as of such time, and Peoples Heritage or a Peoples Heritage subsidiary will use its best efforts to give such persons (other than any person who is party to an employment agreement or a severance agreement) at least four weeks prior written notice of any job elimination during the 90-day period after the effective time of the merger. Subject to such four-week notice requirement, Peoples Heritage or a Peoples Heritage subsidiary will have no obligation to continue the employment of any employee of Banknorth or a Banknorth subsidiary and nothing contained in the merger agreement will be deemed to give any employee of Banknorth or any Banknorth subsidiary a right to continuing employment with Peoples Heritage or a Peoples Heritage subsidiary after the effective time of the merger. An employee of Banknorth or a Banknorth subsidiary (other than an employee who is party to an employment agreement or a severance agreement) who is involuntarily terminated other than for cause following the effective time of the merger will be entitled to receive severance payments in accordance with, and to the extent provided in, the Peoples Heritage employee severance plan applicable to the merger.

    For a period of six months following the effective time of the merger, Peoples Heritage will provide job counseling and outplacement services to all employees of Banknorth and its subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the effective time of the merger. During that period, Peoples Heritage also will notify those former employees who wish to continue to be so notified of opportunities for positions with Peoples Heritage or a Peoples Heritage subsidiary for which Peoples Heritage reasonably believes such persons are qualified and to consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person will be made in the sole discretion of Peoples Heritage.

BANK MERGERS AND CONSOLIDATION OF TRUST OPERATIONS

    Pursuant to the merger agreement, certain banking subsidiaries of Peoples Heritage and Banknorth will be combined as soon as practicable following consummation of the merger. These transactions are as follows:

    - Granite Savings Bank and Trust Company, a Banknorth subsidiary, will be merged with and into The Howard Bank, N.A., which also is a Banknorth subsidiary;

    - Farmington National Bank, a Banknorth subsidiary, and Bank of New Hampshire, a Peoples Heritage subsidiary, will combine under the name of the latter; and

    - Family Bank, a Peoples Heritage subsidiary, and First Massachusetts Bank, N.A., a Banknorth subsidiary, will combine under the name of the latter.

    The merger agreement also provides that, subject to the requirements of applicable laws and regulations, any requirement of an applicable regulatory authority and the fiduciary duties of the board of directors of Peoples Heritage, Peoples Heritage will use its reasonable best efforts following the merger to consolidate the trust operations of its banking subsidiaries with and into The Stratevest Group, N.A. and will maintain the headquarters of this company in Vermont for at least two years following the merger of Banknorth and Peoples Heritage.

RESALE OF PEOPLES HERITAGE COMMON STOCK

    The Peoples Heritage common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Banknorth shareholder who may be deemed to be an affiliate of Peoples Heritage for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Banknorth for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10%

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
shareholders) who control, are controlled by or are under common control with
(i) Peoples Heritage or Banknorth at the time of the special meetings or
(ii) Peoples Heritage at or after the effective time of the merger.

    Rules 144 and 145 will restrict the sale of Peoples Heritage common stock received in the merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Banknorth at the time of the special meetings, provided they are not affiliates of Peoples Heritage at or following the effective time of the merger, may publicly resell any Peoples Heritage common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Peoples Heritage common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Peoples Heritage as required by Rule 144. Persons who are affiliates of Peoples Heritage after the effective time of the merger may publicly resell the Peoples Heritage common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

    The ability of affiliates to resell shares of Peoples Heritage common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Peoples Heritage's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Peoples Heritage common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus/joint proxy statement is a part nor this prospectus/joint proxy statement cover any resales of Peoples Heritage common stock received by persons who may be deemed to be affiliates of Peoples Heritage or Banknorth in the merger.

    Guidelines of the Securities and Exchange Commission regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Securities and Exchange Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least
30 days of post-merger operations of the combined entity have been published.

    Each of Peoples Heritage and Banknorth has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling of interests accounting treatment) of such party to deliver to Peoples Heritage a letter agreement intended to preserve the ability to treat the merger as a pooling of interests and, in the case of affiliates of Banknorth, to ensure compliance with the Securities Act of 1933. See "--Letter Agreements."

FEDERAL INCOME TAX CONSEQUENCES

    GENERAL. The following is a summary description of the material federal income tax consequences of the merger to shareholders of Banknorth, which is based upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to Peoples Heritage. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Banknorth common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Banknorth common stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This summary is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/joint proxy statement, without consideration of the particular facts or circumstances of any holder of Banknorth common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this summary would not be different.

    CONSEQUENTLY, EACH SHAREHOLDER OF BANKNORTH IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC FEDERAL AND ANY FOREIGN, STATE AND LOCAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THE MERGER APPLICABLE TO SUCH SHAREHOLDER.

    THE MERGER. Peoples Heritage and Banknorth have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P., which is based on facts, representations and assumptions that were provided by Banknorth and Peoples Heritage and that are consistent with the state of facts that Banknorth and Peoples Heritage believe will be existing as of the effective time of the merger. On the basis of such facts, representations and assumptions, Elias, Matz, Tiernan & Herrick L.L.P. has opined that for federal income tax purposes the merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly:

    - neither Peoples Heritage nor Banknorth will recognize any gain or loss as a result of the merger;

    - no gain or loss will be recognized by shareholders of Banknorth upon the exchange of their Banknorth common stock solely for shares of Peoples Heritage common stock pursuant to the merger, except in respect of cash received in lieu of a fractional share interest in Peoples Heritage common stock;

    - the basis of the Peoples Heritage common stock received by a Banknorth shareholder receiving solely Peoples Heritage common stock will be the same as his or her basis in the Banknorth common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (as described below); and

    - the holding period of the shares of Peoples Heritage common stock received by a Banknorth shareholder receiving solely Peoples Heritage common stock will include the period during which such Banknorth shareholder held the Banknorth common stock surrendered in exchange therefor, provided the surrendered Banknorth common stock was held by such shareholder as a capital asset at the effective time of the merger.

    For federal income tax purposes, cash received by a holder of Banknorth common stock in lieu of a fractional share interest in Peoples Heritage common stock will be treated as received in redemption of the fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Banknorth common stock allocable to such fractional share interest, if the deemed redemption meaningfully reduces the Banknorth shareholder's interest in Peoples Heritage, taking into account the constructive ownership rules of the Code. Such gain or loss should be long-term capital gain or loss if such share of Banknorth common stock is held as a capital asset and has been held for more than one year at the effective time of the merger. A common shareholder that owns an extremely small percentage of the Banknorth common stock, exercises no control over the affairs of Peoples Heritage or Banknorth and does not actually or constructively own any shares of Peoples Heritage common stock other than those received in the merger will be treated as experiencing a meaningful reduction in interest.

    CLOSING OPINION. It is a condition precedent to the obligations of Peoples Heritage and Banknorth to effect the merger that they receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated as of the effective time of the merger, with respect to the federal income tax consequences of the merger described under the subheading "--The Merger" above. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon facts, representations and assumptions that will be provided by Peoples Heritage, Banknorth and others.

ACCOUNTING TREATMENT OF THE MERGER

    It is expected that the merger will be accounted for as a pooling of interests under generally accepted accounting principles, and it is a condition to the obligations of Peoples Heritage and Banknorth to consummate the merger that they receive a letter, dated the date of this prospectus/joint proxy statement (which has been received) and confirmed in writing as of the effective time of the merger, from KPMG LLP, Peoples Heritage's and Banknorth's independent public accountants, to the effect that the merger qualifies for such accounting treatment. See "The Merger--Conditions to the Merger." As required by generally accepted accounting principles, under pooling of interests accounting, as of the effective time of the merger, the assets and liabilities of Banknorth would be added to those of Peoples Heritage at their recorded book values and the shareholders' equity accounts of Peoples Heritage and Banknorth would be combined on Peoples Heritage's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of Peoples Heritage issued after consummation of the merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of Peoples Heritage and Banknorth as if the merger had taken place prior to the periods covered by such financial statements. The unaudited pro forma per share financial information contained herein has been prepared using the pooling of interests accounting method to account for the merger. See "Summary--Unaudited Comparative Per Share and Selected Financial Data."

EXPENSES OF THE MERGER

    The merger agreement provides that each party thereto will each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the registration statement of which this prospectus/joint proxy statement is a part and the registration fee to be paid to the Securities and Exchange Commission in connection therewith will be shared equally between Peoples Heritage and Banknorth.

AMENDMENT TO ARTICLES OF INCORPORATION OF PEOPLES HERITAGE

    Pursuant to the merger agreement, the articles of incorporation of Peoples Heritage, as in effect immediately prior to consummation of the merger, will be the articles of incorporation of the combined company until altered, amended or repealed in accordance with their terms and applicable law, except that article 1 of such articles of incorporation will be amended to state in its entirety as follows:

       The name of the corporation is Banknorth Group, Inc. (hereinafter referred to as the "Corporation") and it is located at One Portland Square, Portland, Maine 04112-9540.

    By virtue of adopting the merger agreement, shareholders of Peoples Heritage will be adopting the foregoing amendment to the articles of incorporation of Peoples Heritage.

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
STOCK OPTION AGREEMENTS

    As an inducement and a condition to Peoples Heritage's entering into the merger agreement, Peoples Heritage and Banknorth also entered into a stock option agreement (the "Banknorth stock option agreement"), pursuant to which Banknorth, as issuer, granted Peoples Heritage, as grantee, an option, upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of Peoples Heritage and Banknorth), to purchase up to 4,621,085 shares of Banknorth common stock, representing 19.9% of the outstanding shares of Banknorth common stock, at a price of $26.80 per share, subject to adjustment in certain circumstances and termination within certain periods (the "Banknorth option").

    As an inducement and a condition to Banknorth's entering into the merger agreement, Peoples Heritage and Banknorth also entered a stock option agreement (the "Peoples Heritage stock option agreement," and together with the Banknorth stock option agreement the "stock option agreements"), pursuant to which Peoples Heritage, as issuer, granted Banknorth, as grantee, an option, upon the occurrence of certain events (none of which has occurred as of the date hereof to the knowledge of Peoples Heritage and Banknorth), to purchase up to 20,820,000 shares of Peoples Heritage common stock, representing 19.9% of the outstanding shares of Peoples Heritage common stock at the time of execution of the Peoples Heritage stock option agreement, at a price of $19.20 per share, subject to adjustment in certain circumstances and termination within certain periods (the "Peoples Heritage option," and together with the Banknorth option the "options").

    For purposes of the following summary of the material provisions of the stock option agreements, the term (i) "issuer" means Banknorth with respect to the Banknorth stock option agreement and Peoples Heritage with respect to the Peoples Heritage stock option agreement, (ii) "grantee" means Peoples Heritage with respect to the Banknorth stock option agreement and Banknorth with respect to the Peoples Heritage stock option agreement, (iii) "option" means the Banknorth option or the Peoples Heritage option, as applicable, and
(iv) "issuer common stock" shall mean the Banknorth common stock or the Peoples Heritage common stock, as applicable. With the exception of the number and percentage of shares of issuer common stock subject to an option and the per share price at which an option may be exercised, the terms of the Banknorth stock option agreement and the Peoples Heritage stock option agreement are substantially identical.

    Subject to applicable law and regulatory restrictions, grantee may exercise the option, in whole or in part, if, but only if, both an initial triggering event (as hereinafter defined) and a subsequent triggering event (as hereinafter defined) have occurred prior to the occurrence of an exercise termination event (as hereinafter defined), provided that written notice of such exercise is given within six months following the first subsequent triggering event to occur (or such later period as is provided in each stock option agreement). Notwithstanding the foregoing, grantee may not exercise the option if it is in willful breach of the merger agreement such that issuer shall be entitled to terminate the merger agreement therefor in accordance with its terms.

    As defined in each stock option agreement, the term "initial triggering event" means any of the following events or transactions occurring on or after the date of execution of the stock option agreement:

    - Issuer or any subsidiary of issuer, without having received grantee's prior written consent, shall have entered into an agreement to engage in an acquisition transaction (as hereinafter defined) with any person (the term "person" for purposes of each stock option agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than grantee or any subsidiary of grantee, or the board of directors of issuer shall have recommended that the shareholders of issuer approve or accept any acquisition transaction with any person other than grantee or a grantee subsidiary. For purposes of each stock option agreement, the term "acquisition transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving issuer or any issuer subsidiary, (ii) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of issuer or any issuer subsidiary, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of issuer or any issuer subsidiary or (iv) any substantially similar transaction, provided that in no event shall any merger, consolidation, purchase or similar transaction (x) involving only issuer and one or more of its subsidiaries, or involving only any two or more of such subsidiaries, be deemed to be an acquisition transaction, provided that any such transaction is not entered into in violation of the terms of the merger agreement, or (y) permitted by the merger agreement be deemed to be an acquisition transaction;

    - Any person, other than grantee or a grantee subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer common stock (the term "beneficial ownership" for purposes of each stock option agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder);

    - Any person, other than grantee or a grantee subsidiary, shall have made a bona fide proposal to issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an acquisition transaction;

    - The shareholders of issuer shall have voted and failed to adopt the merger agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the merger agreement or shall have been cancelled prior to termination of the merger agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than grantee or a grantee subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an acquisition transaction;

    - The board of directors of issuer, without having received grantee's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to grantee, its recommendation that the shareholders of issuer approve the transactions contemplated by the merger agreement in anticipation of engaging in an acquisition transaction, or issuer or any issuer subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an acquisition transaction with any person other than grantee or a grantee subsidiary;

    - Any person, other than grantee or a grantee subsidiary, shall have filed with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction (or filed a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

    - After an overture is made by any person, other than grantee or a grantee subsidiary, to issuer or its shareholders to engage in an acquisition transaction, issuer shall have breached any covenant or obligation contained in the merger agreement and such breach (x) would entitle grantee to terminate the merger agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the date the holder of the option sends issuer a written notice to exercise the option in whole or in part; or

    - Any person, other than grantee or a grantee subsidiary, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

    As defined in each stock option agreement, the term "subsequent triggering event" means any of the following events or transactions occurring after the date of execution of the stock option agreement:

    - The acquisition by any person, other than grantee or any grantee subsidiary, of beneficial ownership of 25% or more of the then outstanding issuer common stock; or

    - The occurrence of the initial triggering event described in the first paragraph of the definition of initial triggering event above, except that the percentage referred to in clause (iii) of such paragraph shall be 25%;

provided, however, that, notwithstanding any other provision of the stock option agreement to the contrary, a subsequent triggering event shall be deemed to have occurred upon the occurrence of certain distribution or triggering events set forth in issuer's shareholder rights plan.

    As defined in each stock option agreement, "exercise termination event" means each of the following:

    - the effective time of the merger;

    - termination of the merger agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an initial triggering event, except a termination by grantee due to a breach of the merger agreement (unless the breach by issuer giving rise to such right of termination was non-volitional); or

    - the passage of 12 months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event or is a termination by grantee due to a breach of the merger agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional), provided that if an initial triggering event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the exercise termination event shall be 12 months from the expiration of the last triggering event but in no event more than 18 months after such termination. As defined in each stock option agreement, the term "last triggering event" means the last initial triggering event to expire.

    Under applicable law, grantee would be required to obtain the prior approval of the Federal Reserve Board prior to acquiring 5% or more of the outstanding shares of issuer common stock. In addition, certain other regulatory approvals also may be required before such an acquisition could be consummated.

    Upon the occurrence of a subsequent triggering event that occurs prior to an exercise termination event, (i) at the request of any holder of the option delivered within 90 days following such occurrence (or such later period as is provided in each stock option agreement), Issuer (or any successor thereto) shall repurchase the option from the holder of the option at a price equal to the greater of (1) $20.0 million and (2) the amount by which (A) the market/offer price (as defined in each stock option agreement) exceeds (B) the option exercise price, multiplied by the number of shares for which the option may then be exercised, plus, to the extent not previously reimbursed, grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of grantee's rights under, the merger agreement, including without limitation legal, accounting and investment banking fees ("grantee's out-of-pocket expenses"), and (ii) at the request of the owner of option shares from time to time (the "owner"), delivered within 90 days following such occurrence (or such later period as is provided in each stock option agreement), issuer (or any successor thereto) shall repurchase such number of the shares of issuer common stock acquired upon exercise of an option from the owner as the owner shall designate at a price equal to the greater of (A) the market/offer price and
(B) the average exercise price per share paid by the owner for the option shares so designated plus, to the extent not previously reimbursed, grantee's out-of-pocket expenses.

    Each stock option agreement provides that in no event shall grantee's total profit (as defined in each stock option agreement, which definitions are incorporated herein by reference) exceed $40,000,000 and, if it otherwise would exceed such amount, grantee, at its sole election, shall either (i) reduce the number of shares of issuer common stock subject to the option, (ii) deliver to issuer for cancellation shares of issuer common stock previously purchased by grantee pursuant to the option, (iii) pay cash to issuer or (iv) any combination thereof, so that grantee's actually realized total profit shall not exceed $40,000,000 after taking into account the foregoing actions. Each stock option agreement also provides that the option may not be exercised for a number of shares as would, as of the date of exercise, result in a notional total profit (as defined in each stock option agreement, which definitions are incorporated herein by reference) of more than $40,000,000, provided that this provision shall not restrict any exercise of the option permitted on any subsequent date.

    The stock option agreements are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement. The existence of the options could significantly increase the cost to a potential acquiror of acquiring Peoples Heritage or Banknorth compared to its cost had the stock option agreements and the merger agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Peoples Heritage or Banknorth than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, Peoples Heritage and Banknorth believe that the exercise or repurchase of either of the options is likely to prohibit any other acquiror of the Issuer of such option from accounting for an acquisition of such Issuer using the pooling of interests accounting method for a period of two years. In light of the foregoing, the stock option agreements may have the effect of discouraging persons who might now or at any other time prior to the effective time of the merger be interested in acquiring all or a significant interest in Peoples Heritage or Banknorth from considering or proposing such an acquisition, even if any such person was prepared to offer to pay consideration that had a higher current market price.

    A copy of the Banknorth stock option agreement and the Peoples Heritage stock option agreement are included as Annex II and Annex III hereto, respectively, and reference is made thereto for the complete terms thereof. The foregoing discussion is qualified in its entirety by reference to the stock option agreements.

TERMINATION FEE

    In connection with an amendment to the merger agreement to extend the termination date from April 1, 2000 to May 31, 2000, Peoples Heritage agreed to pay to Banknorth, within two business days of a demand therefor by Banknorth, $5 million in immediately available funds in the event that required regulatory approvals are not obtained or the merger is not completed by May 31, 2000, other than due to a breach of the merger agreement by Banknorth. See "--Regulatory Approvals--Federal Approvals and Notices."

LETTER AGREEMENTS

    In connection with the execution of the merger agreement, the directors and executive officers of Banknorth entered into a letter agreement with Peoples Heritage pursuant to which such persons agreed to vote all shares of Banknorth common stock beneficially owned by them as of the record date for the Banknorth special meeting to approve the merger agreement at the Banknorth special meeting, and the directors and executive officers of Peoples Heritage entered into a letter agreement with Peoples Heritage pursuant to which such persons agreed to do the same with respect to the shares of Peoples Heritage common stock beneficially owned by them at the Peoples Heritage special meeting. Pursuant to the foregoing letter agreements, directors and executive officers of Banknorth and Peoples Heritage agreed to certain restrictions on the transfer of shares of Peoples Heritage common stock and Banknorth common stock which are intended to ensure that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and, in the case of directors and executive officers of Banknorth, compliance with applicable federal securities laws in connection with the transfer of shares of Peoples Heritage common stock received by them upon consummation of the merger. See "The Merger--Resale of Peoples Heritage Common Stock."

NO DISSENTERS' RIGHTS

    In accordance with Section 262 of the Delaware General Corporation Law, appraisal rights are not available to holders of any class of shares of a Delaware corporation such as Banknorth that, at the record date for determining shareholders entitled to vote on a plan of merger or consolidation, was listed on a national securities exchange or designated as a Nasdaq Stock Market National Market security, provided that such holders are not required by the terms of the plan of merger or consolidation to accept for such shares anything other than, among other things, shares of stock in the acquiring corporation which are so listed, plus cash in lieu of any fractional share interests. Because the Banknorth common stock and the Peoples Heritage common stock are listed on the Nasdaq Stock Market's National Market, Banknorth shareholders have no dissenters' rights of appraisal in connection with the merger.

    In accordance with Section 908 of the Maine Business Corporation Act, appraisal rights are not available to holders of any class of shares of a Maine corporation such as Peoples Heritage that, at the record date for determining shareholders entitled to vote on a plan of merger or consolidation, was registered with the Securities and Exchange Commission pursuant to
Section 12(g) of the Securities Exchange Act of 1934, provided that such holders are not required by the terms of the plan of merger or consolidation to accept for such shares anything other than shares of stock in the surviving corporation, among other things. Because the Peoples Heritage common stock is registered under Section 12(g) and the outstanding shares of Peoples Heritage common stock will be unaffected by the merger, Peoples Heritage shareholders have no dissenters' rights of appraisal in connection with the merger.

                 MANAGEMENT AND OPERATIONS OF PEOPLES HERITAGE
                                AFTER THE MERGER

MANAGEMENT

    Pursuant to the merger agreement, at the effective time of the merger the board of directors of Peoples Heritage will be expanded to include Angelo P. Pizzagalli and five other persons serving as directors of Banknorth immediately prior to the effective time who are designated by Banknorth and who both meet the director qualification requirements set forth in the bylaws of Peoples Heritage and are otherwise reasonably acceptable to Peoples Heritage. The merger agreement also provides that, at the effective time of the merger, Mr. Pizzagalli will become chairman of the executive committee of the board of directors of Peoples Heritage.

    The following table sets forth certain information about each director of Banknorth who will become a director of Peoples Heritage upon consummation of the merger.

                                                     POSITION WITH BANKNORTH AND           DIRECTOR OF
                                                        PRINCIPAL OCCUPATION                BANKNORTH
NAME                               AGE               DURING THE PAST FIVE YEARS               SINCE
----                             --------   ---------------------------------------------  -----------
Thomas J. Amidon, Esq..........     59      Attorney at Law                                  1982

Susan C. Crampton, C.P.A.......     58      Principal, The Vermont Partnership, Jericho,     1985
                                            Vermont (business consultants)

George W. Dougan...............     60      Vice Chairman and Director of Banknorth since    1998
                                            1998; Chairman, President and Chief Executive
                                            Officer of Evergreen Bancorp

Luther F. Hackett..............     65      President, Hackett, Valine & McDonald, Inc.,     1983
                                            South Burlington, Vermont (insurance agency);
                                            Director, Central Vermont Public Service
                                            Corporation and Vermont Electric Power
                                            Company, Inc.

Angelo P. Pizzagalli...........     64      Co-Chairman, Pizzagalli Construction Company,    1983
                                            South Burlington Vermont (construction
                                            business)

Patrick E. Welch...............     52      Chairman and Chief Executive Officer,            1998
                                            National Life Insurance Company, Montpelier,
                                            Vermont

    Pursuant to the merger agreement, and subject to compliance with the director qualification requirements set forth in Peoples Heritage's bylaws and the fiduciary duties of the board of directors of Peoples Heritage, Peoples Heritage will include each of the foregoing persons on its list of nominees for director at the first annual meeting of shareholders of Peoples Heritage following the effective time of the merger, which persons shall be allocated equally among the three classes of directors of Peoples Heritage and nominated for election for three, two or one-year terms, as applicable.

    Additional information about the foregoing persons is contained in Banknorth's annual report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus/joint proxy statement. See "Where You Can Find More Information."

    For information about certain executive officers of Banknorth who will become executive officers of Peoples Heritage upon consummation of the merger, see "The Merger--Interests of Certain Persons in the Merger."

OPERATIONS

    Peoples Heritage expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies are expected to be derived primarily from reductions in personnel and the integration of other facilities and back office operations. In addition, because Banknorth will be merged with and into Peoples Heritage, the costs associated with Banknorth operating as a publicly-held entity also will be eliminated. The after-tax cost savings, revenue enhancements and other operating synergies for 2000 and 2001 are estimated to amount to approximately $13.3 million and $28.2 million, respectively. The estimated amounts are larger in 2001 because system consolidation and bank mergers are not anticipated to occur until sometime in the second quarter of 2000. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

    Based upon the projected after-tax cost savings, revenue enhancements and other operating synergies expected to be realized by the combined company, Peoples Heritage believes that the merger will be dilutive to the earnings of the combined company by $.04 per share, or 2.2%, in 2000, and accretive to the earnings of the combined company by $.04 per share, or 1.9%, in 2001. The earnings estimates for 2000 are based on First Call Corporation consensus estimates made prior to announcement of the proposed merger, and the earnings estimates for 2001 assume that the estimated earnings of Peoples Heritage and Banknorth in 2000 increase by 11.8% and 9.8%, respectively.

    Although management of Peoples Heritage has performed substantial financial analysis of the proposed merger, identification of all cost savings and potential earnings enhancements associated with the merger has not been completed. Moreover, no assurances can be given that cost savings or any revenue enhancements will be realized at any given time in the future.

    The estimated cost savings which are expected to be realized by the combined company do not reflect an estimated one-time, after-tax charge of approximately $31.0 million relating to merger reorganization and restructuring costs, which will be incurred in connection with the merger. The one-time charge relates primarily to terminations of employment contracts, change-in-control contracts and severance obligations, professional fees, conversion and integration expenses, exit costs associated with contract terminations and other operating expenses required to be accrued in accordance with generally accepted accounting principles, less estimated tax benefits. In evaluating the cost savings and other potential benefits of the merger, the Peoples Heritage board of directors considered the amount of the one-time merger charges which are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.

             PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed consolidated balance sheet combines the consolidated historical balance sheets of Peoples Heritage and Banknorth, assuming the merger was consummated as of September 30, 1999 on a pooling of interests accounting basis, and the following unaudited pro forma combined condensed consolidated statements of operations present the combined consolidated statements of operations of Peoples Heritage and Banknorth assuming the merger was consummated as of the beginning of the indicated periods. See "The Merger--Accounting Treatment of the Merger." Certain insignificant reclassifications have been reflected in the pro forma information to conform statement presentations.

    The effect of an expected reorganization and restructuring charge in connection with the merger has been reflected in the pro forma combined condensed consolidated balance sheet; however, because the reorganization and restructuring charge is nonrecurring, it has not been reflected in the pro forma combined condensed consolidated statements of operations. The pro forma financial data does not reflect cost savings, revenue enhancements and other operating synergies which are expected to be realized after the merger is completed. See "Management and Operations of Peoples Heritage After the Merger."

    The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at September 30, 1999 or at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

    The pro forma information should be read in conjunction with the historical consolidated financial statements of Peoples Heritage and Banknorth, including the related notes, incorporated by reference herein, and the selected consolidated and other pro forma financial information, including the notes thereto, appearing elsewhere in this prospectus/joint proxy statement. See "Where You Can Find More Information "and "Summary-Selected Pro Forma Consolidated Financial Data."

            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

                         PEOPLES HERITAGE AND BANKNORTH

                               SEPTEMBER 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                PEOPLES                                 PRO FORMA
                                               HERITAGE     BANKNORTH    ADJUSTMENTS    COMBINED
                                              -----------   ----------   -----------   -----------
                                              ASSETS
Cash and due from banks.....................  $   278,761   $  135,958   $       --    $   414,719
Federal funds sold and other short-term
  investments...............................      183,334          100           --        183,434
Securities available for sale, at market
  value.....................................    5,412,505    1,135,573           --      6,548,078
Securities held to maturity.................      565,783       16,454                     582,237
Loans held for sale.........................       98,575       17,462           --        116,037
Loans and leases............................    6,691,169    2,954,772           --      9,645,941
Less: Allowance for loan and lease losses...      110,788       46,165           --        156,953
                                              -----------   ----------   ----------    -----------
  Net loans and leases......................    6,580,381    2,908,607           --      9,488,988
Premises and equipment......................      140,749       50,930           --        191,679
Goodwill and other intangibles..............      114,206       73,369           --        187,575
Mortgage servicing rights...................       48,103        6,029           --         54,132
Bank owned life insurance...................      225,329       59,547           --        284,876
Other assets................................      233,138       78,162           --        311,300
                                              -----------   ----------   ----------    -----------
    Total assets............................  $13,880,864   $4,482,191   $       --    $18,363,055
                                              ===========   ==========   ==========    ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Interest-bearing..........................  $ 6,682,086   $3,100,073   $       --    $ 9,782,159
  Non-interest bearing......................    1,276,536      526,973           --      1,803,509
  Brokered deposits.........................      143,819           --           --        143,819
                                              -----------   ----------   ----------    -----------
    Total deposits..........................    8,102,441    3,627,046           --     11,729,487
Borrowings from the Federal Home Loan Bank
  of Boston.................................    4,206,474      180,881           --      4,387,355
Federal funds purchased and securities sold
  under repurchase agreements...............      565,760      221,077           --        786,837
Other borrowings............................       30,542       35,443           --         65,985
Other liabilities...........................       54,739       50,755       30,972(1)     136,466
                                              -----------   ----------   ----------    -----------
    Total liabilities.......................   12,959,956    4,115,202       30,972(1)  17,106,130
                                              -----------   ----------   ----------    -----------
Corporation-obligated, mandatorily
  redeemable securities of subsidiary
  trust.....................................       68,775       30,000           --         98,775
                                              -----------   ----------   ----------    -----------
Shareholders' equity:
  Preferred Stock...........................           --           --           --             --
  Common Stock:
    Peoples Heritage........................        1,066                       426 (2)       1,492
    Banknorth...............................                    23,548      (23,548)(2)          --
Paid-in capital.............................      508,836       85,622       16,169 (2)     610,627
Retained earnings...........................      499,159      249,149      (30,972)(1)     717,336
Unamortized employee restricted stock.......           --       (1,222)          --         (1,222)
Unearned compensation.......................       (1,775)        (139)          --         (1,914)
Accumulated other comprehensive income:
  Net unrealized loss on securities
    available for sale......................      (70,752)     (13,016)          --        (83,768)
Treasury stock, at cost.....................      (84,401)      (6,953)       6,953 (2)     (84,401)
                                              -----------   ----------   ----------    -----------
  Total shareholders' equity................      852,133      336,989      (30,972)(1)   1,158,150
                                              -----------   ----------   ----------    -----------
    Total liabilities and shareholders'
      equity................................  $13,880,864   $4,482,191   $       --    $18,363,055
                                              ===========   ==========   ==========    ===========

                                                   (FOOTNOTES ON FOLLOWING PAGE)

       NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCED SHEET

(1) The unaudited pro forma condensed combined balance sheet at September 30, 1999 reflects anticipated one-time merger and integration costs, which are presently estimated to total approximately $41.4 million before taxes and $31.0 million after taxes. These amounts differ from prior estimates of pre-tax and after-tax one-time merger and integration costs of $55.2 million and $40.5 million, respectively, primarily because of reductions in the estimated number of persons who will receive severance, the estimated aggregate amount of severance and the deduction of charges that Peoples Heritage will take ($3.6 million pre-tax, $2.4 million after-tax) in the first quarter of 2000 related to branch consolidations that will occur regardless whether the merger is consummated. Anticipated merger and integration cost estimates are not included in the unaudited pro forma condensed combined statements of operations for any of the periods presented. See "Management and Operations of Peoples Heritage After the Merger." The following table provides details of the estimated merger and integration costs by type:

                                              ESTIMATED PRE-TAX   ESTIMATED AFTER-TAX
                                                   AMOUNT               AMOUNT
                                              -----------------   -------------------
                                                           (IN MILLIONS)
Severance costs.............................        $ 7.6                $ 5.1
Data processing/systems integration.........          4.5                  3.0
Professional fees...........................          9.0                  8.3
Asset writedowns and lease termination......         13.1                  8.8
Customer communications.....................          3.3                  2.2
Other merger expenses.......................          3.9                  3.6
                                                    -----                -----
  Total.....................................        $41.4                $31.0
                                                    =====                =====

(2) Reflects the par value of the Peoples Heritage common stock to be issued in exchange for Banknorth common stock in connection with the merger, with related adjustments to paid-in capital, as well as the cancellation of Banknorth's treasury stock pursuant to the merger agreement. The Peoples Heritage common stock to be issued in connection with the merger was calculated by multiplying the number of outstanding shares of Banknorth common stock as of September 30, 1999 by the 1.825 exchange ratio and adding the number of shares of Peoples Heritage common stock issuable or potentially issuable prior to the effective time of the merger, based on the
    1.825 exchange ratio, with respect to the Banknorth common stock equivalents which were outstanding on such date.

                   PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                         PEOPLES HERITAGE AND BANKNORTH

                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           PEOPLES                   PRO FORMA
                                                          HERITAGE     BANKNORTH    COMBINED(1)
                                                         -----------   ----------   -----------
Interest and dividend income:
  Interest and fees on loans and leases................  $   436,016   $  183,627   $   619,643
  Interest and dividends on securities.................      231,323       53,267       284,590
                                                         -----------   ----------   -----------
    Total interest and dividend income.................      667,339      236,894       904,233
                                                         -----------   ----------   -----------
Interest expense:
  Interest on deposits.................................      190,589       90,033       280,622
  Interest on borrowed funds...........................      144,883       14,360       159,243
                                                         -----------   ----------   -----------
    Total interest expense.............................      335,472      104,393       439,865
                                                         -----------   ----------   -----------
    Net interest income................................      331,867      132,501       464,368
Provision for loan and lease losses....................       10,695        6,875        17,570
                                                         -----------   ----------   -----------
    Net interest income after provision for loan
      losses...........................................      321,172      125,626       446,798
                                                         -----------   ----------   -----------
Noninterest income:
  Customer services....................................       37,955       14,002        51,957
  Mortgage banking services............................       14,277        3,338        17,615
  Trust and investment advisory services...............       14,562       14,634        29,196
  Insurance commissions................................       14,277           --        14,277
  Net securities gains.................................          281          374           655
  Bank owned life insurance income.....................        8,385        1,835        10,220
  Bank owned life insurance claim......................           --        1,389         1,389
  Other noninterest income.............................        5,597        6,469        12,066
                                                         -----------   ----------   -----------
                                                              95,334       42,041       137,375
                                                         -----------   ----------   -----------
Noninterest expenses:
  Salaries and employee benefits.......................      120,410       50,971       171,381
  Data processing......................................       20,985        5,425        26,410
  Occupancy............................................       20,631        9,064        29,695
  Equipment............................................       15,527        7,611        23,138
  Amortization of goodwill and deposit premiums........        8,834        6,631        15,465
  Distributions on securities of subsidiary trust......        5,129        2,367         7,496
  Advertising and marketing............................        6,812        3,586        10,398
  Special charges......................................       33,235        1,233        34,468
  Other noninterest expenses...........................       38,255       20,937        59,192
                                                         -----------   ----------   -----------
                                                             269,818      107,825       377,643
                                                         -----------   ----------   -----------
Income before income tax expense.......................      146,688       59,842       206,530
Income tax expense.....................................       49,847       18,560        68,407
                                                         -----------   ----------   -----------
  Net income...........................................  $    96,841   $   41,282   $   138,123
                                                         ===========   ==========   ===========
Basic earnings per share...............................  $      0.94   $     1.76   $      0.95
                                                         ===========   ==========   ===========
Diluted earnings per share.............................  $      0.93   $     1.74   $      0.93
                                                         ===========   ==========   ===========
Average common shares--basic...........................  103,427,165   23,392,786   146,118,999
                                                         ===========   ==========   ===========
Average common shares--diluted.........................  104,622,386   23,696,575   147,868,635
                                                         ===========   ==========   ===========

                                                           (FOOTNOTE ON PAGE 73)

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         PEOPLES HERITAGE AND BANKNORTH

                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           PEOPLES                   PRO FORMA
                                                          HERITAGE     BANKNORTH    COMBINED(1)
                                                         -----------   ----------   -----------
Interest and dividend income:
  Interest and fees on loans and leases................  $   508,114   $  178,546   $   686,660
  Interest and dividends on securities.................      120,390       51,499       171,889
                                                         -----------   ----------   -----------
    Total interest and dividend income.................      628,504      230,045       858,549
                                                         -----------   ----------   -----------
Interest expense:
  Interest on deposits.................................      214,087       89,318       303,405
  Interest on borrowed funds...........................       94,177       19,234       113,411
                                                         -----------   ----------   -----------
    Total interest expense.............................      308,264      108,552       416,816
                                                         -----------   ----------   -----------
  Net interest income..................................      320,240      121,493       441,733
Provision for loan and lease losses....................       10,457        7,010        17,467
                                                         -----------   ----------   -----------
  Net interest income after provision for loan and
    lease losses.......................................      309,783      114,483       424,266
                                                         -----------   ----------   -----------
Noninterest income:
  Customer services....................................       29,817       11,852        41,669
  Mortgage banking services............................       22,329        4,101        26,430
  Trust and investment advisory services...............       12,105        9,047        21,152
  Insurance commissions................................        9,050           --         9,050
  Net securities gains (losses)........................        3,509           (7)        3,502
  Bank owned life insurance income.....................        2,807        1,660         4,467
  Other noninterest income.............................        8,329        3,174        11,503
                                                         -----------   ----------   -----------
                                                              87,946       29,827       117,773
                                                         -----------   ----------   -----------
Noninterest expenses:
  Salaries and employee benefits.......................      123,136       47,991       171,127
  Data processing......................................       18,183        5,417        23,600
  Occupancy............................................       20,229        7,321        27,550
  Equipment............................................       15,355        7,045        22,400
  Amortization of goodwill and deposit premiums........        8,664        3,964        12,628
  Distributions on securities of subsidiary trust......        6,795        2,367         9,162
  Advertising and marketing............................        8,558        2,948        11,506
  Special charges......................................       35,374           --        35,374
  Other noninterest expenses...........................       41,337       19,139        60,476
                                                         -----------   ----------   -----------
                                                             277,631       96,192       373,823
                                                         -----------   ----------   -----------
Income before income tax expense.......................      120,098       48,118       168,216
Income tax expense.....................................       39,204       14,836        54,040
                                                         -----------   ----------   -----------
    Net income.........................................  $    80,894   $   33,282   $   114,176
                                                         ===========   ==========   ===========
Basic earnings per share...............................  $      0.78   $     1.43   $      0.78
                                                         ===========   ==========   ===========
Diluted earnings per share.............................  $      0.76   $     1.40   $      0.77
                                                         ===========   ==========   ===========
Average common shares--basic...........................  103,529,930   23,305,115   146,061,765
                                                         ===========   ==========   ===========
Average common shares--diluted.........................  105,818,328   23,711,125   149,091,131
                                                         ===========   ==========   ===========

                                                           (FOOTNOTE ON PAGE 73)

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         PEOPLES HERITAGE AND BANKNORTH

                          YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           PEOPLES                   PRO FORMA
                                                          HERITAGE     BANKNORTH    COMBINED(1)
                                                         -----------   ----------   -----------
Interest and dividend income:
  Interest and fees on loans and leases................  $   669,991   $  238,953   $   908,944
  Interest and dividends on securities.................      167,468       69,748       237,216
                                                         -----------   ----------   -----------
    Total interest and dividend income.................      837,459      308,701     1,146,160
                                                         -----------   ----------   -----------
Interest expense:
  Interest on deposits.................................      284,935      120,481       405,416
  Interest on borrowed funds...........................      126,051       24,177       150,228
                                                         -----------   ----------   -----------
    Total interest expense.............................      410,986      144,658       555,644
                                                         -----------   ----------   -----------
  Net interest income..................................      426,473      164,043       590,516
Provision for loan and lease losses....................       14,430        9,345        23,775
                                                         -----------   ----------   -----------
  Net interest income after provision for loan and
    lease
    losses.............................................      412,043      154,698       566,741
                                                         -----------   ----------   -----------
Noninterest income:
  Customer services....................................       40,982       16,142        57,124
  Mortgage banking services............................       27,202        5,492        32,694
  Trust and investment advisory services...............       16,590      12, 838        29,428
  Insurance commissions................................       13,006           --        13,006
  Net securities gains.................................        5,904          519         6,423
  Bank owned life insurance income.....................        3,705        2,229         5,934
  Other noninterest income.............................       11,297        4,253        15,550
                                                         -----------   ----------   -----------
                                                             118,686       41,473       160,159
                                                         -----------   ----------   -----------
Noninterest expenses:
  Salaries and employee benefits.......................      164,888       65,545       230,433
  Data processing......................................       25,399        6,889        32,288
  Occupancy............................................       26,811        9,826        36,637
  Equipment............................................       20,621        9,392        30,013
  Amortization of goodwill and deposit premiums........       11,611        5,743        17,354
  Distributions on securities of subsidiary trust......        9,060        3,156        12,216
  Advertising and marketing............................       10,805        3,870        14,675
  Special charges......................................       39,172       21,968        61,140
  Other noninterest expenses...........................       52,631       26,347        78,978
                                                         -----------   ----------   -----------
                                                             360,998      152,736       513,734
                                                         -----------   ----------   -----------
Income before income tax expense.......................      169,731       43,435       213,166
Income tax expense.....................................       56,907       14,515        71,422
                                                         -----------   ----------   -----------
    Net income.........................................  $   112,824   $   28,920   $   141,744
                                                         ===========   ==========   ===========
Basic earnings per share...............................  $      1.09   $     1.24   $      0.97
                                                         ===========   ==========   ===========
Diluted earnings per share.............................  $      1.07   $     1.22   $      0.95
                                                         ===========   ==========   ===========
Average common shares--basic...........................  103,637,875   23,277,560   146,119,422
                                                         ===========   ==========   ===========
Average common shares--diluted.........................  105,767,728   23,669,540   148,964,639
                                                         ===========   ==========   ===========

                                                           (FOOTNOTE ON PAGE 73)

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         PEOPLES HERITAGE AND BANKNORTH

                          YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           PEOPLES                   PRO FORMA
                                                          HERITAGE     BANKNORTH    COMBINED(1)
                                                         -----------   ----------   -----------
Interest and dividend income:
  Interest and fees on loans and leases................  $   590,000   $  233,414   $   823,414
  Interest and dividends on securities.................      171,270       61,343       232,613
                                                         -----------   ----------   -----------
    Total interest and dividend income.................      761,270      294,757     1,056,027
                                                         -----------   ----------   -----------
Interest expense:
  Interest on deposits.................................      261,478      109,443       370,921
  Interest on borrowed funds...........................       94,868       23,892       118,760
                                                         -----------   ----------   -----------
    Total interest expense.............................      356,346      133,335       489,681
                                                         -----------   ----------   -----------
    Net interest income................................      404,924      161,422       566,346
Provision for loan and lease losses....................        6,391        9,372        15,763
                                                         -----------   ----------   -----------
    Net interest income after provision for loan and
      lease losses.....................................      398,533      152,050       550,583
                                                         -----------   ----------   -----------
Noninterest income:
  Customer services....................................       34,525       15,260        49,785
  Mortgage banking services............................       28,679        4,667        33,346
  Trust and investment advisory services...............       12,621       11,223        23,844
  Insurance commissions................................        1,899           --         1,899
  Bank owned life insurance income.....................        2,251           77         2,328
  Net securities gains.................................        2,571          266         2,837
  Other noninterest income.............................       11,825        6,363        18,188
                                                         -----------   ----------   -----------
                                                              94,371       37,856       132,227
                                                         -----------   ----------   -----------
Noninterest expenses:
  Salaries and employee benefits.......................      156,197       62,994       219,191
  Data processing......................................       19,833        7,232        27,065
  Occupancy............................................       24,741       10,259        35,000
  Equipment............................................       21,641        9,398        31,039
  Amortization of goodwill and deposit premiums........        8,743        5,286        14,029
  Distributions on securities of subsidiary trust......        8,351        2,104        10,455
  Advertising and marketing............................       10,998        3,428        14,426
  Special charges......................................       23,559           --        23,559
  Other noninterest expenses...........................       58,176       27,228        85,404
                                                         -----------   ----------   -----------
                                                             332,239      127,929       460,168
                                                         -----------   ----------   -----------
  Income before income tax expense.....................      160,665       61,977       222,642
  Income tax expense...................................       56,993       20,161        77,154
                                                         -----------   ----------   -----------
    Net income.........................................  $   103,672   $   41,816   $   145,488
                                                         ===========   ==========   ===========
  Basic earnings per share.............................  $      1.01   $     1.76   $      1.00
                                                         ===========   ==========   ===========
  Diluted earnings per share...........................  $      0.99   $     1.74   $      0.98
                                                         ===========   ==========   ===========
  Average common shares--basic.........................  102,219,049   23,705,320   145,481,258
                                                         ===========   ==========   ===========
  Average common shares--diluted.......................  104,722,008   24,042,800   148,600,118
                                                         ===========   ==========   ===========

                                                           (FOOTNOTE ON PAGE 73)

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         PEOPLES HERITAGE AND BANKNORTH

                          YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           PEOPLES                   PRO FORMA
                                                           HERITAGE    BANKNORTH    COMBINED(1)
                                                          ----------   ----------   -----------
Interest and dividend income:
  Interest and fees on loans and leases.................  $  478,934   $  215,528   $   694,462
  Interest and dividends on securities..................     132,142       45,013       177,155
                                                          ----------   ----------   -----------
    Total interest and dividend income..................     611,076      260,541       871,617
                                                          ----------   ----------   -----------
Interest expense:
  Interest on deposits..................................     223,100       98,182       321,282
  Interest on borrowed funds............................      55,947       12,307        68,254
                                                          ----------   ----------   -----------
    Total interest expense..............................     279,047      110,489       389,536
                                                          ----------   ----------   -----------
    Net interest income.................................     332,029      150,052       482,081
Provision for loan and lease losses.....................       8,810        7,040        15,850
                                                          ----------   ----------   -----------
    Net interest income after provision for loan and
      lease losses......................................     323,219      143,012       466,231
                                                          ----------   ----------   -----------
Noninterest income:
  Customer services.....................................      26,107       13,430        39,537
  Mortgage banking services.............................      20,839        4,561        25,400
  Trust and investment advisory services................      10,227       10,217        20,444
  Bank owned life insurance income......................         975           --           975
  Net securities gains..................................       3,495           25         3,520
  Other noninterest income..............................      10,517        3,457        13,974
                                                          ----------   ----------   -----------
                                                              72,160       31,690       103,850
                                                          ----------   ----------   -----------
Noninterest expenses:
  Salaries and employee benefits........................     130,087       59,830       189,917
  Data processing.......................................      16,815        7,005        23,820
  Occupancy.............................................      21,518        9,176        30,694
  Equipment.............................................      17,086        8,501        25,587
  Amortization of goodwill and deposit premiums.........       5,527        4,715        10,242
  Advertising and marketing.............................       8,930        3,538        12,468
  Special charges.......................................       9,627        1,583        11,210
  Other noninterest expenses............................      54,657       26,995        81,652
                                                          ----------   ----------   -----------
                                                             264,247      121,343       385,590
                                                          ----------   ----------   -----------
Income before income tax expense........................     131,132       53,359       184,491
Income tax expense......................................      43,791       17,656        61,447
                                                          ----------   ----------   -----------
    Net income..........................................  $   87,341   $   35,703   $   123,044
                                                          ==========   ==========   ===========
Basic earnings per share................................  $     0.91   $     1.51   $      0.88
                                                          ==========   ==========   ===========
Diluted earnings per share..............................  $     0.89   $     1.50   $      0.87
                                                          ==========   ==========   ===========
Average common shares--basic............................  96,068,639   23,626,266   139,186,574
                                                          ==========   ==========   ===========
Average common shares--diluted..........................  98,112,141   23,860,882   141,658,251
                                                          ==========   ==========   ===========

                                                           (FOOTNOTE ON PAGE 73)

   NOTE TO PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (1) Peoples Heritage expects to achieve cost savings, revenue enhancements and other operating synergies following consummation of the merger. The cost savings, revenue enhancements and other operating synergies are expected to be achieved in various amounts at various times during the periods subsequent to consummation of the merger and not ratably over or at the beginning or end of such periods. See "Management and Operations of Peoples Heritage After the Merger." No adjustment has been reflected in the pro forma combined statements of operations for the anticipated cost savings, revenue enhancements and other operating synergies.

    For the reasons noted above, it should not be assumed that the dilution in Peoples Heritage earnings per share reflected in the pro forma combined condensed consolidated statements of operations will represent actual dilution with respect to the merger.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

    The Peoples Heritage common stock is traded on the Nasdaq Stock
Market Inc.'s National Market under the symbol "PHBK," and the Banknorth common stock is traded on the same under the symbol "BKNG." As of the record date for the special meetings, there were 101,959,636 shares of Peoples Heritage common stock outstanding, which were held by approximately 11,682 holders of record, and there were 23,451,731 shares of Banknorth common stock outstanding, which were held by approximately 4,855 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

    It is anticipated that following the merger the common stock of the combined company will trade on the Nasdaq Stock Market's National Market under the symbol "BKNG."

    The following table sets forth during the periods indicated the high and low prices of the Peoples Heritage common stock and the Banknorth common stock as reported on the Nasdaq Stock Market Inc.'s National Market and the dividends declared per share of Peoples Heritage common stock and Banknorth common stock.

                                          PEOPLES HERITAGE                      BANKNORTH
                                   -------------------------------   -------------------------------
                                                         DIVIDENDS                         DIVIDENDS
                                      MARKET PRICE       DECLARED       MARKET PRICE       DECLARED
                                   -------------------      PER      -------------------      PER
                                     HIGH       LOW        SHARE       HIGH       LOW        SHARE
                                   --------   --------   ---------   --------   --------   ---------
2000
---------------------------------
First Quarter (through January
  28)............................   $15.31     $12.69     $0.125      $27.12     $22.00     $ 0.20

1999
---------------------------------
First Quarter....................    20.25      16.50      0.115       37.25      24.75      0.360
Second Quarter...................    20.13      15.75      0.115       33.00      25.00         --
Third Quarter....................    19.81      16.06      0.120       35.25      28.44       0.18
Fourth Quarter...................    19.56      14.31      0.120       35.50      24.63       0.18

1998
---------------------------------
First Quarter....................    24.66      18.69      0.110       37.38      27.63      0.160
Second Quarter...................    26.75      21.56      0.110       39.13      33.38      0.160
Third Quarter....................    26.25      15.69      0.110       42.75      27.00      0.160
Fourth Quarter...................    21.25      12.81      0.110       37.88      23.50      0.160

    Set forth below is information regarding the closing price per share of Peoples Heritage common stock and Banknorth common stock on (i) June 1, 1999, the last trading day preceding public announcement of the merger agreement, and (ii) January 28, 2000, the last practicable trading day prior to the printing of this prospectus/joint proxy statement. The historical prices are as reported on the Nasdaq Stock
Market Inc.'s National Market.

                                       HISTORICAL MARKET
                                        VALUE PER SHARE
                                      --------------------
                                      PEOPLES                 EQUIVALENT MARKET VALUE
DATE                                  HERITAGE   BANKNORTH   PER SHARE OF BANKNORTH(1)
----                                  --------   ---------   -------------------------
June 1, 1999........................   $18.00     $26.75                $32.85
January 28, 2000....................

------------------------

(1) Equivalent market value per share of Banknorth common stock represents the historical market value per share of Peoples Heritage common stock multiplied by the exchange ratio of 1.825.

    Shareholders are advised to obtain current market quotations for the Peoples Heritage common stock and the Banknorth common stock. Because the consideration to be provided to shareholders of Banknorth in connection with the merger is based on a fixed number of shares of Peoples Heritage common stock, shareholders of Banknorth are not assured of receiving a specific market value of Peoples Heritage common stock (and thus a specific market value for their shares of Banknorth common stock) at the effective time of the merger. The market price of the Peoples Heritage common stock at the effective time of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this prospectus/joint proxy statement or at the time of the special meetings of shareholders of Peoples Heritage and Banknorth.

                       INFORMATION ABOUT PEOPLES HERITAGE

GENERAL

    Peoples Heritage is a Maine-chartered, multi-bank holding company registered under the Bank Holding Company Act. As used herein, the term "Peoples Heritage" refers to such corporation and, where the context requires, its subsidiaries.

    Peoples Heritage conducts business from its headquarters in Portland, Maine and, as of September 30, 1999, 220 banking offices located in Maine, New Hampshire, Massachusetts and Connecticut. At September 30, 1999, Peoples Heritage had consolidated assets of $13.9 billion and consolidated shareholders' equity of $852.1 million. Based on total assets at September 30, 1999, Peoples Heritage is the largest independent bank holding company headquartered in Maine.

    Peoples Heritage offers a broad range of commercial and consumer banking services and products and trust and investment advisory services primarily through four banking subsidiaries, as set forth below.

    - Peoples Heritage Bank is a Maine-chartered universal bank which operates 75 offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, equipment leasing, securities brokerage and insurance brokerage activities. At September 30, 1999, Peoples Heritage Bank had consolidated assets of $4.7 billion and consolidated shareholder's equity of $321.7 million.

    - Bank of New Hampshire is a New Hampshire-chartered commercial bank which operates 77 offices throughout New Hampshire. At September 30, 1999, Bank of New Hampshire had consolidated assets of $4.7 billion and consolidated shareholder's equity of $263.0 million.

    - Family Bank, FSB is a federally-chartered savings bank which operates 56 offices in northern and western Massachusetts and four offices in southern New Hampshire. At September 30, 1999,

      Family Bank had consolidated assets of $4.3 billion and consolidated shareholder's equity of $242.2 million.

    - Glastonbury Bank & Trust Company is a Connecticut-chartered commercial bank which operates eight offices in central Connecticut. At
      September 30, 1999, Glastonbury Bank & Trust Company had consolidated assets of $338.2 million and consolidated shareholder's equity of $21.5 million.

    Peoples Heritage also offers its customers a range of non-FDIC insured investment products such as annuities, mutual funds and securities through an investment planning and financial management subsidiary (Heritage Investment Planning Group, Inc.), in conjunction with a third-party registered broker-dealer, and insurance agency subsidiaries (the largest of which is Morse, Payson & Noyes).

    The principal executive offices of Peoples Heritage are located at One Portland Square, Portland, Maine 04112-9540, and its telephone number is
(207) 761-8500.

ACQUISITIONS

    Acquisitions have been and are anticipated to continue to be an important part of Peoples Heritage's business in the future. Since January 1, 1994, Peoples Heritage has completed three acquisitions which have been accounted for under the pooling of interests method and eight acquisitions which have been accounted for under the purchase method. Acquisitions by Peoples Heritage since January 1, 1996 have included the following transactions.

    - On January 1, 1999, Peoples Heritage acquired SIS Bancorp, Inc., a
      $2.0 billion asset bank holding company which conducted business in western Massachusetts through SIS Bank and in central Connecticut through Glastonbury Bank & Trust Company. Upon consummation of this acquisition, SIS's Massachusetts-based banking subsidiary was merged into Family Bank. The acquisition of SIS was accounted for as a pooling of interests and, as a result, all financial information relating to Peoples Heritage contained herein reflects the combined financial position and results of operations of Peoples Heritage and SIS as if the acquisition of SIS had taken place prior to the periods covered by such financial information. For additional information in this regard, reference is made to the consolidated financial statements and related financial information of Peoples Heritage which reflect the acquisition of SIS, which are contained in the Current Report on Form 8-K filed by Peoples Heritage on June 10, 1999. See "Where You Can Find More Information."

    - On April 10, 1998, Peoples Heritage acquired CFX Corporation, a
      $2.9 billion asset bank holding company which conducted business through banking subsidiaries located in New Hampshire and Massachusetts. Upon consummation of this acquisition, which was accounted for as a pooling of interests, CFX's New Hampshire and Massachusetts-based banking subsidiaries were merged into Bank of New Hampshire and Family Bank, respectively.

    - On October 10, 1997, Peoples Heritage acquired, through Peoples Heritage Bank, MPN Holdings, the holding company of Morse, Payson & Noyes, an insurance brokerage firm. In late 1998, the Company also acquired three insurance brokerage agencies which conducted business in Massachusetts and New Hampshire.

    - On October 1, 1997, Peoples Heritage acquired Atlantic Bancorp, a
      $463 million asset bank holding company which conducted business in southern Maine through Atlantic Bank, N.A. Upon consummation of this acquisition, which was accounted for under the purchase method, Atlantic Bank, N.A. was merged into Peoples Heritage Bank.

    - On December 6, 1996, Peoples Heritage acquired Family Bancorp, a
      $926 million asset savings and loan holding company which conducted business in north and central Massachusetts through Family Bank. This transaction was accounted for under the purchase method.

    - On April 2, 1996, Peoples Heritage acquired Bank of New Hampshire Corp., a $978 million asset bank holding company which conducted business in New Hampshire through Bank of New Hampshire. This transaction was accounted for as a pooling of interests.

    Peoples Heritage continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Peoples Heritage's book value and net income per common share may occur in connection with any future transactions.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Peoples Heritage is incorporated by reference or set forth in Peoples Heritage's annual report on Form 10-K for the year ended
December 31, 1998, and is incorporated herein by reference. Shareholders desiring copies of such document may contact Peoples Heritage at its address or telephone number indicated under "Where You Can Find More Information."

                          INFORMATION ABOUT BANKNORTH

GENERAL

    Banknorth is a Delaware-chartered multi-bank holding company registered under the Bank Holding Company Act. As used herein, the term "Banknorth" refers to such corporation and, where the context requires, its subsidiaries.

    Banknorth conducts business from its headquarters in Burlington, Vermont and, as of September 30, 1999, 100 banking offices in Vermont, Massachusetts, New Hampshire and New York. At September 30, 1999, Banknorth had consolidated assets of $4.5 billion and consolidated shareholders' equity of $337.0 million.

    Banknorth offers a broad array of commercial and consumer banking and fiduciary services and products to commercial, retail, institutional and municipal customers, primarily through seven banking subsidiaries, a trust and investment management subsidiary and a mortgage banking subsidiary, as set forth below.

    - Banknorth's four Vermont-based banks (The Howard Bank, N.A., First Vermont Bank and Trust Company, Franklin Lamoille Bank and Granite Savings Bank and Trust Company) maintain 40 banking offices throughout Vermont.

    - Banknorth's New Hampshire-based bank (Farmington National Bank) operates seven banking offices in the central and seacoast areas of New Hampshire.

    - Banknorth's Massachusetts-based bank (First Massachusetts Bank, N.A.) operates 25 offices throughout central and western Massachusetts.

    - Banknorth's New York-based bank (Evergreen Bank, N.A.) operates 28 offices throughout eastern New York State.

    - Banknorth's mortgage banking company (Banknorth Mortgage Company, Inc.) originates a full range of mortgage banking products through the offices of its affiliated banks, and services a $1.7 billion residential mortgage loan portfolio, approximately $929 million of which is serviced for unaffiliated third parties.

    - Banknorth's trust and investment management subsidiary (The Stratevest Group, N.A.) offers a variety of personal and corporate fiduciary services, and currently has a trust and investment asset portfolio of over $4.1 billion, including approximately $2.7 billion in discretionary trust assets under management.

    Banknorth also offers its customers a range of non-FDIC insured investment products such as annuities, mutual funds and securities, through its insurance agency subsidiary (Northgroup Investment and Insurance Services, Inc.), in conjunction with a third-party registered broker-dealer.

    Banknorth's network of community banks is committed to providing superior, efficient and personalized service to customers in chosen market areas. To that end, operating efficiencies are achieved through the centralization of all major support functions at the parent company level. Banknorth's community banking management structure allows each bank's local management team and board of directors to focus on its customers and market area and to set its loan and deposit prices in light of local competition and other market factors.

    The principal executive offices of Banknorth are located at 100 Bank Street, 7th Floor, Burlington, Vermont 05401 and its telephone number is
(802) 658-9959.

ACQUISITIONS

    Acquisitions have been an important part of Banknorth's business. Acquisitions by Banknorth since January 1, 1996 have consisted of the following transactions.

    - On December 31, 1998, Banknorth merged with Evergreen Bancorp, Inc., a $1.1 billion asset bank holding company which conducted banking business throughout eastern New York State through Evergreen Bank. This transaction was accounted for as a pooling of interests.

    - On November 13, 1998, Banknorth acquired, through its Massachusetts-based bank, BankBoston, N.A.'s Berkshire County, Massachusetts banking operations, which consisted of ten full-service branch offices, one limited service branch office and nine remote ATM locations. At the date of acquisition these offices had $292 million of deposits and associated private banking relationships which brought $1.0 billion of trust and investment assets under management. This transaction was accounted for under the purchase method.

    - On February 16, 1996, Banknorth acquired from Shawmut Bank, N.A. 13 banking offices in central and western Massachusetts. The acquisition of these offices, which had approximately $560 million of deposits, was effected through its newly-formed Massachusetts-based banking subsidiary. This transaction was accounted for under the purchase method.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to executive compensation, various benefit plans (including stock option and restricted stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Banknorth is incorporated by reference or set forth in Banknorth's annual report on Form 10-K for the year ended December 31, 1998, and is incorporated herein by reference. Shareholders desiring copies of such document may contact Banknorth at its address or telephone number indicated under "Where You Can Find More Information."

          SUPERVISION AND REGULATION OF PEOPLES HERITAGE AND BANKNORTH

GENERAL

    As registered bank holding companies, Peoples Heritage and Banknorth are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The bank subsidiaries of both Peoples Heritage and Banknorth are organized either as national banks, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"), or as state chartered banks, which are subject to regulation, supervision and examination by the relevant state regulators and the Federal Deposit Insurance Corporation ("FDIC"), or in the case of Peoples Heritage's Massachusetts bank, Family Bank, as a federally-chartered savings bank subject to supervision, regulation and examination by the Office of Thrift Supervision ("OTS"). The following discussion summarizes certain aspects of those federal banking laws and regulations that affect Peoples Heritage and Banknorth.

    The activities of Peoples Heritage and Banknorth and those of companies that each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies such as Peoples Heritage and Banknorth are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

    Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning
September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

    The Interstate Banking and Branching Act also authorizes banks to merge across state lines, subject to certain restrictions, thereby creating interstate branches. Pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such de novo branching.

CAPITAL AND OPERATIONAL REQUIREMENTS

    The Federal Reserve Board, the OCC, the FDIC and the OTS have issued substantially similar risk-based and leverage capital guidelines applicable to U.S. banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. "Tier 1 capital" generally consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. "Tier 2 capital" and "Tier 3 capital" generally consist of subordinated and other qualifying debt, preferred stock that does not qualify as Tier 1 capital and the allowance for credit losses up to 1.25% of risk-weighted assets.

    The sum of Tier 1, Tier 2 and Tier 3 capital, less investments in unconsolidated subsidiaries, represents qualifying "total capital," at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 capital and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. At September 30, 1999, Peoples Heritage's Tier 1 capital and total risk-based capital ratios under these guidelines were 10.69% and 11.94%, respectively, and Banknorth's were 9.36% and 10.61%, respectively.

    The "leverage ratio" requirement is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. At September 30, 1999, Peoples Heritage's and Banknorth's leverage ratios were 6.36% and 6.99%, respectively.

    Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Neither Peoples Heritage nor Banknorth is currently subject to this special capital charge.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

    The various federal bank regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of Peoples Heritage and Banknorth is considered "well capitalized."

    The Federal bank regulatory agencies also have adopted regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. The banking agencies do not intend to establish an explicit risk-based capital charge for interest rate risk but will continue to assess capital adequacy for interest rate risk under a risk assessment approach based on a combination of quantitative and qualitative factors and have provided guidance on prudent interest rate risk management practices.

DISTRIBUTIONS

    Peoples Heritage and Banknorth both derive funds for cash distributions to their respective shareholders primarily from dividends received from their respective banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate U.S. federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

    In addition to the foregoing, the ability of Peoples Heritage, Banknorth and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of Peoples Heritage, Banknorth and their respective shareholders and creditors to participate in any distribution of the assets or earnings of the respective subsidiaries of Peoples Heritage and Banknorth is further subject to the prior claims of creditors of such subsidiaries.

"SOURCE OF STRENGTH" POLICY

    According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC--either as a result of default of a banking or thrift subsidiary of a bank holding company such as Peoples Heritage or Banknorth or related to FDIC assistance provided to a subsidiary in danger of default--the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

FINANCIAL MODERNIZATION

    On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which will, effective March 11, 2000, permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

    The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory Community Reinvestment Act rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

                 DESCRIPTION OF PEOPLES HERITAGE CAPITAL STOCK

    Peoples Heritage is authorized to issue up to 200,000,000 shares of Peoples Heritage common stock and up to 5,000,000 shares of preferred stock. The capital stock of Peoples Heritage does not represent or constitute a deposit account and is not insured by the FDIC.

    The following description of the Peoples Heritage capital stock does not purport to be complete and is qualified in all respects by reference to Peoples Heritage's articles of incorporation, as amended, and bylaws, the Peoples Heritage shareholder rights plan and the Maine Business Corporation Act.

PEOPLES HERITAGE COMMON STOCK

    GENERAL. Each share of Peoples Heritage common stock has the same relative rights and is identical in all respects with each other share of Peoples Heritage common stock. The Peoples Heritage common stock is not subject to call for redemption and, upon receipt by Peoples Heritage of the shares of Banknorth common stock surrendered in exchange for Peoples Heritage common stock, each share of Peoples Heritage common stock offered hereby will be fully paid and non-assessable.

    VOTING RIGHTS. Except as provided in any resolution or resolutions adopted by the Peoples Heritage board of directors establishing any series of Peoples Heritage preferred stock, the holders of Peoples Heritage common stock possess exclusive voting rights in Peoples Heritage. Each holder of Peoples Heritage common stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

    DIVIDENDS. Subject to the rights of the holders of any series of Peoples Heritage preferred stock, the holders of the Peoples Heritage common stock are entitled to such dividends as may be declared from time to time by the Peoples Heritage board of directors out of funds legally available therefor.

    PREEMPTIVE RIGHTS. Holders of Peoples Heritage common stock do not have any preemptive rights with respect to any shares which may be issued by Peoples Heritage in the future; thus, Peoples Heritage may sell shares of Peoples Heritage common stock without first offering them to the then holders of the Peoples Heritage common stock.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of Peoples Heritage, the holders of the Peoples Heritage common stock would be entitled to receive, after payment of all debts and liabilities of Peoples Heritage, all assets of Peoples Heritage available for distribution, subject to the rights of the holders of any Peoples Heritage preferred stock which may be issued with a priority in liquidation or dissolution over the holders of the Peoples Heritage common stock.

PEOPLES HERITAGE PREFERRED STOCK

    The Peoples Heritage board of directors is authorized to issue Peoples Heritage preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The Peoples Heritage preferred stock may be issued in distinctly designated series, may be convertible into Peoples Heritage common stock and may rank prior to the Peoples Heritage common stock as to dividend rights, liquidation preferences, or both.

    The authorized but unissued shares of Peoples Heritage preferred stock (as well as the authorized but unissued and unreserved shares of Peoples Heritage common stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Peoples Heritage preferred stock (as well as Peoples Heritage common stock) would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the

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requirements for continued listing of the Peoples Heritage common stock on the
Nasdaq Stock Market's National Market or the requirements of any exchange on which the Peoples Heritage common stock may then be listed.

PEOPLES HERITAGE RIGHTS

    Each share of Peoples Heritage common stock has attached to it one preferred stock purchase right (a "Peoples Heritage right") issued pursuant to an amended and restated rights agreement (the "Peoples Heritage rights agreement") between Peoples Heritage and American Stock Transfer & Trust Company, as the Peoples Heritage rights agent. Each Peoples Heritage right entitles the registered holder to purchase from Peoples Heritage a unit consisting of one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $80, subject to adjustment.

    The Peoples Heritage rights will not separate from the Peoples Heritage common stock, be distributed and become exercisable until a date (the "distribution date") which will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of Peoples Heritage (an "acquiring person"), has acquired beneficial ownership of 15% or more of the outstanding shares of Peoples Heritage common stock (the "stock acquisition date"), or
(ii) 10 business days (or such later date as may be determined by action of the Peoples Heritage board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Peoples Heritage common stock. Until the distribution date, the Peoples Heritage rights will be evidenced by the Peoples Heritage common stock certificates and will be transferred with and only with such Peoples Heritage common stock certificates, and the surrender for transfer of any certificates for Peoples Heritage common stock outstanding also will constitute the transfer of the Peoples Heritage rights associated with the Peoples Heritage common stock represented by such certificate. The Peoples Heritage rights are not exercisable until the distribution date and will expire at the close of business on September 25, 2009, unless earlier redeemed by Peoples Heritage, as described below.

    Unless the Peoples Heritage rights are earlier redeemed or expire in accordance with their terms, in the event that any person or group of affiliated or associated persons, other than employee benefit plans of Peoples Heritage, acquires beneficial ownership of 15% or more of the outstanding shares of Peoples Heritage common stock, each holder of a Peoples Heritage right, other than rights beneficially owned by an acquiring person (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of Peoples Heritage common stock having a market value of two times the exercise price of the Peoples Heritage right. In addition, unless the Peoples Heritage rights are earlier redeemed or expire in accordance with their terms, in the event that Peoples Heritage is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of the outstanding shares of Peoples Heritage common stock, each holder of a Peoples Heritage right, other than rights beneficially owned by an acquiring person (which will be null and void), will thereafter have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Peoples Heritage right.

    At any time after a person becomes an acquiring person, Peoples Heritage may exchange all or part of the Peoples Heritage rights (other than Peoples Heritage rights which previously have been voided as set forth above) for shares of Peoples Heritage common stock at an exchange ratio of one share per Peoples Heritage right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

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    At any time until 10 days following the stock acquisition date, Peoples
Heritage may redeem the Peoples Heritage rights in whole, but not in part, at a price of $.01 per Peoples Heritage right. Immediately upon the action of the Peoples Heritage board of directors ordering redemption of the Peoples Heritage rights, the Peoples Heritage rights will terminate and the only right of the holders of Peoples Heritage rights will be to receive the redemption price.

    The Peoples Heritage rights may have certain anti-takeover effects. The Peoples Heritage rights would cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of Peoples Heritage common stock if a triggering event thereafter occurs without the Peoples Heritage rights having been redeemed. However, the Peoples Heritage rights should not interfere with any merger or other business combination approved by the Peoples Heritage board of directors because the Peoples Heritage rights are redeemable under certain circumstances.

    The complete terms of the Peoples Heritage rights are set forth in the Peoples Heritage rights agreement, which is incorporated by reference as an exhibit to Peoples Heritage's current report on Form 8-K filed on July 28, 1999. See "Where You Can Find More Information."

OTHER PROVISIONS

    The articles of incorporation and bylaws of Peoples Heritage contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Peoples Heritage, including provisions in the Peoples Heritage articles of incorporation: (i) classifying the Peoples Heritage board of directors into three classes to serve for three years with one class being elected annually; (ii) authorizing the Peoples Heritage board of directors to fix the size of the Peoples Heritage board of directors between three and 25 directors; (iii) authorizing directors to fill vacancies in the Peoples Heritage board of directors; (iv) increasing the vote for removal of directors by shareholders; (v) increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and
(vi) requiring an increased vote of shareholders to approve certain business combinations unless certain price and procedural requirements are met or the Peoples Heritage board of directors approves the business combination in the manner provided therein. The provisions in the bylaws of Peoples Heritage include specific conditions under which (i) persons may be nominated for election as directors of Peoples Heritage at an annual meeting of shareholders; and (ii) business may be transacted at an annual meeting of shareholders.

    In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Peoples Heritage common stock or Peoples Heritage preferred stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire Peoples Heritage. Sections 611-A and 910 of the Maine Business Corporation Act also may have the same anti-takeover effects. See "Comparison of the Rights of Shareholders--State Anti-takeover Statutes."

TRANSFER AGENT

    The transfer agent and registrar for the Peoples Heritage common stock is American Stock Transfer & Trust Company.

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                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

    Peoples Heritage is a Maine corporation subject to the provisions of the Maine Business Corporation Act and Banknorth is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. When the merger is completed, shareholders of Banknorth will become shareholders of Peoples Heritage and their rights as shareholders of Peoples Heritage will be governed by the articles of incorporation and bylaws of Peoples Heritage and the Maine Business Corporation Act.

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE DIFFERENCES AFFECTING THE RIGHTS OF BANKNORTH'S SHAREHOLDERS, BUT RATHER SUMMARIZES THE MORE SIGNIFICANT DIFFERENCES AFFECTING THE RIGHTS OF SUCH SHAREHOLDERS AND CERTAIN IMPORTANT SIMILARITIES; THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF INCORPORATION AND BYLAWS OF BANKNORTH, THE ARTICLES OF INCORPORATION AND BYLAWS OF PEOPLES HERITAGE AND APPLICABLE LAWS AND REGULATIONS.

AUTHORIZED CAPITAL STOCK

    BANKNORTH. Banknorth's certificate of incorporation authorizes the issuance of up to 70,000,000 shares of Banknorth common stock, $1.00 par value per share, of which 23,451,731 shares were outstanding as of the record date for the special meetings, and up to 500,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Banknorth common stock is issuable in series, each series having such rights and preferences as the Banknorth board of directors may fix and determine by resolution.

    PEOPLES HERITAGE. Peoples Heritage's articles of incorporation authorize the issuance of up to 200,000,000 shares of Peoples Heritage common stock, $0.01 par value per share, of which 101,959,636 shares were outstanding as of the record date for the special meetings, and up to 5,000,000 shares of Peoples Heritage preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Peoples Heritage preferred stock is issuable in series, each series having such rights and preferences as the Peoples Heritage board of directors may fix and determine by resolution.

ISSUANCE OF CAPITAL STOCK

    BANKNORTH. Under the certificate of incorporation of Banknorth and the Delaware General Corporation Law, Banknorth may issue shares of Banknorth capital stock and rights or options for the purchase of shares of capital stock of Banknorth on such terms and for such consideration as may be determined by the Banknorth board of directors. Neither the Delaware General Corporation Law nor Banknorth's certificate of incorporation and bylaws require shareholder approval of any such actions. However, Banknorth is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Banknorth, with securities which are traded on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Banknorth also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Banknorth capital stock do not have preemptive rights with respect to any shares of Banknorth capital stock which may be issued.

    PEOPLES HERITAGE. Under the Maine Business Corporation Act, Peoples Heritage may issue shares of Peoples Heritage capital stock and rights or options for the purchase of shares of capital stock of Peoples Heritage on such terms and for such consideration as may be determined by the Peoples Heritage board of directors. Neither the Maine Business Corporation Act nor Peoples Heritage's articles of incorporation and bylaws require shareholder approval of any such actions, except that pursuant to the Maine Business Corporation Act such rights or options to purchase Peoples Heritage capital stock may be issued to directors, officers or employees of Peoples Heritage or its subsidiaries

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only if the issuance or plan pursuant to which they are issued is approved by the holders of a majority of the outstanding shares of Peoples Heritage capital stock entitled to vote thereon. Peoples Heritage also is subject to the requirements of the National Association of Securities Dealers, Inc., which as noted above generally require corporations, such as Peoples Heritage, with securities which are listed on the Nasdaq Stock Market Inc.'s National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Peoples Heritage also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of Peoples Heritage capital stock do not have preemptive rights with respect to any shares of Peoples Heritage capital stock which may be issued.

VOTING RIGHTS

    BANKNORTH. Each share of Banknorth common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Banknorth, and shareholders of Banknorth do not have the right to cumulate votes in an election of directors.

    PEOPLES HERITAGE. Each share of Peoples Heritage common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Peoples Heritage, and shareholders of Peoples Heritage do not have the right to cumulate votes in an election of directors.

CLASSIFICATION AND SIZE OF BOARD OF DIRECTORS

    BANKNORTH. The certificate of incorporation and bylaws of Banknorth provide that the number of directors of Banknorth shall be fixed from time to time by the Banknorth board of directors up to a maximum of 20. Currently the number of directors of Banknorth is 16.

    Pursuant to the certificate of incorporation and bylaws of Banknorth, the Banknorth board of directors is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

    PEOPLES HERITAGE. The articles of incorporation of Peoples Heritage provide that the Peoples Heritage board of directors may increase or decrease the number of directors of Peoples Heritage by resolution, and that the shareholders of Peoples Heritage may increase or decrease the number of directors by the affirmative vote of the holders of at least 67% of the shares entitled to vote generally in an election of directors, provided in each case that the minimum number of directors shall be three and the maximum number of directors shall be 25, and further provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Currently the number of directors of Peoples Heritage is 15.

    Pursuant to the articles of incorporation and bylaws of Peoples Heritage, the Peoples Heritage board of directors is divided into three classes as nearly equal in number as possible and approximately one-third of the directors are elected annually to serve three-year terms.

DIRECTOR VACANCIES AND REMOVAL OF DIRECTORS

    BANKNORTH. Any vacancy occurring in the Banknorth board as a result of death, resignation, retirement, disqualification, removal or an increase in the number of directors may be filled by vote of a majority of the remaining directors of Banknorth. A director elected to fill such a vacancy shall hold office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified.

    Under Banknorth's certificate of incorporation, a director of Banknorth may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of Banknorth's then outstanding capital stock entitled to vote generally in an election of directors, considered as one class,

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which vote shall include the affirmative vote of at least a majority of the outstanding shares of voting stock held by shareholders other than an "interested stockholder," as defined in Banknorth's certificate of incorporation. See "--Mergers, Consolidations and Sales of Assets."

    PEOPLES HERITAGE. Any vacancy occurring in the Peoples Heritage board of directors by reason of an increase in the number of directors may be filled by the Peoples Heritage board of directors, and any directors so chosen shall hold office until the next election of directors by the shareholders of Peoples Heritage. Any other vacancy in the Peoples Heritage board of directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors of Peoples Heritage, or by a sole remaining director, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

    Pursuant to Peoples Heritage's articles of incorporation, directors of Peoples Heritage may be removed, with or without cause, by the holders of two thirds of the votes entitled to vote for directors at a meeting of shareholders called expressly for such purpose. Directors of Peoples Heritage also can be removed by Peoples Heritage for cause in the manner specified in the Maine Business Corporation Act.

DIRECTOR DUTIES

    BANKNORTH. Under Banknorth's certificate of incorporation, the board of directors of Banknorth, when evaluating any offer of another person to
(i) purchase or exchange securities or property for any outstanding equity securities of Banknorth, (ii) merge or consolidate Banknorth with another entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Banknorth, shall, in connection with the exercise of its judgment in determining what is in the best interests of Banknorth and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party and the possible effects on the business of Banknorth and its subsidiaries and on the depositors, loan and other customers, employees and the communities served by Banknorth and its subsidiaries.

    PEOPLES HERITAGE. Under the Maine Business Corporation Act, directors and officers may, in considering the best interests of the corporation and its shareholders, consider the effects of any action upon employees, suppliers and customers of the corporation, communities in which offices or other establishments of the corporation are located and all other pertinent factors.

CONFLICT OF INTEREST TRANSACTIONS

    BANKNORTH. The Delaware General Corporation Law generally provides that transactions involving a Delaware corporation and an interested director or officer of that corporation are not void or voidable solely because of such director's or officer's interest if: (i) the material facts are disclosed and a majority of disinterested directors or a committee of the board authorize the transaction, (ii) the material facts are disclosed to or are known to the shareholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction was fair to the corporation at the time it is authorized by the board of directors, a board committee or the shareholders.

    PEOPLES HERITAGE. The Maine Business Corporation Act generally provides that transactions involving a Maine corporation and an interested director or officer of that corporation are not void or voidable solely because of such director's or officer's interest if: (i) the material facts are disclosed and noted in the minutes and a majority of disinterested directors on the board of directors or a committee thereof authorize, approve or ratify the transaction,
(ii) the material facts are disclosed and a majority

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of shares entitled to vote thereon authorize, approve or ratify the transaction, inclusive of any shares owned by or voted under the control of the benefitted director, or (iii) the transaction was fair and equitable to the corporation at the time it is authorized or approved and the party asserting the fairness of the transaction establishes fairness.

EXCULPATION OF DIRECTORS AND OFFICERS

    BANKNORTH. Banknorth's certificate of incorporation provides that no director of Banknorth shall be personally liable to Banknorth or its shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) any breach of the director's duty of loyalty to Banknorth or its shareholders, (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) actions for which a director may be liable under specified provisions of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

    PEOPLES HERITAGE. The Maine Business Corporation Act provides that a director of a Maine corporation shall not be held personally liable for monetary damages for failure to discharge any duty as a director unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the corporation or its shareholders.

SPECIAL MEETINGS OF SHAREHOLDERS

    BANKNORTH. Banknorth's bylaws provide that, unless otherwise required by law, special meetings of shareholders of Banknorth may be called only by the board of directors of Banknorth or its President.

    PEOPLES HERITAGE. Special meetings of shareholders of Peoples Heritage may be called by the chairman, the president or a majority of the Peoples Heritage board of directors, and shall be called by the chairman, the president or the clerk upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of Peoples Heritage entitled to vote on the matter for which the meeting is called, voting together as a single class, provided, however, that special meetings of shareholders of Peoples Heritage also may be called by the Superior Court of the State of Maine upon the petition of the holders of not less than 10% of the shares entitled to vote at the meeting.

SHAREHOLDER NOMINATIONS

    BANKNORTH. Banknorth's bylaws generally provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the secretary of Banknorth not later than (i) the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting, and (ii) with respect to an election of directors to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders by Banknorth. Each such notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such shareholder, as they appear on Banknorth's books, and of such beneficial owner and (b) the class and number of shares of Banknorth which are owned beneficially and of record by such shareholder and such beneficial owner.

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    PEOPLES HERITAGE.  Peoples Heritage's bylaws provide that nominations by shareholders for election as a director must be made in writing and delivered or mailed to the clerk of Peoples Heritage not later than (i) 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election of directors to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of Peoples Heritage entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of Peoples Heritage if so elected.

SHAREHOLDER PROPOSALS

    BANKNORTH. Banknorth's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the Secretary of Banknorth not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. Each such notice shall set forth (i) as to any business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such shareholder, as they appear on Banknorth's books, and of such beneficial owner and (b) the class and number of shares of Banknorth which are owned beneficially and of record by such shareholder and such beneficial owner.

    PEOPLES HERITAGE. Peoples Heritage's bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be made in writing and delivered or mailed to the clerk of Peoples Heritage not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder's notice to the clerk shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting;
(b) the name and address, as they appear on Peoples Heritage's books, of the shareholder proposing such business; (c) the class and number of shares of Peoples Heritage which are beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. Shareholder proposals which are proposed to be included in the proxy statement and form of proxy of Peoples Heritage relating to an annual meeting must be submitted in accordance with the notice and other requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER ACTION WITHOUT A MEETING

    BANKNORTH. The certificate of incorporation and bylaws of Banknorth provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Banknorth entitled to vote thereon at such a meeting.

    PEOPLES HERITAGE. The bylaws of Peoples Heritage provide that any action to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting if a

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consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares of capital stock of Peoples Heritage entitled to vote thereon at such a meeting.

SHAREHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

    BANKNORTH. The bylaws of Banknorth provide that a list of shareholders will be available for inspection by any shareholder for a period of not less than 10 days before and during each meeting of shareholders for a purpose which is germane to the meeting. The Delaware General Corporation Law provides that a record shareholder of a Delaware corporation such as Banknorth may, upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders and its other books and records. The Delaware General Corporation Law authorizes a shareholder of a Delaware corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection.

    PEOPLES HERITAGE. The bylaws of Peoples Heritage provide that a list of shareholders will be available for inspection by any shareholder entitled to vote for a period of not less than 10 days before and during each meeting of shareholders. The Maine Business Corporation Act provides that a record shareholder of a Maine corporation such as Peoples Heritage who has been such for at least six months or owns of record 10% or more of the corporation's outstanding shares may, for any proper purpose, and subject to the provision, if requested, of specified affidavits, inspect the corporation's books and records of account, minutes of meetings and list or record of shareholders. The Maine Business Corporation Act authorizes a shareholder of a Maine corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection and, if successful, to be awarded costs and in certain circumstances specified punitive damages.

AMENDMENT OF GOVERNING INSTRUMENTS

    BANKNORTH. Banknorth's certificate of incorporation provides that the certificate of incorporation may be amended or repealed at any regular or special meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding Banknorth common stock, unless a greater vote is required by law or otherwise required by the certificate of incorporation. However, the provisions of Banknorth's certificate of incorporation relating to the number of directors of Banknorth and to certain antitakeover protections may not be repealed or amended unless (i)(a) approved by the affirmative vote of holders of 80% of the outstanding shares of Banknorth entitled to vote generally in an election of directors and (b) if there is then in existence an "interested stockholder" (as defined below under "--Mergers, Consolidations and Sales of Assets"), the vote approving any such amendment includes the affirmative vote of at least two thirds of the outstanding shares of Banknorth entitled to vote generally in an election of directors held by shareholders other than the "interested stockholder," or (ii) the amendment has been approved by at least a majority of the Banknorth directors not affiliated with such "interested stockholder."

    Except for any amendment to the provision in the bylaws dealing with the number of Banknorth directors, which may be amended in the manner set forth above for the comparable provision in Banknorth's certificate of incorporation, Banknorth's bylaws may be amended or repealed at any meeting of the Banknorth board of directors by a majority vote or at a meeting of Banknorth shareholders by the holders of at least a majority of the shares outstanding and entitled to vote thereat.

    PEOPLES HERITAGE. No amendment to the articles of incorporation of Peoples Heritage generally may be made unless it is first proposed by the Peoples Heritage board of directors and thereafter approved by the holders of at least a majority of all outstanding shares entitled to vote thereon, with the exception of amendments to certain sections thereof which generally require approval by the holders of at least 75% of the shares of Peoples Heritage entitled to vote generally in an election of directors unless the amendment is approved by the affirmative vote of at least two thirds of the whole Peoples Heritage board of directors (the total number of directors that Peoples Heritage would have if there were no vacancies) and a majority of the Peoples Heritage directors who are not affiliated with any person or entity which holds 10% or more of the voting shares of Peoples Heritage. In addition, the "fair price" provision in the articles of incorporation of Peoples Heritage may not be amended except in the manner set forth therein. See "--Mergers, Consolidations and Sales of Assets" below.

    The articles of incorporation of Peoples Heritage provide that the Peoples Heritage board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of Peoples Heritage.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

    BANKNORTH. The articles of incorporation of Banknorth generally provide that, except as provided below, any merger, consolidation, sale of assets or dissolution involving Banknorth that is required to be approved by the shareholders of Banknorth under the Delaware General Corporation Law shall require the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock of Banknorth.

    The certificate of incorporation of Banknorth contains a provision which requires that mergers and certain other business combinations with an "interested stockholder" be approved by the holders of at least 80% of the capital stock of Banknorth entitled to vote on the matter and that the vote must include the affirmative vote of at least two-thirds of such voting stock held by shareholders other than an "interested stockholder." If, however, certain price and procedural requirements are met or the merger or other business combination is approved by a majority of Banknorth's "continuing directors," only the affirmative vote of a majority of the shares then outstanding and entitled to vote on the matter will be required. An "interested stockholder" for this purpose generally includes any person, firm or entity which is the beneficial owner of more than 10% of the outstanding capital stock of Banknorth entitled to vote generally in an election of directors, and a "continuing director" for this purpose generally is any director who was elected as a director by the shareholders of Banknorth prior to the date the "interested stockholder" acquired in excess of 5% of the then outstanding capital stock of Banknorth entitled to vote generally in an election of directors, or a person recommended to succeed such a continuing director by a majority of continuing directors.

    PEOPLES HERITAGE. The Maine Business Corporation Act requires the approval of the Peoples Heritage board of directors and the holders of at least a majority of the outstanding Peoples Heritage common stock for mergers and consolidations in which Peoples Heritage is a participating corporation and for sales of all or substantially all of Peoples Heritage's property and assets.

    The articles of incorporation of Peoples Heritage contain a provision which requires that mergers and certain other business combinations with a "related person," as defined, be approved by the holders of not less than 80% of the outstanding voting stock of Peoples Heritage and an "independent majority of stockholders," as defined, unless certain price and procedural requirements are met or the Peoples Heritage board, including a majority of the "continuing directors," as defined, approves the merger or other business combination in the manner provided therein. A "related person" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Peoples Heritage, and a "continuing director" generally is defined as any director who was a director of Peoples Heritage prior to the time the "related person" became such and who is not an affiliate or associate of a "related person."

STATE ANTI-TAKEOVER STATUTES

    BANKNORTH. Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation shall not engage in any "business combination" with an "interested stockholder"

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
for a period of three years following the date that such stockholder became an "interested stockholder" unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder;" or
(2) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." The three-year prohibition on business combinations with an "interested stockholder" does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the Nasdaq Stock Market's National Market or (iii) held of record by more than 2,000 shareholders, unless in each case this result was directly or indirectly caused by the "interested stockholder" or from a transaction in which a person became an "interested stockholder."

    An "interested stockholder" generally means any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an "interested stockholder;" and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an "interested stockholder."

    PEOPLES HERITAGE. Section 910 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Securities Exchange Act of 1934, such as Peoples Heritage, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a "controlling person," which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the "controlling person" within 30 days after the "controlling person" provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a "controlling person." Section 910 could be interpreted to provide that a person or group of persons could become a "controlling person" for purposes of such section by soliciting and acquiring revocable proxies to vote at least 25% of the voting shares of a corporation.

    Section 611-A of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934 may not engage in any business combination for five years following an "interested stockholder's" "stock acquisition date" unless the business combination is
(i) approved by the corporation's board of directors prior to that "interested stockholder's" "stock acquisition date" or (ii) approved, subsequent to that "interested stockholder's" "stock acquisition date," by the board of directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that "interested stockholder" or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An "interested stockholder" is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act 1934 which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, and "stock acquisition date" is defined to mean the date that any person, firm or entity first becomes an "interested stockholder" of that corporation.

DISSENTERS' RIGHTS OF APPRAISAL

    BANKNORTH. Under the Delaware General Corporation Law, a shareholder of a Delaware corporation such as Banknorth generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law generally does not confer appraisal rights, however, if the corporation's stock is either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. Even if a corporation's stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than
(i) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof, or such shares or depository receipts plus cash in lieu of fractional interests, or (ii) shares of any other corporation, or depository receipts in respect thereof, plus cash in lieu of fractional interests, unless such shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2000 holders, or any combination of the foregoing.

    PEOPLES HERITAGE. Under the Maine Business Corporation Act, a shareholder of a Maine corporation such as Peoples Heritage generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Maine Business Corporation Act generally does not confer appraisal rights, however, if the corporation's stock is either
(i) registered or traded on a national securities exchange or (ii) registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as is the Peoples Heritage common stock. Even if a corporation's stock meets the foregoing requirements, however, the Maine Business Corporation Act provides that appraisal rights generally will be permitted if shareholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than
(i) shares of the surviving or new corporation resulting from the transaction, or such shares plus cash in lieu of fractional shares, or (ii) shares, or shares plus cash in lieu of fractional shares, of any other corporation unless such shares are registered or traded on a national securities exchange or held of record by not less than 2,000 shareholders, or any combination of the foregoing.

SHAREHOLDER RIGHTS PLANS

    BANKNORTH. Each share of Banknorth common stock has attached to it one preferred stock purchase right (a "Banknorth right") issued pursuant to the rights agreement, dated as of November 27, 1990, and amended and restated as of September 4, 1998, between Banknorth and Registrar and Transfer Company, as rights agent. Each Banknorth right entitles the registered holder to purchase from Banknorth a unit consisting of one-hundredth of a share of Banknorth's Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $100, subject to adjustment. The Banknorth rights will not separate from the Banknorth common stock, be distributed and become exercisable until on a date (the "distribution date") which will occur upon the earlier of
(i) 10 business days following a public announcement that a person or group of affiliated or associated persons, other than Banknorth or any subsidiary thereof and subject to certain other exceptions (an "acquiring person"), has acquired beneficial ownership of 20% or more of the outstanding shares of Banknorth common stock (the "share acquisition date"), or (ii) 10 business days (or such later date as may be determined by action of the Banknorth board of directors prior to such time as any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Banknorth common stock. Until the distribution date, the Banknorth rights will be evidenced by the Banknorth common stock certificates and will be transferred with and only with such Banknorth common stock certificates, and the surrender for transfer of any certificate for Banknorth common stock outstanding also will constitute the transfer of the Banknorth rights associated with the Banknorth common stock represented by such certificate. The Banknorth rights are not exercisable until the distribution date and will expire at the close of business on November 27, 2005, unless earlier redeemed by Banknorth. In connection with the execution of the merger agreement, Banknorth and the Banknorth rights agent adopted an amendment to the Banknorth rights agreement which generally provides that none of the execution and delivery of the merger agreement and the Banknorth stock option agreement or the consummation of the transactions contemplated thereby shall have any consequences for purposes of the Banknorth rights agreement.

    The terms of the Banknorth rights agreement are substantially similar to the terms of the Peoples Heritage rights agreement. See "Description of Peoples Heritage Capital Stock--Peoples Heritage Rights."

    PEOPLES HERITAGE. Peoples Heritage has adopted a shareholder rights plan, as described under "Description of Peoples Heritage Capital Stock--Peoples Heritage Rights." In connection with the execution of the merger agreement, Peoples Heritage and the Peoples Heritage rights agent adopted an amendment to the Peoples Heritage rights agreement which generally provides that none of the execution and delivery of the merger agreement and the Peoples Heritage stock option agreement or the consummation of the transactions contemplated thereby shall have any consequences for purposes of the Peoples Heritage rights agreement.

           CERTAIN BENEFICIAL OWNERS OF PEOPLES HERITAGE COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information as to the Peoples Heritage common stock beneficially owned as of September 30, 1999 by (i) each director and certain named executive officers of Peoples Heritage and (ii) all directors and executive officers of Peoples Heritage as a group.

                                                                 SHARES BENEFICIALLY
                                                                        OWNED
                                                                 AS OF SEPTEMBER 30,
                                                                       1999(1)
                                                              --------------------------
NAME OF BENEFICIAL OWNER                                       AMOUNT           PERCENT
------------------------                                      ---------         --------
Directors:
  Gary R. Bahre.............................................      1,212            --%
  P. Kevin Condron..........................................     55,299(4)         --
  Katherine M. Greenleaf....................................     23,729(2)         --
  Douglas S. Hatfield.......................................     73,821(4)         --
  David D. Hindle...........................................     96,390(7)         --
  Dana S. Levenson..........................................     29,668(2)         --
  Philip A. Mason...........................................     34,011(4)         --
  John M. Naughton..........................................     67,462(5)         --
  Malcolm W. Philbrook, Jr..................................     91,267(2)(6)      --
  Pamela P. Plumb...........................................     28,112(2)         --
  Seth A. Resnicoff.........................................     45,687(4)         --
  William J. Ryan...........................................    595,576(7)         --
  Curtis M. Scribner........................................     26,989(2)         --
  Paul R. Shea..............................................     47,479(3)         --
  John E. Veasey............................................    322,886(3)         --
Certain named executive officers:
  Peter J. Verrill..........................................    178,181(7)         --
  R. Scott Bacon............................................     59,185(7)         --
All directors and executive officers of
  Peoples Heritage as a group (23 persons)..................  2,275,648(8)        2.2%

------------------------

(1) The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Peoples Heritage common stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or
    (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the outstanding Peoples Heritage common stock.

(2) In the case of directors Greenleaf, Levenson, Philbrook, Plumb and Scribner includes options to purchase 10,500 shares of Peoples Heritage common stock granted pursuant to the Peoples Heritage directors' stock option plan.

(3) In the case of directors Shea and Veasey includes options to purchase 6,500 shares of Peoples Heritage common stock granted pursuant to the Peoples Heritage directors' stock option plan.

(4) In the case of directors Condron, Mason, Hatfield and Resnicoff includes options to purchase 4,500 shares of Peoples Heritage common stock granted pursuant to the Peoples Heritage directors' stock option plan and options to purchase 10,672, 26,524, 26,524 and 8,064 of Peoples Heritage common stock, respectively, granted by CFX Corporation and converted into options to acquire Peoples Heritage common stock in connection with its merger into Peoples Heritage.

(5) Includes options to purchase 27,000 shares of Peoples Heritage common stock granted by SIS Bancorp, Inc. and converted into options to acquire Peoples Heritage common stock in connection with its acquisition by Peoples Heritage.

(6) Includes 3,340 shares held by one entity for which Mr. Philbrook serves as director; beneficial ownership of such shares is shared with the other members of the investment committee. Also includes 28,832 shares held in various trusts for which Mr. Philbrook serves as sole trustee or in one case as co-trustee; beneficial ownership of 5,010 of such shares is shared with a co-trustee.

(7) Includes shares over which the person has voting power pursuant to the Peoples Heritage thrift incentive plan and profit sharing employee stock ownership plan and options to purchase shares of Peoples Heritage common stock granted pursuant to Peoples Heritage's stock option plans which are exercisable within 60 days of September 30, 1999, as follows:

                                                    PROFIT SHARING
                                       THRIFT       EMPLOYEE STOCK        CURRENTLY
                                   INCENTIVE PLAN   OWNERSHIP PLAN   EXERCISABLE OPTIONS
                                   --------------   --------------   -------------------
William J. Ryan..................      52,106            7,298             506,336
Peter J. Verrill.................      38,222            7,297             107,086
R. Scott Bacon...................       4,939              669              48,650
David D. Hindle..................           0            6,327              53,350

(8) Includes an aggregate of 160,458 shares of Peoples Heritage common stock which are held by the trusts established pursuant to the Peoples Heritage thrift incentive plan (125,540 shares) and the Peoples Heritage profit sharing employee stock ownership plan (34,918 shares) on behalf of executive officers of Peoples Heritage as a group. Also includes 1,264,164 shares which may be acquired by directors and executive officers as a group upon the exercise of outstanding stock options which are exercisable within 60 days of September 30, 1999; shares subject to the foregoing stock options are deemed to be outstanding for the purpose of computing the percentage of Peoples Heritage common stock beneficially owned by directors and executive officers of Peoples Heritage as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Peoples Heritage is not aware of any person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was the beneficial owner of 5% or more of the outstanding Peoples Heritage common stock as of September 30, 1999.

              CERTAIN BENEFICIAL OWNERS OF BANKNORTH COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information as to the Banknorth common stock beneficially owned as of September 30, 1999 by (i) each director and certain named executive officers of Banknorth and (ii) all directors and executive officers of Banknorth as a group.

                                                                 SHARES BENEFICIALLY
                                                                        OWNED
                                                                 AS OF SEPTEMBER 30,
                                                                     1999(1)(2)
                                                              -------------------------
NAME OF BENEFICIAL OWNER                                       AMOUNT          PERCENT
------------------------                                      --------         --------
Directors:
  Thomas J. Amidon, Esq.....................................   23,691(3)          --%
  Jacqueline D. Arthur......................................    2,290(4)          --
  Robert A. Carrara.........................................    7,818(5)          --
  William H. Chadwick.......................................  137,835(6)          --
  Susan C. Crampton, CPA....................................   17,221(7)          --
  George W. Dougan..........................................  182,156(8)          --
  Robert F. Flacke..........................................   14,052(9)          --
  Luther Frederick Hackett..................................   51,705(10)         --
  Kathleen Hoisington.......................................    1,039             --
  Anthony J. Mashuta........................................   12,121(11)         --
  John B. Packard...........................................    1,989(12)         --
  Angelo P. Pizzagalli......................................   34,108(13)         --
  Thomas P. Salmon, Esq.....................................    3,417(14)         --
  Patrick E. Welch..........................................    1,427(15)         --
Certain named executive officers:
  Owen H. Becker............................................   11,500(16)         --
  Richard J. Fitzpatrick....................................   36,378(17)         --
  Thomas J. Pruitt..........................................   67,031(18)
All directors and executive officers of
  Banknorth as a group (20 persons).........................  624,203(2)         2.6%

------------------------

 (1) The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Banknorth common stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or
     (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the outstanding Banknorth common stock.

 (2) Includes (i) 17,075 shares with respect to which voting or investment powers are shared; (ii) 1,705 shares as to which beneficial ownership is disclaimed; (iii) 51,100 shares of unvested performance stock awarded to certain members of the group under the Banknorth 1997 equity compensation plan or predecessor plans; (iv) 239,700 shares underlying exercisable stock options awarded to certain members of the group under the Banknorth equity compensation plan; (v) 44,552 stock units accrued to the accounts of certain members of the group under the Banknorth 1994 deferred compensation plan, as amended; and (vi) approximately 30,239 shares in which certain members of the group have an indirect interest by virtue of their participation in a pooled

     Banknorth stock fund maintained under the Banknorth 401(k) plan. Each stock unit accrued under the Banknorth deferred compensation plan will be payable in the form of one share of Banknorth common stock. Share information relating to the Banknorth 401(k) plan is as of September 30, 1999, the date of the most recent Banknorth 401(k) plan report and share information relating to the Banknorth deferred compensation plan is as of September 30, 1999, the date of the most recent quarterly Banknorth deferred compensation plan accrual.

 (3) Includes 8,605 stock units accrued to Mr. Amidon's account under the Banknorth deferred compensation plan.

 (4) Includes 2,090 stock units accrued to Ms. Arthur's account under the Banknorth deferred compensation plan.

 (5) Includes 4,080 stock units accrued to Mr. Carrara's account under the Banknorth deferred compensation plan.

 (6) Includes (i) 12,075 shares held by Mr. Chadwick indirectly through the Banknorth 401(k) plan; (ii) 24,200 shares of unvested performance stock granted under the Banknorth equity compensation plan and (iii) 32,000 shares underlying exercisable stock options awarded to Mr. Chadwick under the Banknorth equity compensation plan.

 (7) Includes (i) 6,277 shares held by Ms. Crampton jointly with her husband;
     (ii) 4,080 shares held by her husband; and (iii) 6,864 stock units accrued to Ms. Crampton's account under the Banknorth deferred compensation plan.

 (8) Includes (i) 126,000 shares underlying exercisable stock options which were awarded to Mr. Dougan by Evergreen Bancorp and converted into stock options to purchase Banknorth common stock upon consummation of the Evergreen merger; (ii) 1,284 shares allocated to Mr. Dougan's account under Evergreen's employee stock ownership plan; and (iii) 1,000 shares of unvested performance stock granted under the Banknorth equity compensation plan.

 (9) Includes (i) 3,600 shares underlying exercisable stock options which were awarded to Mr. Flacke by Evergreen Bancorp and converted into stock options to purchase Banknorth common stock upon consummation of the Evergreen merger; and (ii) 1,013 shares held by Mr. Flacke's wife, as to which beneficial ownership is disclaimed.

 (10) Includes (i) 42,504 shares held by various corporations controlled by Mr. Hackett; and (ii) 116 shares held by Mrs. Hackett's wife, as to which beneficial ownership is disclaimed.

 (11) Includes (i) 3,600 shares underlying exercisable stock options which were awarded to Mr. Mashuta by Evergreen Bancorp and converted into stock options to purchase Banknorth common stock upon consummation of the Evergreen merger; (ii) 2,700 shares held by Cool Insuring Agency, Inc., of which Mr. Mashuta is president; and (iii) 3,138 shares accrued to Mr. Mashuta's account under the Banknorth deferred compensation plan.

 (12) Includes 1,789 stock units accrued to Mr. Packard's account under the Banknorth deferred compensation plan.

 (13) Includes (i) 6,718 shares held by Pizzagalli Construction Company, Inc., an affiliate of Mr. Pizzagalli as to which voting and investment power is shared; and (ii) 15,390 stock units accrued to Mr. Pizzagalli's account under the Banknorth deferred compensation plan.

 (14) Includes (i) 576 shares held by Mr. Salmon's wife as to which Mr. Salmon disclaims beneficial ownership; and (ii) 1,696 stock units accrued to Mr. Salmon's account under the Banknorth deferred compensation plan.

 (15) Includes 827 stock units accrued to Mr. Welch's account under the Banknorth deferred compensation plan.

 (16) Includes (i) 6,500 shares of unvested performance stock granted to Mr. Becker under the Banknorth equity compensation plan; and (ii) 5,000 shares underlying exercisable stock options awarded to Mr. Becker under the Banknorth equity compensation plan.

 (17) Includes (i) 8,128 shares held by Mr. Fitzpatrick indirectly through the Banknorth 401(k) plan; (ii) 6,500 shares of unvested performance stock granted under the Banknorth equity compensation plan; and (iii) 15,000 shares underlying exercisable stock options awarded to Mr. Fitzpatrick under the Banknorth equity compensation plan.

 (18) Includes (i) 7,623 shares held by Mr. Pruitt indirectly through the Banknorth 401(k) plan; (ii) 9,400 shares of unvested performance stock granted under the Banknorth equity compensation plan; and (iii) 29,000 shares underlying exercisable stock options awarded to Mr. Pruitt under the Banknorth equity compensation plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Banknorth is not aware of any person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was the beneficial owner of 5% or more of the outstanding Banknorth common stock as of September 30, 1999.

                                 LEGAL OPINION

    The validity of the Peoples Heritage common stock to be issued in the merger will be passed upon for Peoples Heritage by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

    The consolidated financial statements of Peoples Heritage included in Peoples Heritage's annual report on Form 10-K for the year ended December 31, 1998 and Peoples Heritage's current report on Form 8-K filed on June 10, 1999, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, which are incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Banknorth and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in Banknorth's annual report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                     PROPOSALS FOR THE 2000 ANNUAL MEETINGS

    BANKNORTH. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Banknorth in connection with the next annual meeting of shareholders of Banknorth, which will be held only if the merger is not consummated before the time of such meeting, was November 26, 1999.

    Pursuant to Banknorth's bylaws, the date for submission of shareholder nominations for election as a director or other shareholder proposals for consideration at the next annual meeting of shareholders of Banknorth outside of the processes of Rule 14a-8 is no earlier than January 12, 2000 and no later than February 11, 2000.

    PEOPLES HERITAGE. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Peoples Heritage in connection with the next annual meeting of shareholders was November 22, 1999.

    Pursuant to Peoples Heritage's bylaws, the date for submission of shareholder nominations for election as a director or other shareholder proposals for consideration at the next annual meeting of shareholders of Peoples Heritage outside of the processes of Rule 14a-8 was January 26, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

    Each of Peoples Heritage and Banknorth files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Peoples Heritage and Banknorth at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Peoples Heritage's and Banknorth's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

    Peoples Heritage has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This prospectus/joint proxy statement is a part of that registration statement. As permitted by the Commission's rules, this prospectus/joint proxy statement does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

    The Commission allows Peoples Heritage and Banknorth to "incorporate by reference" into this prospectus/joint proxy statement, which means that Peoples Heritage and Banknorth can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus/ joint proxy statement, except for any information superseded by information contained in later filed documents incorporated by reference in this prospectus/joint proxy statement. Each of Peoples Heritage and Banknorth incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission before the special meetings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

PEOPLES HERITAGE SEC FILINGS (FILE NO. 000-16947)                PERIOD/DATE
-------------------------------------------------                -----------
Annual Report on Form 10-K                          Year ended December 31, 1998
Quarterly Reports on Form 10-Q                      Quarters ended March 31, 1999,
                                                      June 30, 1999 and September 30,
                                                      1999
Current Reports on Form 8-K                         Filed on January 4, April 23,
                                                      June 2, as amended on June 9,
                                                      June 10, July 27, July 28 and
                                                      December 23, 1999 and January 19,
                                                      2000

BANKNORTH SEC FILINGS (FILE NO. 000-18173)                       PERIOD/DATE
      -------------------------------------         -------------------------------------
Annual Report on Form 10-K                          Year ended December 31, 1998
Quarterly Reports on Form 10-Q                      Quarters ended March 31, 1999,
                                                      June 30, 1999 and September 30,
                                                      1999
Current Reports on Form 8-K                         Filed on January 15, February 15,
                                                      June 2, as amended on June 9, and
                                                      December 23, 1999 and January 21,
                                                      2000.

    You may request a copy of these filings, at no cost, by writing or telephoning the appropriate company at the following addresses:

Peoples Heritage Financial Group, Inc.         Banknorth Group, Inc.
P.O. Box 9540                                  P.O. Box 5420
One Portland Square                            100 Bank Street
Portland, Maine 04112-9540                     7th Floor
Attention: Brian S. Arsenault                  Burlington, Vermont 05401
(207) 761-8517                                 Attention: Thomas J. Pruitt
                                               (802) 658-9959

    To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meetings, or by February 28, 2000.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/ JOINT PROXY STATEMENT. NEITHER PEOPLES HERITAGE NOR BANKNORTH HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT. MOREOVER, NEITHER PEOPLES HERITAGE NOR BANKNORTH IS MAKING AN OFFER TO SELL OR SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE PEOPLES HERITAGE COMMON STOCK TO BE ISSUED BY PEOPLES HERITAGE IN THE MERGER, AND NEITHER PEOPLES HERITAGE NOR BANKNORTH IS MAKING AN OFFER OF SUCH SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS/ JOINT PROXY STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                      AND

                             BANKNORTH GROUP, INC.

                            DATED AS OF JUNE 1, 1999

                          AGREEMENT AND PLAN OF MERGER
                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS.......................................................         1

ARTICLE II THE MERGER.......................................................         6

         2.1    The Merger..................................................         6
         2.2    Effective Time; Closing.....................................         7
         2.3    Treatment of Capital Stock..................................         7
         2.4    Shareholder Rights; Stock Transfers.........................         7
         2.5    Fractional Shares...........................................         7
         2.6    Exchange Procedures.........................................         8
         2.7    Anti-Dilution Provisions....................................         9
         2.8    Options.....................................................         9
         2.9    Additional Actions..........................................         9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................        10

         3.1    Capital Structure...........................................        10
         3.2    Organization, Standing and Authority of the Company.........        10
         3.3    Ownership of the Company Subsidiaries.......................        10
                Organization, Standing and Authority of the Company
         3.4      Subsidiaries..............................................        11
         3.5    Authorized and Effective Agreement..........................        11
         3.6    Securities Documents and Regulatory Reports.................        12
         3.7    Financial Statements........................................        12
         3.8    Material Adverse Change.....................................        13
         3.9    Environmental Matters.......................................        13
         3.10   Tax Matters.................................................        14
         3.11   Legal Proceedings...........................................        14
         3.12   Compliance with Laws........................................        15
         3.13   Certain Information.........................................        15
         3.14   Employee Benefit Plans......................................        15
         3.15   Certain Contracts...........................................        17
         3.16   Brokers and Finders.........................................        17
         3.17   Insurance...................................................        17
         3.18   Properties..................................................        18
         3.19   Labor.......................................................        18
         3.20   Loans; Nonperforming and Classified Assets..................        18
         3.21   Administration of Fiduciary Accounts........................        19
         3.22   Derivative Transactions.....................................        19
         3.23   Year 2000...................................................        19
                Required Vote; Company Rights Agreement; Antitakeover
         3.24     Provisions................................................        19
         3.25   Ownership of PHFG Common Stock..............................        20
         3.26   Fairness Opinion............................................        20
         3.27   Accounting for the Merger; Reorganization...................        20
         3.28   Disclosures.................................................        20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PHFG...........................        20

         4.1    Capital Structure...........................................        20
         4.2    Organization, Standing and Authority of PHFG................        21
         4.3    Ownership of the PHFG Subsidiaries..........................        21

                Organization, Standing and Authority of the PHFG
         4.4      Subsidiaries..............................................        21
         4.5    Authorized and Effective Agreement..........................        21
         4.6    Securities Documents and Regulatory Reports.................        22
         4.7    Financial Statements........................................        23
         4.8    Material Adverse Change.....................................        23
         4.9    Environmental Matters.......................................        23
         4.10   Tax Matters.................................................        24
         4.11   Legal Proceedings...........................................        24
         4.12   Compliance with Laws........................................        24
         4.13   Certain Information.........................................        25
         4.14   Employee Benefit Plans......................................        25
         4.15   Certain Contracts...........................................        26
         4.16   Brokers and Finders.........................................        26
         4.17   Insurance...................................................        27
         4.18   Properties..................................................        27
         4.19   Labor.......................................................        27
         4.20   Loans.......................................................        27
         4.21   Administration of Fiduciary Accounts........................        28
         4.22   Derivative Transactions.....................................        28
         4.23   Year 2000...................................................        28
                Required Vote; PHFG Rights Agreement; Antitakeover
         4.24     Provisions................................................        28
         4.25   Ownership of Company Common Stock...........................        29
         4.26   Fairness Opinion............................................        29
         4.27   Accounting for the Merger; Reorganization...................        29
         4.28   Disclosures.................................................        29

ARTICLE V COVENANTS.........................................................        29

         5.1    Reasonable Best Efforts.....................................        29
         5.2    Shareholder Meetings........................................        29
         5.3    Regulatory Matters..........................................        30
         5.4    Investigation and Confidentiality...........................        30
         5.5    Press Releases..............................................        31
         5.6    Business of the Parties.....................................        31
         5.7    Current Information.........................................        34
         5.8    Indemnification; Insurance..................................        34
         5.9    Directors and Officers......................................        36
         5.10   Employee Benefit Plans and Arrangements.....................        36
         5.11   Stock Exchange Listing......................................        37
         5.12   The Bank Mergers; Consolidation of Trust Operations.........        37
         5.13   Affiliates; Restrictions on Resale..........................        38
         5.14   Disclosure Supplements......................................        38
         5.15   Failure to Fulfill Conditions...............................        38

ARTICLE VI CONDITIONS PRECEDENT.............................................        39

         6.1    Conditions Precedent--PHFG and the Company..................        39
         6.2    Conditions Precedent--The Company...........................        40
         6.3    Conditions Precedent--PHFG..................................        41

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT...............................        41

         7.1    Termination.................................................        41
         7.2    Effect of Termination.......................................        43

         7.3    Survival of Representations, Warranties and Covenants.......        43
         7.4    Waiver......................................................        43
         7.5    Amendment or Supplement.....................................        44

ARTICLE VIII MISCELLANEOUS..................................................        44

         8.1    Expenses....................................................        44
         8.2    Entire Agreement............................................        44
         8.3    Assignment; Successors......................................        44
         8.4    Notices.....................................................        45
         8.5    Alternative Structure.......................................        45
         8.6    Interpretation..............................................        46
         8.7    Counterparts................................................        46
         8.8    Governing Law...............................................        46

Exhibit A       Form of Company Stock Option Agreement
Exhibit B       Form of PHFG Stock Option Agreement
Exhibit C       Matters to be covered by Opinion(s) of Counsel to PHFG
                Matters to be covered by Opinion(s) of Counsel to the
Exhibit D         Company

                          AGREEMENT AND PLAN OF MERGER

    Agreement and Plan of Merger (the "Agreement"), dated as of June 1, 1999, between Peoples Heritage Financial Group, Inc. ("PHFG"), a Maine corporation, and Banknorth Group, Inc. (the "Company"), a Delaware corporation.

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of PHFG and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein; and

    WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

    WHEREAS, as a condition and inducement to PHFG's willingness to enter into this Agreement, the Company is concurrently entering into a Stock Option Agreement with PHFG (the "Company Stock Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Company is granting to PHFG the option to purchase shares of Company Common Stock (as defined herein) under certain circumstances;

    WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, PHFG is concurrently entering into a Stock Option Agreement with the Company (the "PHFG Stock Option Agreement"), in substantially the form attached hereto as Exhibit B, pursuant to which PHFG is granting to the Company the option to purchase shares of PHFG Common Stock (as defined herein) under certain circumstances;

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

    "Articles of Merger" shall have the meaning set forth in Section 2.2 hereof.

    "Bank Mergers" shall have the meaning set forth in Section 5.12 hereof.

    "Bank Merger Agreements" shall have the meaning set forth in Section 5.12 hereof.

    "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

    "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

    "Certificate of Merger" shall have the meaning set forth in Section 2.2 hereof.

    "Certificates" shall have the meaning set forth in Section 2.4 hereof.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Commission" shall mean the Securities and Exchange Commission, or any successor thereto.

    "Company Banks" shall mean the Company Massachusetts Bank, the Company New Hampshire Bank, the Company New York Bank, the Company Vermont Banks and the Company Trust Company.

    "Company Capital Securities" shall mean the 10.52% Capital Securities issued by Banknorth Capital Trust I.

    "Company Common Stock" shall mean the common stock, par value $1.00 per share, of the Company and, unless the context otherwise requires, related Company Rights.

    "Company Deferred Compensation Plan" means the 1994 Deferred Compensation Plan for Directors and Selected Officers of the Company and Participating Affiliates.

    "Company Employee Plans" shall have the meaning set forth in
Section 3.14(a) hereof.

    "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of December 31, 1998, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended
December 31, 1998, 1997 and 1996 as filed by the Company in its Securities Documents, and (ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to December 31, 1998.

    "Company Massachusetts Bank" shall mean First Massachusetts Bank, NA, a national bank and a wholly-owned subsidiary of the Company.

    "Company New Hampshire Bank" shall mean Farmington National Bank, a national bank and a wholly-owned subsidiary of the Company.

    "Company New York Bank" shall mean Evergreen Bank, N.A., a national bank and a wholly-owned subsidiary of the Company.

    "Company Options" shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Stock Option Plans.

    "Company Preferred Stock" shall mean the preferred stock par value $.01 per share, of the Company.

    "Company Rights" shall mean the rights attached to shares of Company Common Stock pursuant to the Company Rights Agreement.

    "Company Rights Agreement" shall mean the Rights Agreement, dated as of November 27, 1990, and amended and restated as of September 4, 1998, between the Company and Registrar and Transfer Company, as Rights Agent.

    "Company Stock Option Agreement" shall have the meaning set forth in the third WHEREAS clause to this Agreement.

    "Company Stock Option Plans" shall mean (i) the Company's 1997 Equity Compensation Plan and the Company's Comprehensive Long-Term Executive Incentive Plan for Officers and Other Key Employees and (ii) stock option plans of Evergreen Bancorp, Inc. under which the Company has assumed options that now represent the right to purchase shares of Company Common Stock in connection with the acquisition of such company.

    "Company Trust Company" shall mean "The Stratevest Group, N.A.," a limited charter national bank and a wholly-owned subsidiary of the Company.

    "Company Vermont Banks" shall mean The Howard Bank, N.A., First Vermont Bank and Trust Company, Franklin Lamoille Bank and Granite Savings Bank and Trust Company, each of which is a national bank or a Vermont-chartered bank and a wholly-owned subsidiary of the Company.

    "Confidentiality Agreement" means the confidentiality agreement, dated May 21, 1999, between the Company and PHFG.

    "DGCL" shall mean the Delaware General Corporate Law, as amended.

    "DOJ" shall mean the United States Department of Justice.

    "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

    "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

    "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ; the Clean Air Act, as amended, 42 U.S.C. Section 7401, ET SEQ; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
Section 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C.
Section 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" shall have the meaning set forth in Section 2.6(a) hereof.

    "Exchange Ratio" shall have the meaning set forth in Section 2.3(b) hereof.

    "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

    "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

    "FFIEC" shall mean the Federal Financial Institutions Examination Council, or any successor thereto.

    "FHLB" shall mean Federal Home Loan Bank.

    "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by PHFG in connection with the issuance of shares of PHFG Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

    "FRB" means the Board of Governors of the Federal Reserve System, or any successor thereto.

    "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

    "Lien" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

    "Loan" shall have the meaning set forth in Section 3.20(a) hereof.

    "Massachusetts Bank Commissioner" shall mean the Commissioner of Banks of the Commonwealth of Massachusetts.

    "Massachusetts Board" shall mean the Massachusetts Board of Bank Incorporation.

    "Material Adverse Effect" shall mean, with respect to PHFG or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PHFG and its Subsidiaries taken as whole and the Company and its Subsidiaries taken as a whole, respectively, or
(ii) materially impairs the ability of the Company, PHFG or any of their respective banking subsidiaries to consummate the transactions contemplated by this Agreement, provided, however, that Material Adverse Effect shall not be deemed to include (a) the impact of changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry or generally accepted accounting principles that are generally applicable to the banking industry, (b) reasonable expenses incurred in connection with the transactions contemplated hereby and (c) actions or omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby.

    "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

    "Merger" shall have the meaning set forth in Section 2.1(a) hereof.

    "MBCA" shall mean the Maine Business Corporation Act, as amended.

    "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereto.

    "New Hampshire Bank Commissioner" shall mean the Bank Commissioner of the State of New Hampshire.

    "OCC" shall mean the Office of the Comptroller of the Currency of the U.S. Department of the Treasury, or any successor thereto.

    "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury, or any successor thereto.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

    "PHFG Articles of Incorporation" or "Articles of Incorporation of PHFG" shall mean the Amended and Restated Articles of Incorporation of PHFG, as amended.

    "PHFG Banks" shall mean the PHFG Maine Bank, the PHFG New Hampshire Bank, the PHFG Massachusetts Bank and the PHFG Connecticut Bank.

    "PHFG Capital Securities" shall mean the 9.06% Capital Securities issued by Peoples Heritage Capital Trust I and any similar capital securities which may be issued by a trust subsidiary of PHFG in the future.

    "PHFG Common Stock" shall mean the common stock, par value $.01 per share, of PHFG and, unless the context otherwise requires, related PHFG Rights.

    "PHFG Connecticut Bank" shall mean Glastonbury Bank and Trust Company, a Connecticut commercial bank and trust company and a wholly-owned subsidiary of PHFG.

    "PHFG Employee Plans" shall have the meaning set forth in
Section 4.14(a) hereof.

    "PHFG Employee Stock Benefit Plans" shall mean (i) the following employee benefit plans of PHFG: 1986 Stock Option and Stock Appreciation Rights Plan, 1986 Employee Stock Purchase Plan, Thrift Incentive Plan, Profit Sharing Employee Stock Ownership Plan, Restricted Stock Plan for Non-Employee Directors, Amended and Restated 1995 Stock Option Plan for Non-Employee Directors, 1996 Equity Incentive Plan and Dividend Reinvestment Plan and (ii) stock option plans of acquired companies under which PHFG has assumed options that now represent the right to purchase shares of Company Common Stock in connection with the acquisition of such companies.

    "PHFG Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PHFG as of December 31, 1998, 1997 and 1996 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PHFG for each of the three years ended December 31, 1998, 1997 and 1996 as filed by PHFG in its Securities Documents, and (ii) the consolidated balance sheets of PHFG (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PHFG included in the Securities Documents filed by PHFG with respect to the quarterly and annual periods ended subsequent to December 31, 1998.

    "PHFG Maine Bank" shall mean Peoples Heritage Savings Bank, a
Maine-chartered bank and a wholly-owned subsidiary of PHFG.

    "PHFG Massachusetts Bank" shall mean Family Bank, F.S.B., a federally-chartered savings bank and a wholly-owned subsidiary of PHFG.

    "PHFG New Hampshire Bank" shall mean Bank of New Hampshire, a New Hampshire-chartered commercial bank and a wholly-owned subsidiary of PHFG.

    "PHFG Options" shall mean options to purchase shares of PHFG Common Stock granted pursuant to a PHFG Employee Stock Benefit Plan.

    "PHFG Preferred Stock" shall mean the shares of preferred stock, par value $.01 per share, of PHFG.

    "PHFG Rights" shall mean the rights attached to shares of PHFG Common Stock pursuant to PHFG Rights Agreement.

    "PHFG Rights Agreement" shall mean the Stockholder Rights Agreement, dated as of September 12, 1989, between PHFG and American Stock Transfer & Trust Company, in its capacity as Rights Agent, as in effect as of the date hereof and as will be amended and restated prior to the expiration thereof.

    "PHFG Stock Option Agreement" shall have the meaning set forth in the second WHEREAS clause in this Agreement.

    "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.14 hereof.

    "Proxy Statement" shall mean the prospectus/ joint proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of PHFG and the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

    "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

    "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

    "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

    "Superintendent" shall mean the Superintendent of the Bureau of Banking of the State of Maine.

    "Surviving Corporation" shall have the meaning specified in
Section 2.1(a) hereof.

    "Vermont Bank Commissioner" shall mean the Vermont Commissioner of Banking, Insurance and Securities.

    Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

2.1  THE MERGER

    (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Company shall be merged with and into PHFG (the "Merger") in accordance with the applicable provisions of the MBCA and the DGCL. PHFG shall be the surviving corporation of the Merger (hereafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Maine. The name of the Surviving Corporation shall be "Banknorth Group, Inc." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

    (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 905 of the MBCA and Sections 259-61 of the DGCL.

    (c) Upon consummation of the Merger, the Articles of Incorporation of PHFG, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until altered, amended or repealed in accordance with their terms and applicable law, except that Article 1 of such Articles of Incorporation shall be amended to state in its entirety as follows:

       The name of the corporation is Banknorth Group, Inc. (hereinafter referred to as the "Corporation") and it is located at One Portland Square, Portland, Maine 04112-9450.

    Upon consummation of the Merger, the Bylaws of PHFG, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

    (d) The authorized capital stock of the Surviving Corporation shall be as stated in the Articles of Incorporation of PHFG immediately prior to the Effective Time.

    (e) Upon consummation of the Merger, (i) the directors of the Surviving Corporation shall be up to 15 of the persons serving as director of PHFG immediately prior to the Effective Time, Angelo P. Pizzagalli, who shall serve as Chairman of the Executive Committee of the Board of Directors of the Surviving Corporation, and five other persons serving as director of the Company immediately prior to the Effective Time designated by the Company and who both meet the director qualification requirements set forth in the Bylaws of the Surviving Corporation and are otherwise reasonably acceptable to PHFG and
(ii) the executive officers of the Surviving Corporation shall be the persons serving as executive officers of PHFG immediately prior to the Effective Time, as well as Richard J. Fitzpatrick, who shall be an Executive Vice President and head of the Surviving Corporation's Vermont and New York banking operations, and Thomas J. Pruitt, who shall be an Executive Vice President of the Surviving Corporation. The directors and executive officers of the Surviving Corporation at the Effective Time shall serve for such terms as are specified in or determined pursuant to the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.2  EFFECTIVE TIME; CLOSING

    The Merger shall become effective upon the occurrence of the filing of
(i) articles of merger (the "Articles of Merger") with the Secretary of State of the State of Maine pursuant to the MBCA and (ii) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware pursuant to the DGCL, unless a later date and time is specified as the effective time in such Articles of Merger and Certificate of Merger (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of PHFG in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to PHFG and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.3  TREATMENT OF CAPITAL STOCK

    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

        (a) each share of PHFG Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

        (b) subject to Section 2.5 hereof and Section 7.1(h) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by PHFG, the Company or any of their respective wholly-owned Subsidiaries other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired without consideration) shall become and be converted into the right to receive 1.825 shares of PHFG Common Stock (subject to possible adjustment as set forth in Sections 2.7 and 7.1(h) hereof, the "Exchange Ratio").

2.4  SHAREHOLDER RIGHTS; STOCK TRANSFERS

    At the Effective Time, each holder of a certificate or certificates representing outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificates in accordance with
Section 2.6 hereof, certificates representing the number of whole shares of PHFG Common Stock, and any cash in lieu of a fractional share interest, into which such shares of Company Common Stock shall have been converted pursuant to
Section 2.3 hereof, without interest. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to PHFG or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in Section 2.6 hereof, except as otherwise provided by law.

2.5  FRACTIONAL SHARES

    (a) No certificates or scrip representing fractional shares of PHFG Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights as a stockholder of the Surviving Corporation.

    (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted into shares of PHFG Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share PHFG Common Stock (after taking into account all Certificates delivered by such holder) shall, at the time of surrender of the Certificate or Certificates representing such holder's shares of Company Common Stock, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of PHFG Common Stock by the closing price of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source), rounded to the nearest whole cent.

2.6  EXCHANGE PROCEDURES

    (a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to an agent, duly appointed by PHFG (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of PHFG Common Stock into which the shares of Company Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 2.3(b) hereof. As promptly as practicable after the Effective Time, but in no event later than five business days after the Company's transfer agent delivers a certified shareholders' list to the Exchange Agent, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for PHFG Common Stock as provided in
Section 2.3 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing PHFG Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Affiliate of the Company (as defined in Section 5.13(a) hereof) shall not be exchanged for certificates representing shares of PHFG Common Stock in accordance with the terms of this Agreement until PHFG has received a written agreement from such person as specified in Section 5.13(b).

    (b) No holder of a Certificate shall be entitled to receive any dividends in respect of the PHFG Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of PHFG Common Stock. In the event that dividends are declared and paid by PHFG in respect of PHFG Common Stock after the Effective Time but prior to any holder's surrender of Certificates, dividends payable to such holder in respect of shares of PHFG Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. PHFG shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of PHFG Common Stock into which the shares of Company Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

    (c) PHFG shall not be obligated to deliver a certificate or certificates representing shares of PHFG Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders a Certificate or Certificates for exchange as provided in this
Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PHFG. If any certificate evidencing shares of PHFG Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of PHFG Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.7  ANTI-DILUTION PROVISIONS

    If, between the date hereof and the Effective Time, the shares of PHFG Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

2.8  OPTIONS

    (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of PHFG Common Stock, and PHFG shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PHFG and the Human Resources Committee of its Board of Directors shall be substituted for the Company and the committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan,
(ii) each Company Option assumed by PHFG may be exercised solely for shares of PHFG Common Stock, (iii) the number of shares of PHFG Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PHFG Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and
(iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. PHFG and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 2.8.

    (b) Within five business days after the Effective Time, PHFG shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PHFG Common Stock subject to the options referred to in paragraph (a) of this Section 2.8 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

2.9  ADDITIONAL ACTIONS

    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to PHFG that, except as Previously
Disclosed:

3.1  CAPITAL STRUCTURE

    The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock. As of the date hereof, there are 23,226,457 shares of Company Common Stock issued and outstanding, 321,935 shares of Company Common Stock are directly or indirectly held by the Company as treasury stock and there are no shares of Company Preferred Stock outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except by virtue of (i) the Company Stock Option Agreement, (ii) the Company Rights,
(iii) outstanding Rights as of the date hereof to acquire (x) an aggregate of 1,175,332 shares of Company Common Stock upon the exercise of options granted pursuant to the Company Stock Option Plans, as Previously Disclosed, and
(y) 225,870 shares of Company Common Stock pursuant to the Company Deferred Compensation Plan, as Previously Disclosed, and (iv) Rights which may be granted after the date hereof in the ordinary course pursuant to the Company Deferred Compensation Plan or with the written consent of PHFG pursuant to
Section 5.6(a) hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company. The Company has not repurchased any shares of Company Common Stock during the two years preceding the date hereof, except for any such repurchases (including the number of shares, date repurchased, repurchase price and the purpose thereof) as are Previously Disclosed.

3.2  ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Company has heretofore delivered to PHFG true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3  OWNERSHIP OF THE COMPANY SUBSIDIARIES

    The Company has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Company Subsidiary and identified its Significant Subsidiaries. Except for (i) capital stock or other ownership interests in the Company Subsidiaries, (ii) stock in the FHLB of Boston and the Federal Reserve Bank of Boston, (iii) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (iv) the PHFG Stock Option Agreement, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization.

The outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided by the National Bank Act with respect to an entity chartered thereunder), and, except in the case of the Company Capital Securities, are directly or indirectly owned by the Company free and clear of all Liens or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and, except for agreements entered into in connection with the issuance of the Company Capital Securities, there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

3.4  ORGANIZATION, STANDING AND AUTHORITY OF THE COMPANY SUBSIDIARIES

    Each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The deposit accounts of each Company Bank which is authorized to accept deposits are insured by the BIF to the maximum extent permitted by the FDIA, and each Company Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. The Company has heretofore delivered or made available to PHFG true and complete copies of the articles of incorporation and bylaws or equivalent documents of each Company Subsidiary as in effect as of the date hereof.

3.5  AUTHORIZED AND EFFECTIVE AGREEMENT

    (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by PHFG, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Mergers), nor compliance by the Company with any of the provisions hereof
(i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of the Company or a Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or a Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or a Company Subsidiary.

    (c) Except for (i) the filing of applications or notices with, and the consents, approvals or waivers of, as applicable, the FRB, the DOJ, the Superintendent, the Vermont Bank Commissioner and the Massachusetts Board,
(ii) the filing and effectiveness of the Form S-4 with the Commission,
(iii) the approval of this Agreement by the requisite vote of the shareholders of the Company, (iv) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, in each case in connection with the Merger, and (v) such corporate approvals and such applications or notices with, and consents, approvals or waivers of, the OCC, the OTS, the FDIC, the New Hampshire Bank Commissioner, the Vermont Bank Commissioner and the Massachusetts Bank Commissioner as may be applicable in connection with a Bank Merger, no consents, approvals or waivers of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or a Company Bank in connection with
(i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and
(ii) the execution and delivery by an applicable Company Bank of a Bank Merger Agreement and the consummation by such Company Bank of the transactions contemplated thereby.

    (d) As of the date hereof, the Company is not aware of any reason relating to the Company or a Company Subsidiary (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for
(i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreements and (ii) the continuation by PHFG after the Effective Time of the business of the Company and the Company Subsidiaries as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a Material Adverse Effect on PHFG or the Company or materially impair the value of the Company and the Company Subsidiaries to PHFG.

3.6  SECURITIES DOCUMENTS AND REGULATORY REPORTS

    (a) Since January 1, 1996, the Company has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Since January 1, 1996, the Company and each Company Subsidiary have duly filed with the applicable Governmental Entities in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Company or a Company Subsidiary by a Governmental Entity, neither the Company nor any Company Subsidiary was required to correct or change any action, procedure or proceeding which the Company believes has not been corrected or changed as required in all material respects.

3.7  FINANCIAL STATEMENTS

    (a) The Company has previously delivered or made available to PHFG accurate and complete copies of the Company Financial Statements for all periods prior to the date hereof, which, in the case of the consolidated statements of financial condition of the Company as of December 31, 1998, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996, are accompanied by the audit reports of KPMG LLP, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to

Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

    (b) Each of the Company Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Company and the Company Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries.

    (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Company as of March 31, 1999 (including related notes) and (ii) of liabilities incurred since March 31, 1999 in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.8  MATERIAL ADVERSE CHANGE

    Since March 31, 1999, (i) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.9  ENVIRONMENTAL MATTERS

    (a) To the best of the Company's knowledge, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor a Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

    (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on the Company.

    (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Company.

    (d) The Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Company Subsidiary as of the date hereof or which secure loans of a Company Subsidiary as of the date hereof.

3.10  TAX MATTERS

    (a) The Company and the Company Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor any Company Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

    (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and the Company Subsidiaries are complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. The federal, state and local income tax returns of the Company and the Company Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or any Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or a Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

    (c) Neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11  LEGAL PROCEEDINGS

    There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a party to any order, judgment or decree which has had or could reasonably be expected to have a Material Adverse Effect on the Company.

3.12  COMPLIANCE WITH LAWS

    (a) The Company and each Company Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

    (b) Neither the Company nor any Company Subsidiary is in violation of its respective Certificate of Incorporation and Bylaws or equivalent documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor any Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or a Company Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or bank holding companies issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

3.13  CERTAIN INFORMATION

    None of the information relating to the Company and the Company Subsidiaries supplied or to be supplied for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and PHFG and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.14  EMPLOYEE BENEFIT PLANS

    (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), and the Company has previously furnished or made available to PHFG accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

    (b) None of the Company, any Company Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of the Company or any Company Subsidiary. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

    (c) Neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

    (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at March 31, 1999 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

    (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

    (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

    (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

    (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof relating to a Company Employee Plan.

    (i) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (i) entitle any director, officer, employee or consultant of or to the Company or any Company Subsidiary to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Company Employee Plan or (iii) result in any material increase in benefits payable under any Company Employee Plan.

    (j) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

    (k) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of the Company, PHFG or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

3.15  CERTAIN CONTRACTS

    (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or a Company Subsidiary (other than deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase) or the guarantee by the Company or a Company Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or a Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which the Company or a Company Subsidiary is obligated to indemnify any director, officer, employee or agent of the Company or a Company Subsidiary, (iv) any agreement, arrangement or understanding to which the Company or a Company Subsidiary is a party or by which any of the same is bound which limits the freedom of the Company or a Company Subsidiary to compete in any line of business or with any person, or (v) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

    (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16  BROKERS AND FINDERS

    Except for an agreement with Sandler O'Neill & Partners, L.P., as Previously Disclosed, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17  INSURANCE

    The Company and each Company Subsidiary are insured, and during each of the past three calendar years have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and have maintained all insurance required by applicable laws and regulations.

3.18  PROPERTIES

    All real and personal property owned by the Company or a Company Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of March 31, 1999 included in the Company Financial Statements or acquired after such date, other than properties sold by the Company in the ordinary course of business, except
(i) Liens for current taxes not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of March 31, 1999 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.19  LABOR

    No work stoppage involving the Company or a Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or a Company Subsidiary which reasonably could be expected to have a Material Adverse Effect on the Company. Employees of the Company and any Company Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or a Company Subsidiary during the past five years.

3.20  LOANS; NONPERFORMING AND CLASSIFIED ASSETS

    (a) Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles, in each case except as such would not have a Material Adverse Effect on the Company.

    (b) The Company has Previously Disclosed as to the Company and each Company Subsidiary as of March 31, 1999: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority; (iii) a listing of the real estate owned acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and

(iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

3.21  ADMINISTRATION OF FIDUCIARY ACCOUNTS

    The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failures to maintain records which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.22  DERIVATIVE TRANSACTIONS

    Between December 31, 1998 and the date hereof, neither the Company nor any of its Subsidiaries entered into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments.

3.23  YEAR 2000

    Neither the Company nor any of its Subsidiaries has received a current rating of less than "satisfactory" on any Year 2000 Report of Examination of any Governmental Entity. The Company has disclosed or made available to PHFG a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

3.24  REQUIRED VOTE; COMPANY RIGHTS AGREEMENT; ANTITAKEOVER PROVISIONS

    (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

    (b) The amendment to the Company Rights Agreement previously furnished to PHFG has been duly authorized and adopted by the Company and the Company has otherwise taken all action necessary so that the entering into this Agreement and the Company Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not enable or require the Company Rights to be exercised, distributed or triggered by any person or entity. There is no Acquiring Person, and neither a Distribution Date nor a Shares Acquisition Date has occurred, in each case as such terms are defined in the Company Rights Agreement.

    (c) Based on the representation and warranty of PHFG contained in
Section 4.24, no "control share acquisition," business combination moratorium," "fair price" or other form of antitakeover statute or regulation, including without limitation Section 203 of the DGCL, is applicable to this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has taken all necessary action so that the provisions of Article Thirteenth of the Company's Certificate of Incorporation do not and will not apply to this Agreement and the transactions contemplated hereby.

3.25  OWNERSHIP OF PHFG COMMON STOCK

    Except for the PHFG Option Agreement, as of the date hereof, none of the Company or any of its Subsidiaries, or to Company's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of PHFG Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding PHFG Common Stock.

3.26  FAIRNESS OPINION

    The Company has received a written opinion of Sandler O'Neill & Partners, L.P. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

3.27  ACCOUNTING FOR THE MERGER; REORGANIZATION

    As of the date hereof, the Company does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

3.28  DISCLOSURES

    None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to PHFG in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF PHFG

    PHFG represents and warrants to the Company that, except as Previously
Disclosed:

4.1  CAPITAL STRUCTURE

    The authorized capital stock of PHFG consists of 200,000,000 shares of PHFG Common Stock and 5,000,000 shares of PHFG Preferred Stock. As of the date hereof, there are 104,618, 066 shares of PHFG Common Stock issued and outstanding, 2,029,417 shares of PHFG Common Stock are held as treasury stock and not outstanding and there are no shares of PHFG Preferred Stock issued and outstanding. All outstanding shares of PHFG Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of PHFG Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PHFG, except for (i) shares of PHFG Common Stock issuable pursuant to PHFG Employee Stock Benefit Plans, (ii) shares of PHFG Common Stock issuable upon the exercise of PHFG Rights and (iii) by virtue of this Agreement and the PHFG Stock Option Agreement. The PHFG Common Stock to be issued in connection with the Merger is duly authorized (subject to receipt of all governmental approvals) and, when issued in accordance with the terms hereof, will be validly issued and fully paid and nonassessable.

4.2  ORGANIZATION, STANDING AND AUTHORITY OF PHFG

    PHFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PHFG. PHFG is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. PHFG has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws of PHFG as in effect as of the date hereof.

4.3  OWNERSHIP OF THE PHFG SUBSIDIARIES

    PHFG has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect PHFG Subsidiary and identified its Significant Subsidiaries as of the date hereof. The outstanding shares of capital stock of each PHFG Subsidiary which is a Significant Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except in the case of the PHFG Capital Securities, are directly or indirectly owned by PHFG free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any PHFG Subsidiary which is a Significant Subsidiary and, except for agreements entered into in connection with the issuance of the PHFG Capital Securities, there are no agreements, understandings or commitments relating to the right of PHFG to vote or to dispose of such capital stock or other ownership interests.

4.4  ORGANIZATION, STANDING AND AUTHORITY OF THE PHFG SUBSIDIARIES

    Each PHFG Subsidiary which is a Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as applicable. Each of the PHFG Subsidiaries which is a Significant Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on PHFG. The deposit accounts of each PHFG Bank are insured by either the BIF or, in the case of certain deposits of each such institution, the SAIF to the maximum extent permitted by the FDIA, and each PHFG Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

4.5  AUTHORIZED AND EFFECTIVE AGREEMENT

    (a) PHFG has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of PHFG's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PHFG, except for the approval of this Agreement by PHFG's shareholders. This Agreement has been duly and validly executed and delivered by PHFG and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of PHFG which is enforceable against PHFG in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Mergers), nor compliance by PHFG with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of PHFG or any PHFG Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of PHFG or a PHFG Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PHFG or a PHFG Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PHFG or a PHFG Subsidiary.

    (c) Except for (i) the filing of applications or notices with, and the consents, approvals or waivers of, as applicable, the FRB, the DOJ, the Superintendent, the Vermont Bank Commissioner and the Massachusetts Board,
(ii) the filing and effectiveness of the Form S-4 with the Commission,
(iii) compliance with applicable state securities or "blue sky" laws and the NASD Bylaws in connection with the issuance of PHFG Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of PHFG, (v) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, in each case in connection with the Merger, and (vi) such corporate approvals and such applications or notices with, and consents, approvals or waivers of, the OCC, the OTS, the FDIC, the New Hampshire Bank Commissioner, the Vermont Bank Commissioner and the Massachusetts Bank Commissioner as may be applicable in connection with a Bank Merger, no consents, approvals or waivers of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of PHFG or a PHFG Bank in connection with (i) the execution and delivery by PHFG of this Agreement and the consummation by PHFG of the transactions contemplated hereby and (ii) the execution and delivery by an applicable PHFG Bank of a Bank Merger Agreement and the consummation by such PHFG Bank of the transactions contemplated thereby.

    (d) As of the date hereof, PHFG is not aware of any reason relating to PHFG or a PHFG Subsidiary (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreements and (ii) the continuation by PHFG after the Effective Time of the business of each of PHFG, the Company and the Company Subsidiaries as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of PHFG, could have a Material Adverse Effect on PHFG or the Company or materially impair the value of the Company and the Company Subsidiaries to PHFG.

4.6  SECURITIES DOCUMENTS AND REGULATORY REPORTS

    (a) Since January 1, 1996, PHFG has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Since January 1, 1996, PHFG and each PHFG Subsidiary have duly filed with the applicable Governmental Entities in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of PHFG or a PHFG Subsidiary by a Governmental Entity, neither PHFG nor any PHFG Subsidiary was required to correct or change any action, procedure or proceeding which PHFG believes has not been corrected or changed as required in all material respects.

4.7  FINANCIAL STATEMENTS

    (a) PHFG has previously delivered or made available to the Company accurate and complete copies of the PHFG Financial Statements for all periods prior to the date hereof, which, in the case of the consolidated statements of financial condition of PHFG as of December 31, 1998, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996, are accompanied by the audit reports of KPMG LLP, independent public accountants with respect to PHFG. The PHFG Financial Statements referred to herein, as well as PHFG Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of PHFG as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of PHFG for the respective periods or as of the respective dates set forth therein.

    (b) Each of the PHFG Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of PHFG and the PHFG Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of PHFG and the PHFG Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of PHFG and the PHFG Subsidiaries.

    (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of PHFG as of March 31, 1999 (including related notes) and (ii) of liabilities incurred since March 31, 1999 in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby, neither PHFG nor any PHFG Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of PHFG on a consolidated basis.

4.8  MATERIAL ADVERSE CHANGE

    Since March 31, 1999, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on PHFG.

4.9  ENVIRONMENTAL MATTERS

    (a) To the best of PHFG's knowledge, PHFG and the PHFG Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on PHFG. Neither PHFG nor a PHFG Subsidiary has received any communication alleging that PHFG or a PHFG Subsidiary is not in such compliance and, to the best knowledge of PHFG, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

    (b) To the best of PHFG's knowledge, none of the properties owned, leased or operated by PHFG or a PHFG Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on PHFG.

    (c) To the best of PHFG's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against PHFG or a PHFG Subsidiary or against any person or entity whose liability for any Environmental Claim PHFG or a PHFG Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on PHFG.

4.10  TAX MATTERS

    PHFG and the PHFG Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither PHFG nor any PHFG Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by PHFG and any PHFG Subsidiary is pending or, to the best of PHFG's knowledge, threatened.

4.11  LEGAL PROCEEDINGS

    There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of PHFG threatened against PHFG or any PHFG Subsidiary or against any asset, interest or right of PHFG or any PHFG Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG. Neither PHFG nor any PHFG Subsidiary is a party to any order, judgment or decree which has had or could reasonably be expected to have a Material Adverse Effect on PHFG.

4.12  COMPLIANCE WITH LAWS

    (a) PHFG and each PHFG Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on PHFG; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PHFG, no suspension or cancellation of any of the same is threatened.

    (b) Neither PHFG nor any PHFG Subsidiary is in violation of its respective Articles of Incorporation and Bylaws or equivalent documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on PHFG; and neither PHFG nor any PHFG Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that PHFG or a PHFG Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on PHFG. Neither PHFG nor any PHFG Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

4.13  CERTAIN INFORMATION

    None of the information relating to PHFG and the PHFG Subsidiaries to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of PHFG and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by PHFG to shareholders of the Company and PHFG in connection with the meetings of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

4.14  EMPLOYEE BENEFIT PLANS

    (a) PHFG has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of PHFG or any PHFG Significant Subsidiary (the "PHFG Employee Plans"), and PHFG has previously furnished or made available to the Company accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency with respect to each PHFG Employee Plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

    (b) None of PHFG, any PHFG Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of PHFG's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of PHFG or any PHFG Subsidiary. To the best of PHFG's knowledge, no reportable event under
Section 4043(b) of ERISA has occurred with respect to any such pension plan.

    (c) Neither PHFG nor any PHFG Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

    (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each PHFG Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "PHFG Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of PHFG's knowledge, is threatened to be revoked and PHFG does not know of any ground on which such revocation may be based. Neither PHFG nor any PHFG Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of PHFG at March 31, 1999 included in the PHFG Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

    (e) To the best of PHFG's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under
Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any PHFG Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on PHFG.

    (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each PHFG Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any PHFG Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any PHFG Pension Plan.

    (g) To the best of PHFG's knowledge, the PHFG Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

    (h) There are no pending or, to the best knowledge of PHFG, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the PHFG Employee Plans or any trust related thereto or any fiduciary thereof relating to a PHFG Employee Plan.

4.15  CERTAIN CONTRACTS

    Neither PHFG nor any PHFG Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on PHFG, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.16  BROKERS AND FINDERS

    Except for an agreement with Keefe, Bruyette & Woods, Inc., as Previously Disclosed, neither PHFG nor any PHFG Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17  INSURANCE

    PHFG and each PHFG Subsidiary are insured, and during each of the past three calendar years have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and have maintained all insurance required by applicable laws and regulations.

4.18  PROPERTIES

    All real and personal property owned by PHFG or a PHFG Subsidiary which is a Significant Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. PHFG has good and marketable title free and clear of all Liens (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of PHFG as of March 31, 1999 included in the PHFG Financial Statements or acquired after such date, other than properties sold by PHFG in the ordinary course of business, except (i) Liens for current taxes not yet due or payable
(ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) as reflected on the consolidated statement of financial condition of PHFG as of March 31, 1999 included in the PHFG Financial Statements. All real and personal property which is material to PHFG's business on a consolidated basis and leased or licensed by PHFG or a PHFG Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

4.19  LABOR

    No work stoppage involving PHFG or a PHFG Subsidiary which is a Significant Subsidiary is pending or, to the best knowledge of PHFG, threatened. Neither PHFG nor any PHFG Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which reasonably could be expected to have a Material Adverse Effect on PHFG. Employees of PHFG and any PHFG Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of PHFG's knowledge, there have been no efforts to unionize or organize any employees of PHFG or a PHFG Subsidiary during the past five years.

4.20  LOANS

    (a) Each Loan on the books and records of PHFG and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of PHFG, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles, in each case except as such would not have a Material Adverse Effect on PHFG.

    (b) PHFG has Previously Disclosed as to PHFG and each PHFG Subsidiary as of March 31, 1999: (i) any written or, to PHFG's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of PHFG's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by PHFG, a PHFG Subsidiary or an applicable regulatory authority; (iii) a listing of the real estate owned acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of PHFG or a PHFG Subsidiary, or to the best knowledge of PHFG, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

4.21  ADMINISTRATION OF FIDUCIARY ACCOUNTS

    PHFG and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, except for failures to so administer which would not have a Material Adverse Effect on PHFG. Neither PHFG nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except for breaches of trust and failure to maintain records which would not have a Material Adverse Effect on PHFG.

4.22  DERIVATIVE TRANSACTIONS

    Between December 31, 1998 and the date hereof, neither PHFG nor any of its Subsidiaries entered into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments.

4.23  YEAR 2000

    Neither PHFG nor any of its Subsidiaries has received a current rating of less than "satisfactory" on any Year 2000 Report of Examination of any Governmental Entity. PHFG has disclosed or made available to the Company a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

4.24  REQUIRED VOTE; PHFG RIGHTS AGREEMENT; ANTITAKEOVER PROVISIONS

    (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of PHFG Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of PHFG.

    (b) The amendment to the PHFG Rights Agreement previously furnished to the Company has been duly authorized and adopted by PHFG and PHFG has otherwise taken all action necessary so that the entering into this Agreement and the PHFG Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not enable or require the PHFG Rights to be exercised, distributed or triggered by any person or entity. There is no Acquiring Person, and none of a Stock Acquisition Date, a Distribution Date or a Triggering Event has occurred, in each case as such terms are defined in the PHFG Rights Agreement.

    (c) Based on the representation and warranty of the Company contained in
Section 3.25, no "control share acquisition," business combination moratorium," "fair price" or other form of antitakeover statute or regulation, including without limitation Sections 611-A and 910 of the MBCA, is applicable to this Agreement and the transactions contemplated hereby.

4.25  OWNERSHIP OF COMPANY COMMON STOCK

    Except for the Company Option Agreement, as of the date hereof, none of PHFG or any of its Subsidiaries, or to PHFG's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

4.26  FAIRNESS OPINION

    PHFG has received a written opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the PHFG Common Stock.

4.27  ACCOUNTING FOR THE MERGER; REORGANIZATION

    As of the date hereof, PHFG does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under generally accepted accounting principles or (ii) as a reorganization under
Section 368(a) of the Code.

4.28  DISCLOSURES

    None of the representations and warranties of PHFG or any of the written information or documents furnished or to be furnished by PHFG to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE V
                                   COVENANTS

5.1  REASONABLE BEST EFFORTS

    Subject to the terms and conditions of this Agreement, each of the Company and PHFG shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party hereto to that end.

5.2  SHAREHOLDER MEETINGS

    Each of PHFG and the Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of PHFG and the Board of Directors of the Company will recommend that the shareholders of PHFG and the Company, respectively, approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of PHFG or the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3  REGULATORY MATTERS

    (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement. Each of the parties hereto shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and PHFG and the Company each shall thereafter promptly mail the Proxy Statement to its respective shareholders. PHFG shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of PHFG Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Mergers). PHFG and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) PHFG and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of PHFG, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Bank Merger Agreements.

    (d) PHFG and the Company shall promptly furnish each other with copies of written communications received by PHFG or by the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement and the Bank Merger Agreements.

5.4  INVESTIGATION AND CONFIDENTIALITY

    (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

    (b) Each of the Company and PHFG shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries pursuant to
Section 5.4(a) in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

    (c) No investigation by either of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

5.5  PRESS RELEASES

    PHFG and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following reasonable notification to the other party and provision to it of the form of proposed press release, from making any disclosure which is required by law or regulation.

5.6  BUSINESS OF THE PARTIES

    (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of PHFG, the Company and the Company Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to
(x) preserve its business organization and that of the Company Subsidiaries intact, (y) keep available to itself and PHFG the present services of the employees of the Company and the Company Subsidiaries and (z) preserve for itself and PHFG the goodwill of the customers of the Company and the Company Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of PHFG, as expressly contemplated hereby or as Previously Disclosed as of the date hereof, between the date hereof and the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to:

        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, except for (i) regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $.18 per share and with record and payment dates consistent with past practice, provided that the declaration of the last quarterly dividend by the Company prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of, PHFG so as to preclude any duplication of dividend benefit and be consistent with the condition set forth in
    Section 6.1(f) hereof (it being the intention of the parties that the stockholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the PHFG Common Stock but not both), and
    (ii) dividends paid by a Company Subsidiary on its capital stock to the Company;

        (ii) issue any shares of its capital stock, other than pursuant to
    (x) Company Options outstanding as of the date hereof pursuant to the Company Stock Option Plans, as Previously Disclosed pursuant to Section 3.1 hereof, and (y) the Company Stock Option Agreement, or issue, grant, modify or authorize any Rights, other than the Company Stock Option Agreement; purchase any shares of Company Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

       (iii) amend its Certificate of Incorporation and Bylaws or equivalent documents; impose, or suffer the imposition, on any share of stock held by the Company in a Company Subsidiary of any material Lien or permit any such Lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

        (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) in the case of employees who are not officers above the level of Vice President, such as may be granted in the ordinary course of business consistent with past practice;

        (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Company's defined benefit Pension Plan or any other Company Employee Plan not in the ordinary course of business consistent with past practice;

        (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or a Company Subsidiary or guarantee by the Company or a Company Subsidiary of any such obligation, except in the case of a Company Subsidiary for deposits, federal funds purchased, FHLB advances and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice,
    (y) any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, arrangement or commitment, provided that the Company or a Company Subsidiary may employ an employee if necessary to operate the business of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company or the Company Subsidiary at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

       (vii) change its method of accounting in effect for the year ended December 31, 1998, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1998, except as required by changes in laws or regulations;

      (viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

        (ix) make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

        (x) file any applications or make any contract with respect to branching or site location or relocation;

        (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

       (xii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other derivative instruments other than for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments in the ordinary course of business consistent with past practices;

      (xiii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

       (xiv) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of the Company to exercise its rights under PHFG Stock Option Agreement;

       (xv) take any action that would or could reasonably be expected to result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied or in violation of any provision of this Agreement, except in each case as may be required by applicable law; or

       (xvi) agree to do any of the foregoing.

    (b) Except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, PHFG shall not, and shall cause each PHFG Subsidiary which is a Significant Subsidiary not to:

        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the PHFG Common Stock, except for regular quarterly cash dividends which are not in excess of $.15 per share of PHFG Common Stock, provided, however, that nothing contained herein shall be deemed to affect the ability of a PHFG Subsidiary to pay dividends on its capital stock to PHFG;

        (ii) amend its Articles of Incorporation or Bylaws or equivalent documents in a manner which would adversely affect in any manner the terms of the PHFG Common Stock or the ability of PHFG or a PHFG Bank to consummate the transactions contemplated hereby;

       (iii) make any acquisition (including acquisitions of branch offices and related deposit liabilities), or take any other action that individually or in the aggregate could result in the Merger not being consummated or otherwise materially adversely affect the ability of PHFG to consummate the transactions contemplated hereby in a reasonably timely manner;

        (iv) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of PHFG to exercise its rights under the Company Stock Option Agreement;

        (v) take any action that would or could reasonably be expected to result in any of the representations and warranties of PHFG contained in this Agreement not to be true and correct in any material respect at or prior to the Effective Time, or in any of the conditions to the Merger set forth in
    Article VI hereof not being satisfied or in violation of this Agreement, except in each case as may be required by applicable law; or

      (viii) agree to do any of the foregoing.

    (c) The Company shall not authorize or permit any of its directors, officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, as advised by counsel, (i) recommend or endorse an Acquisition Transaction, (ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party (other than PHFG or an affiliate of PHFG) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than PHFG with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.6(c). The Company will notify PHFG immediately if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform PHFG in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or a Company Subsidiary (other than a transaction which is solely between Company Subsidiaries), (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of the Company or a Company Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of an interest in any class or series of equity securities of the Company (other than as permitted by Section 5.6(a)(ii) hereof) or a Company Subsidiary.

5.7  CURRENT INFORMATION

    During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Company and PHFG will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Company and PHFG will deliver to the other party its Annual Report on Form 10-K. Within
25 days after the end of each month, the Company and PHFG will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

5.8  INDEMNIFICATION; INSURANCE

    (a) From and after the Effective Time, PHFG (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of the Company or any Company Subsidiary or any of their respective predecessors or (ii) this Agreement, the Company Stock Option Agreement and the transactions contemplated hereby and thereby, to the fullest extent which such Indemnified Parties would be entitled under the Certificate of Incorporation and Bylaws of the Company or equivalent documents of any Company Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by the Company pursuant to Section 3.15(a)(iii) hereof, in each case as in effect on the date hereof. Without limiting the foregoing, PHFG also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation, Bylaws or similar governing documents of the Company and its Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Mergers and shall continue in full force and effect from and after the Effective Time.

    (b) Any Indemnified Party wishing to claim indemnification under
Section 5.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction),
(ii) the Indemnified Parties will cooperate in the defense of any such matter,
(iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

    (c) PHFG shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of six years following the Effective Time, provided, however, that in no event shall PHFG expend, in order to obtain such insurance, any amount per annum in excess of 150% of the amount of the actual annual premium paid as of the date hereof by the Company for such insurance (the "Maximum Amount"), and provided further that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PHFG shall use its reasonable best efforts to maintain the most advantageous policy of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

    (d) In the event that PHFG or any of its respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8.

    (e) The provisions of this Section 5.8 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.9  DIRECTORS AND OFFICERS

    (a) PHFG agrees to take all action necessary to appoint or elect, effective as of the Effective Time, the affiliates of the Company identified in or pursuant to Section 2.1(e) hereof as directors and executive officers of the Company with the titles set forth therein. Each person who is elected as a director of the Company pursuant to Section 2.1(e) and this Section 5.9(a) shall serve until the first annual meeting of shareholders of PHFG following the Effective Time and until his or her successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in PHFG's Bylaws and the fiduciary duties of the Board of Directors of PHFG, PHFG shall include each such person on the list of nominees for director presented by the Board of Directors of PHFG and for which said Board shall solicit proxies at the first annual meeting of shareholders of PHFG following the Effective Time, which persons shall be allocated equally among the three classes of directors of PHFG and nominated for election for three, two or one-year terms, as applicable.

    (b) William H. Chadwick shall continue to serve as President and Chief Executive Officer of the Company until the Effective Time. Prior to the Effective Time, PHFG shall use its reasonable best efforts to enter into a consulting agreement with William H. Chadwick which is mutually agreeable to the parties and which provides that (i) Mr. Chadwick shall be a consultant to the Surviving Corporation for a two-year period following the Effective Time,
(ii) in his capacity as a consultant, Mr. Chadwick shall provide such consulting services to the Surviving Corporation as may be reasonably requested by it,
(iii) Mr. Chadwick shall receive annual compensation for services rendered by him pursuant to the consulting agreement at a rate which is not less than the base salary paid to him by the Company as of the date hereof and
(iv) Mr. Chadwick shall be treated as having the age and years of credited service under the Company's noncontributory defined benefit retirement and pension plan and the Supplemental Retirement Agreement, dated November 1, 1987, between the Company and Mr. Chadwick as he would have had upon termination of employment as if he terminated employment with the Company two years following the Effective Time. Such consulting agreement shall further provide that it shall supersede the Change-In-Control Agreement, dated as of July 17, 1998, between the Company and Mr. Chadwick.

    (c) At the Effective Time, Richard E. Johnson shall be President of the Company Trust Company.

5.10  EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS

    (a) As soon as administratively practicable after the Effective Time, PHFG shall take all reasonable action so that employees of the Company and the Company Subsidiaries shall be entitled to participate in the PHFG Employee Plans of general applicability to the same extent as similarly-situated employees of PHFG and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the PHFG Employee Plans may occur at different times with respect to different plans). For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PHFG Employee Plans, as well as the severance plan referred to in paragraph (c) below, PHFG and the PHFG Employee Plans shall recognize years of service with the Company, any Company Subsidiary or any predecessor thereof or entity acquired by the Company or a Company Subsidiary as such service is recognized by and reflected on the records of the Company and the Company Employee Plans as of the date hereof. PHFG and the PHFG Employee Plans shall provide employees of the Company and the Company Subsidiaries with full credit for copayment, deductible amounts and out-of-pocket maximums under any Company Employee Plans paid by such employees prior to the Effective Time and shall not apply any preexisting condition, waiting period or other similar limitations to such employees, except to the extent that any of the same is applicable to employees of PHFG and its Subsidiaries with the same amount of service credit for purposes of such PHFG Employee Plans as such employees.

    (b) For a period of six months following the Effective Time, PHFG shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires job counseling and outplacement assistance services in accordance with PHFG's employment policies and practices to assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with PHFG or a PHFG Subsidiary for which PHFG reasonably believes such persons are qualified and to consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of PHFG.

    (c) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of PHFG or a PHFG Subsidiary as of the Effective Time, and PHFG or a PHFG Subsidiary will use its best efforts to give such persons (other than any such person who is party to an employment agreement or a severance agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of 90 days following the Effective Time. Subject to such four-week notice requirement, PHFG or a PHFG Subsidiary shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Company or a Company Subsidiary the right to continue employment with PHFG or a PHFG Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the applicable Company employee severance plan, copies of which PHFG acknowledges have been provided to it by the Company.

    (d) Following the Effective Time, PHFG shall, and shall cause its appropriate Subsidiaries to, honor in accordance with their terms the change-in-control agreements, employment agreements, severance agreements, supplemental retirement plans and agreements and deferred compensation plans which have been Previously Disclosed by the Company to PHFG as of the date hereof. PHFG acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

    (e) Except as otherwise provided herein, nothing in this Section 5.10 shall be interpreted as preventing PHFG or its Subsidiaries from amending, modifying or terminating any of the Company Employee Plans, and any contracts, arrangements, commitments or understandings of the Company or its Subsidiaries, in accordance with their terms and applicable law.

5.11  STOCK EXCHANGE LISTING

    PHFG shall use all reasonable efforts to cause the shares of PHFG Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, as of or prior to the Effective Time.

5.12  THE BANK MERGERS; CONSOLIDATION OF TRUST OPERATIONS

    (a) Prior to the Effective Time, PHFG and the Company shall take all action necessary and appropriate, including causing the entering into of appropriate merger agreements (the "Bank Merger Agreements"), to cause (i) Granite Savings Bank and Trust Company to merge with and into the Howard Bank, N.A., (ii) the Company Massachusetts Bank to merge with and into the PHFG Massachusetts Bank under the name "First Massachusetts Bank" and (iii) the Company New Hampshire Bank to merge with and into the PHFG New Hampshire Bank (individually a "Bank Merger" and collectively the "Bank Mergers"), in each case in accordance with applicable laws and regulations and the terms of the applicable Bank Merger Agreement and as soon as practicable after consummation of the Merger. The applicable Bank Merger Agreements shall provide that (i) at the effective time of the merger of the PHFG Massachusetts Bank and the Company Massachusetts Bank, directors of the surviving Massachusetts Bank shall include four persons designated by the Company and who both meet the director qualification requirements set forth in the Bylaws of the PHFG Massachusetts Bank and are otherwise reasonably acceptable to PHFG, and (ii) at the effective time of the merger of the PHFG New Hampshire Bank and the Company New Hampshire Bank, the directors of the surviving New Hampshire Bank shall include two persons designated by the Company and who both meet the director qualification requirements set forth in the Bylaws of the PHFG New Hampshire Bank and are otherwise reasonably acceptable to PHFG. In addition, at the Effective Time, the Boards of Directors of the Company Vermont Banks and the Company Trust Company shall be expanded to include, in addition to the directors thereof immediately prior to the Effective Time, such additional person or persons as may be designated by PHFG. The directors and executive officers of the Company Vermont Banks and the Company Trust Company shall serve for such terms as are specified in or determined pursuant to the articles of incorporation and bylaws or equivalent documents of such Banks.

    (b) Subject to the requirements of applicable laws and regulations, any requirement of an applicable Governmental Entity and the fiduciary duties of the Board of Directors of PHFG, the Surviving Corporation will use its reasonable best efforts following the Effective Time to consolidate the trust operations of the PHFG Banks with and into the Company Trust Company and will maintain the headquarters of the Company Trust Company in Vermont for at least two years following the Effective Time.

5.13  AFFILIATES; RESTRICTIONS ON RESALE

    (a) The Company has Previously Disclosed to PHFG, and PHFG has Previously Disclosed to the Company, a schedule of each person that, to the best of its knowledge, is deemed to be an "affiliate" of the Company and PHFG, respectively (each an "Affiliate"), as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

    (b) Each of the Company and PHFG shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company and PHFG, respectively, to execute and deliver to PHFG as soon as practicable after the date of this Agreement, and in any event prior to the date of the meetings of shareholders of PHFG and the Company to be called pursuant to Section 5.2 hereof, a written agreement in the forms previously agreed to by PHFG and the Company.

5.14  DISCLOSURE SUPPLEMENTS

    From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials or statement herein which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.15  FAILURE TO FULFILL CONDITIONS

    In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or the Bank Mergers by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger or the Bank Mergers.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1  CONDITIONS PRECEDENT--PHFG AND THE COMPANY

    The respective obligations of PHFG and the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

    (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the Merger shall have been duly and validly taken by PHFG and the Company, including approval by the requisite vote of the respective shareholders of PHFG and the Company of this Agreement.

    (b) All approvals, consents and waivers from any Governmental Entity the approval, consent or waiver of which is required for the consummation of the Merger shall have been received and all statutory waiting periods in respect thereof have expired, provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to PHFG that had such condition or requirement been known PHFG, in its reasonable judgment, would not have entered into this Agreement.

    (c) Neither PHFG nor the Company shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

    (d) The Form S-4 shall have become effective under the Securities Act, and PHFG shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue PHFG Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

    (e) The shares of PHFG Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market, subject to official notice of issuance.

    (f) KPMG LLP shall have issued a letter dated the date of the Proxy Statement and confirmed in writing as of the Effective Time to PHFG and to the Company to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles, and PHFG and the Company shall have received from the Affiliates of the other party the agreements referred to in Section 5.13(b) hereof to the extent necessary to ensure in the reasonable judgment of PHFG and the Company that the Merger shall be accounted for in such manner.

6.2  CONDITIONS PRECEDENT--THE COMPANY

    The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to
Section 7.4 hereof.

    (a) The representations and warranties of PHFG as set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG.

    (b) PHFG shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

    (c) PHFG shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman, President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

    (d) The Company shall have received the written opinions of Elias, Matz, Tiernan & Herrick L.L.P. and/or Carol L. Mitchell, Esq. dated the date of the Closing, that collectively address the matters set forth in Exhibit C hereto.

    (e) PHFG and the Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., or such other law firm or accounting firm as may be reasonably acceptable to PHFG and the Company (which opinion shall be based on such written representations (including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722) from PHFG, the Company and others as such adviser shall reasonably request as to factual matters), to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Company Common Stock who receive PHFG Common Stock in the Merger will not recognize income, gain or loss for federal income tax purposes, (ii) the basis of such PHFG Common Stock will equal the basis of the Company Common Stock for which it is exchanged, reduced by any amount allocable to a fractional share interest for which cash is received, and (iii) the holding period of such PHFG Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time.

    (f) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which PHFG or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG upon consummation of the Merger.

    (g) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger.

    (h) PHFG shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as the Company may reasonably request.

6.3  CONDITIONS PRECEDENT--PHFG

    The obligations of PHFG to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by PHFG pursuant to Section 7.4 hereof.

    (a) The representations and warranties of the Company set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of any of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

    (c) The Company shall have delivered to PHFG a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

    (d) PHFG shall have received the written opinions of Nixon Peabody LLP and/or Primmer & Piper that collectively address the matters set forth in Exhibit D hereto.

    (e) The condition set forth in Section 6.2(e) shall have been satisfied.

    (f) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not have, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PHFG upon consummation of the Merger.

    (g) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger.

    (h) The Company shall have furnished PHFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as PHFG may reasonably request.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1  TERMINATION

    This Agreement may be terminated:

    (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

    (b) at any time on or prior to the Effective Time, by either PHFG or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in writing if there shall have been a breach by the other party of (i) any covenant or undertaking of it contained herein or (ii) any representation or warranty of it contained herein, which in the case of the Company would have, or could reasonably be expected to have, a Material Adverse Effect on the Company and in the case of PHFG would have, or could reasonably be expected to have, a Material Adverse Effect on PHFG, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

    (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or withdrawn at the request or recommendation of the applicable Governmental Entity or are approved in a manner which does not satisfy the requirements of
Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run, or if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

    (d) at any time, by any party hereto in writing, if the shareholders of PHFG or the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (including any adjournment thereof);

    (e) by either the Company or PHFG in writing if the Effective Time has not occurred by the close of business on April 1, 2000, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

    (f) by either the Board of Directors of PHFG or the Board of Directors of the Company if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its recommendation of this Agreement and the transactions contemplated hereby pursuant to Section 5.2 hereof;

    (g) by either PHFG or the Company if on or before 5:00 p.m. on Monday, June 7, 1999 it provides written notice to the other party to the effect that additional matters disclosed by such other party, or discovered by the terminating party, within such period and described in such notice so materially and adversely affect the financial consequences of the transactions contemplated hereby that in its reasonable judgment it would not have entered into this Agreement had they been known as of the date hereof; provided, however, that, if PHFG or the Company fails to terminate this Agreement on such basis within such period, the matters so disclosed to it by the other party will have been deemed to have been disclosed to it as of the date hereof; and

    (h) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing with the Determination Date if both of the following conditions are satisfied:

        (i) the number obtained by dividing the Average Closing Price by the Starting Price (the "PHFG Ratio") shall be less than .80; and

        (ii) the PHFG Ratio shall be less than the number obtained by dividing the Final Index Value by the Index Value on the Starting Date and subtracting 0.20 from the quotient in this clause (ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to PHFG (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, PHFG shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by
(B) the PHFG Ratio. If PHFG so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

    For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the average of the closing prices of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source) during the period of 20 consecutive trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

        "Determination Date" shall mean the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period in respect thereof.

        "Final Index Value" shall mean the average of the Index Values for the 20 consecutive trading days ending on the trading day prior to the Determination Date.

        "Index Value," on a given date, shall mean the index value on such date of the Nasdaq Bank Index, as such index value is reported by BLOOMBERG NEWS SERVICE on such date.

        "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

        "Starting Price" shall mean the closing price of a share of PHFG Common Stock on the Nasdaq Stock Market's National Market (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source) on the Starting Date.

7.2  EFFECT OF TERMINATION

    In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that
(i) Sections 5.4(b) and 8.1 hereof and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d) or
(e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 2.6, 2.8, 5.8, 5.9, 5.10 and 5.12 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive PHFG or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PHFG or the Company.

7.4  WAIVER

    Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of PHFG and the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of PHFG or the Company have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of such shareholders.

7.5  AMENDMENT OR SUPPLEMENT

    This Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by the parties' respective Boards of Directors.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1  EXPENSES

    Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Form S-4 and the registration fee to be paid to the Commission in connection therewith shall be shared equally between the Company and PHFG, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

8.2  ENTIRE AGREEMENT

    This Agreement (including the agreements to be executed and delivered pursuant hereto), the Company Stock Option Agreement, the PHFG Stock Option Agreement and the Confidentiality Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein.

8.3  ASSIGNMENT; SUCCESSORS

    A party hereto may not assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities, other than as set forth in Sections 5.8 and 5.9 hereof.

8.4  NOTICES

    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

    If to PHFG:

       Peoples Heritage Financial Group, Inc.
       One Portland Square
       Portland, Maine 04112-9540
       Attn:  William J. Ryan
             Chairman, President and Chief Executive Officer
       Fax:  207-761-8587

    With a required copy to:

       Elias, Matz, Tiernan & Herrick L.L.P.
       734 15th Street, N.W.
       Washington, DC 20005
       Attn:  Gerard L. Hawkins, Esq.
       Fax:  202-347-2172

    If to the Company:

       Banknorth Group, Inc.
       300 Financial Plaza
       P.O. Box 5420
       Burlington, Vermont 05401
       Attn:  William H. Chadwick
             President and Chief Executive Officer
       Fax:  802-860-5437

    With a required copy to:

       Nixon Peabody LLP
       101 Federal Street
       Boston, Massachusetts 02110-1832
       Attn:  Kevin J. Handly, Esq.
       Fax:  617-345-1300

8.5  ALTERNATIVE STRUCTURE

    Notwithstanding any provision of this Agreement to the contrary, PHFG may, with the written consent of the Company, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company set forth herein, provided that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Sections 6.2(e) and 6.3(e) hereof,
(ii) any such modification will not jeopardize pooling-of-interests accounting treatment, (iii) the consideration to be paid to the holders of the Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iv) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of PHFG set forth in Sections 6.1 and 6.3 hereof.

8.6  INTERPRETATION

    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof" and terms of similar import herein, unless the context otherwise requires, shall be deemed to be the date first above written.

8.7  COUNTERPARTS

    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8  GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

Attest:                                      PEOPLES HERITAGE FINANCIAL GROUP, INC.

/s/ PETER J. VERRILL                         By:  /s/ WILLIAM J. RYAN
------------------------------------------        ------------------------------------------
Name:  Peter J. Verrill                           Name:  William J. Ryan
Title:  Executive Vice President, Chief           Title:  Chairman, President and Chief
        Operating Officer, Chief Financial                Executive Officer
        Officer and Treasurer

Attest:                                      BANKNORTH GROUP, INC.

/s/ NEIL E. ROBINSON                         By:  /s/ WILLIAM H. CHADWICK
------------------------------------------        ------------------------------------------
Name:  Neil E. Robinson                           Name:  William H. Chadwick
Title:  Treasurer                                 Title:  President and Chief Executive
                                                  Officer

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    First Amendment, dated as of December 22, 1999 (the "Amendment"), to the Agreement and Plan of Merger, dated as of June 1, 1999 (the "Agreement"), between Peoples Heritage Financial Group, Inc. ("PHFG") and Banknorth
Group, Inc.

                                   WITNESSETH

    WHEREAS, pursuant to Section 7.5 of the Agreement, the parties to the Agreement desire to amend the Agreement;

    NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1.  AMENDMENT.

    (a) Section 7.1(c) of the Agreement is hereby amended by deleting the words "and the time period for appeals and requests for reconsideration has run,".

    (b) Section 7.1(e) of the Agreement is hereby amended by changing the date set forth therein from April 1, 2000 to May 31, 2000.

    (c) The following paragraph is added at the end of Section 7.1 of the
Agreement:

    "Peoples Heritage agrees to pay to Banknorth, upon demand, the amount of $5 million in immediately available funds in the event that Banknorth terminates the Agreement pursuant to Section 7.1(c) or (e). Such payment shall be made within two business days of any such demand by Banknorth."

    2. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

    3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws the State of Maine applicable to agreements made and entirely to be performed within such State.

    4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers as of the day and year first above written.

Attest:                                      PEOPLES HERITAGE FINANCIAL GROUP, INC.

/s/ CAROL L. MITCHELL                        By:  /s/ WILLIAM J. RYAN
------------------------------------------        ------------------------------------------
Name:  Carol L. Mitchell                          Name:  William J. Ryan
Title:  Executive Vice President, General         Title:  Chairman, President and Chief
        Counsel and Secretary                             Executive Officer

Attest:                                      BANKNORTH GROUP, INC.

/s/ THOMAS J. PRUITT                         By:  /s/ WILLIAM H. CHADWICK
------------------------------------------        ------------------------------------------
Name:  Thomas J. Pruitt                           Name:  William H. Chadwick
Title:  Executive Vice President and Chief        Title:  President and Chief Executive
Financial Officer                                 Officer

                                                                        ANNEX II

                             STOCK OPTION AGREEMENT

    Stock Option Agreement, dated as of June 1, 1999, between Peoples Heritage Financial Group, Inc., a Maine corporation ("Grantee"), and Banknorth
Group, Inc., a Delaware corporation ("Issuer").

                                  WITNESSETH:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee (the "Merger"); and

    WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 4,621,085 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $1.00 per share, of Issuer (the "Common Stock") at a price per share equal to $26.80 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of the first exercise (as provided in paragraph (e) of this Section 2) within six months following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last Initial Triggering Event to expire, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 7.1(b) thereof as a result of such a willful material breach.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any Subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (x) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction, provided that in no event shall any merger, consolidation, purchase or similar transaction (I) involving only Issuer and one or more of its Subsidiaries, or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or
    (II) permitted by Section 5.6 of the Merger Agreement be deemed to be an Acquisition Transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

        (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) Any person, other than Grantee or a Grantee Subsidiary, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (iv) The stockholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or a Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (v) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

        (vi) Any person other than Grantee or a Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

       (vii) After an overture is made by any person, other than Grantee or a Grantee Subsidiary, to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the Notice Date (as defined below); or

      (viii) Any person other than Grantee or a Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 25%;

provided, however, that, notwithstanding any other provision of this Agreement to the contrary, a Subsequent Triggering Event shall be deemed to have occurred in the event that either a Shares Acquisition Date or a Distribution Date has occurred, as such terms are defined in the Rights Agreement, dated as of November 27, 1990, and amended and restated as of September 4, 1998, between Issuer and Registrar and Transfer Company, as Rights Agent.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and
(ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of Vermont or a day on which banking institutions in the State of Vermont are authorized by law or executive order to close.

    (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

    (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
(ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    (j) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate and shall be of no further force and effect in the event that the Merger Agreement is validly terminated by either Issuer or Grantee pursuant to Section 7.1(g) thereof.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
(iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

        (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

        (b) Whenever the number of Option Shares is adjusted as provided in this
    Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Option Shares purchasable after the adjustment.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder delivered within six months following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the greater of (1) $20,000,000 and (2) the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, plus, to the extent not previously reimbursed, Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of Grantee's rights under, the Merger Agreement, including without limitation legal, accounting and investment banking fees ("Grantee's Out-of-Pocket Expenses"), and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option

Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and
(B) the average exercise price per share paid by the Owner for the Option Shares so designated plus, to the extent not previously reimbursed, Grantee's Out-of-Pocket Expenses. The term "Market/Offer Price" shall mean the highest of
(i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in Section 2(b)(i), (iii) the highest closing price for shares of Common Stock within the shorter of the period from the date of this Agreement up to the date on which such required repurchase of the Option or Option Shares, as the case may be, occurs or the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
    (ii) the acquiring person in a plan of exchange in which Issuer is acquired,
    (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of
Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in paragraph (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within two business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within two business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

    10. The six-month periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

    11. (a) Issuer hereby represents and warrants to Grantee as follows:

        (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (ii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound, or
    (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

       (iii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

    (b) Grantee hereby represents and warrants to Issuer that:

        (i) Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee.

        (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

    14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $40,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $40,000,000 after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof,
(ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less
(y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party and (v) any equivalent amount with respect to the Substitute Option.

    (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as hereinafter defined) of more than $40,000,000, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date. As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to
Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to the conflict of law principles thereof.

    19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       BANKNORTH GROUP, INC.

                                                       By:  /s/ WILLIAM H. CHADWICK
                                                            -----------------------------------------
                                                       Name:  William H. Chadwick
                                                       Title:  President and Chief Executive Officer

                                                       PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                                       By:  /s/ WILLIAM J. RYAN
                                                            -----------------------------------------
                                                       Name:  William J. Ryan
                                                       Title:  Chairman, President and
                                                             Chief Executive Officer

                                                                       ANNEX III

                             STOCK OPTION AGREEMENT

    Stock Option Agreement, dated as of June 1, 1999, between Peoples Heritage Financial Group, Inc., a Maine corporation ("Issuer"), and Banknorth
Group, Inc., a Delaware corporation ("Grantee").

                                  WITNESSETH:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger of Grantee with and into Issuer (the "Merger"); and

    WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 20,820,000 fully paid and nonassessable shares (the "Option Shares") of common stock, par value $0.01 per share, of Issuer (the "Common Stock") at a price per share equal to $19.20 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such event, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of the first exercise (as provided in paragraph (e) of this Section 2) within six months following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination was non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.1(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional), provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination. The term "Last Triggering Event" shall mean the last Initial Triggering Event to expire, and the term "Holder" shall mean the holder or holders of the Option pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 7.1(b) thereof as a result of such a willful material breach.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any Subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder), other than Grantee or any Subsidiary of Grantee (a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (x) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or (z) any substantially similar transaction, provided that in no event shall any merger, consolidation, purchase or similar transaction (I) involving only Issuer and one or more of its Subsidiaries, or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement, or
    (II) permitted by Section 5.6 of the Merger Agreement be deemed to be an Acquisition Transaction; and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

        (ii) Any person, other than Grantee or a Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) Any person, other than Grantee or a Grantee Subsidiary, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (iv) The stockholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or a Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (v) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified, or publicly announced its intention to withdraw or modify in any manner adverse in any respect to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed, or publicly announced its intention to authorize, recommend or propose, an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

        (vi) Any person other than Grantee or a Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

       (vii) After an overture is made by any person, other than Grantee or a Grantee Subsidiary, to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (y) shall not have been cured prior to the Notice Date (as defined below); or

      (viii) Any person other than Grantee or a Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) of the second sentence thereof shall be 25%;

provided, however, that, notwithstanding any other provision of this Agreement to the contrary, a Subsequent Triggering Event shall be deemed to have occurred in the event that any of a Stock Acquisition Date, a Distribution Date or a Triggering Event has occurred, as such terms are defined in the Rights Agreement, dated as of September 12, 1989, between Issuer and American Stock Transfer & Trust Company, as Rights Agent, as the same may be amended in accordance with its terms after the date hereof.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event") of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and
(ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of Maine or a day on which banking institutions in the State of Maine are authorized by law or executive order to close.

    (f) At a Closing, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

    (g) At a Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed (in the sole discretion of Issuer) with a restrictive legend that shall read substantially as follows:

        "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the reasonable opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
(ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under paragraph (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    (j) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate and shall be of no further force and effect in the event that the Merger Agreement is validly terminated by either Issuer or Grantee pursuant to Section 7.1(g) thereof.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in connection with the preparation of such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
(iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as are set forth herein in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, subject to the aforementioned indemnification, if applicable, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of Option Shares purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

        (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of the Common Stock or similar transaction, the type and number of Option Shares shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of Option Shares that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

        (b) Whenever the number of Option Shares is adjusted as provided in this
    Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Option Shares purchasable after the adjustment.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later period as provided in Section 10) following such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a registration statement under the 1933 Act and qualify such Option and Option Shares for resale or other disposition under applicable state securities laws, in each case in accordance with any plan of disposition requested by Grantee. Issuer will use all reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option and/or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of shares represented by the Option and/or the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any such registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

    7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder delivered within six months following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the greater of (1) $20,000,000 and (2) the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, plus, to the extent not previously reimbursed, Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of Grantee's rights under, the Merger Agreement, including without limitation legal, accounting and investment banking fees ("Grantee's Out-of-Pocket Expenses"), and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days following such occurrence (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option

Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (A) the Market/Offer Price and
(B) the average exercise price per share paid by the Owner for the Option Shares so designated plus, to the extent not previously reimbursed, Grantee's Out-of-Pocket Expenses. The term "Market/Offer Price" shall mean the highest of
(i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any person, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in Section 2(b)(i), (iii) the highest closing price for shares of Common Stock within the shorter of the period from the date of this Agreement up to the date on which such required repurchase of the Option or Option Shares, as the case may be, occurs or the six-month period immediately preceding the date of such required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally-recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

    (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or such Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within two business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use all reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of any Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
    (ii) the acquiring person in a plan of exchange in which Issuer is acquired,
    (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option also shall enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of
Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). This difference in value shall be determined by a nationally-recognized investment banking firm selected by a majority in interest of the Holders and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in paragraph (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within two business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within two business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use all reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

    10. The six-month periods for exercise of certain rights under Sections 2, 6, 7 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under
Section 16(b) of the 1934 Act by reason of such exercise.

    11. (a) Issuer hereby represents and warrants to Grantee as follows:

        (i) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (ii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is a party, or by which it or any of its properties or assets may be bound, or
    (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

       (iii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

    (b) Grantee hereby represents and warrants to Issuer that:

        (i) Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee.

        (ii) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

    13. Each of Grantee and Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder and applying for listing or quotation of such shares on any exchange or quotation system on which the Common Stock is then listed or quoted.

    14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $40,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $40,000,000 after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof,
(ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of the Option Shares pursuant to Section 7 hereof, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less
(y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party and (v) any equivalent amount with respect to the Substitute Option.

    (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as hereinafter defined) of more than $40,000,000, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date. As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to
Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    18. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to the conflict of law principles thereof.

    19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                                       By:  /s/ WILLIAM J. RYAN
                                                            -----------------------------------------
                                                       Name:  William J. Ryan
                                                       Title:  Chairman, President and
                                                             Chief Executive Officer

                                                       BANKNORTH GROUP, INC.

                                                       By:  /s/ WILLIAM H. CHADWICK
                                                            -----------------------------------------
                                                       Name:  William H. Chadwick
                                                       Title:  President and Chief Executive Officer

[LOGO]

                                                                          [LOGO]

                                                                        ANNEX IV

                                          February 1, 2000

Board of Directors
Banknorth Group, Inc.
300 Financial Plaza
Burlington, VT 05401

Ladies and Gentlemen:

    Banknorth Group, Inc. ("Banknorth") and Peoples Heritage Financial
Group, Inc. ("Peoples Heritage") have entered into an Agreement and Plan of Merger, dated as of June 1, 1999 (the "Agreement"), pursuant to which Banknorth will be merged with and into Peoples Heritage (the "Merger"). Upon consummation of the Merger, each share of Banknorth common stock, par value $1.00 per share (together with the rights attached thereto issued pursuant to the Rights Agreement, dated November 27, 1990 and amended and restated as of September 4, 1998 and further amended as of June 1, 1999, between Banknorth and Registrar & Transfer Company, as Rights Agent), issued and outstanding immediately prior to the Merger (the "Banknorth Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.825 shares (the "Exchange Ratio") of Peoples Heritage common stock, par value $0.01 per share (together with the rights attached thereto issued pursuant to the Stockholder Rights Agreement, dated as of September 12, 1989 and amended as of June 1, 1999, between Peoples Heritage and American Stock Transfer & Trust Company, as Rights Agent). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Banknorth Shares.

    Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreements, dated June 1, 1999, by and between Banknorth and Peoples Heritage;
(iii) certain publicly available financial statements of Banknorth and other historical financial information provided by Banknorth that we deemed relevant;
(iv) certain publicly available financial statements of Peoples Heritage and other historical financial information provided by Peoples Heritage that we deemed relevant; (v) certain internal financial analyses and forecasts of Banknorth prepared by and reviewed with management of Banknorth and the views of senior management of Banknorth, based on certain limited discussions with certain members of senior management, regarding Banknorth's past and current business, financial condition, results of

                                     [LOGO]

                                                                          [LOGO]

Board of Directors
Banknorth Group, Inc.
Page 2

operations and future prospects; (vi) certain internal financial analyses and forecasts of Peoples Heritage prepared by and reviewed with management of Peoples Heritage and the views of senior management of Peoples Heritage, based on certain limited discussions with certain members of senior management, regarding Peoples Heritage's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Banknorth's and Peoples Heritage's common stock, including a comparison of certain financial and stock market information for Banknorth and Peoples Heritage with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

    In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Banknorth or Peoples Heritage or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Banknorth or Peoples Heritage nor have we reviewed any individual credit files relating to Banknorth or Peoples Heritage and, with your permission, we have assumed that the respective allowances for loan losses for both Banknorth and Peoples Heritage are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performance of Banknorth and Peoples Heritage and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Banknorth's or Peoples Heritage's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Banknorth and Peoples Heritage will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

    Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Peoples Heritage common stock will be when issued to

Board of Directors
Banknorth Group, Inc.
Page 3

Banknorth's shareholders pursuant to the Agreement or the prices at which Banknorth's or Peoples Heritage's common stock will trade at any time.

    We have acted as Banknorth's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Banknorth and have received compensation for such services.

    In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Banknorth and Peoples Heritage. We may also actively trade the debt and equity securities of Banknorth and Peoples Heritage for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion is directed to the Board of Directors of Banknorth in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Banknorth as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to Banknorth's and Peoples Heritage's Prospectus/Joint Proxy Statement dated the date hereof, included in Peoples Heritage's Registration Statement, and to the references to this opinion therein.

    Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Banknorth Shares.

                                          Very truly yours,

                                          [LOGO]

                                          SANDLER O'NEILL & PARTNERS, L.P.

                                     [LOGO]

                                                                         ANNEX V

                                          February 1, 2000

Board of Directors
Peoples Heritage Financial Group, Inc.
One Portland Square
Portland, Maine 04112

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Peoples Heritage Financial Group, Inc. ("Peoples Heritage") of the exchange ratio in the proposed merger (the "Merger") of Banknorth Group, Inc. ("Banknorth") with and into Peoples Heritage, pursuant to the Agreement and Plan of Merger, dated as of June 1, 1999, between Peoples Heritage and Banknorth (the "Agreement"). Under the terms of the Agreement, upon consummation of the Merger holders of outstanding shares of common stock of Banknorth will receive 1.825 shares of common stock of Peoples Heritage (the "Exchange Ratio") for each share of Banknorth common stock exchanged therefor, plus cash in lieu of any fractional share interest. Keefe, Bruyette & Woods, Inc. ("KBW") was informed by Peoples Heritage and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles and that the Merger will otherwise be consummated on the terms contemplated by the Agreement.

    KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to Peoples Heritage and Banknorth and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Peoples Heritage and Banknorth for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Peoples Heritage. We have acted as a financial advisor to the Board of Directors of Peoples Heritage in rendering this fairness opinion and will receive a fee from Peoples Heritage for our services.

    In connection with this opinion, we have reviewed, among other things, the Agreement and the related Stock Option Agreements; Annual Reports to Shareholders of Peoples Heritage and Banknorth for the three years ended December 31, 1998; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Peoples Heritage and Banknorth, and certain internal financial analyses and adjusted budget forecasts for Peoples Heritage and Banknorth prepared by management. We also have held discussions with members of the senior management of Peoples Heritage and Banknorth regarding

[LOGO]

Board of Directors
February 1, 2000
Page 2

the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Peoples Heritage and Banknorth with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

    In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Peoples Heritage and Banknorth as to the reasonableness and achievability of the adjusted budget forecasts (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts reflect the best currently available estimates and judgments of Banknorth and Peoples Heritage and that such forecasts will be realized in the amounts and in the time period currently estimated by such managements. We have also assumed that the aggregate allowances for loan losses for Peoples Heritage and Banknorth are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Peoples Heritage or Banknorth nor have we examined any individual credit files.

    We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of Peoples Heritage and Banknorth; (ii) the assets and liabilities of Peoples Heritage and Banknorth; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the common shareholders of Peoples Heritage.

                                          Very truly yours,

                                          [LOGO]

                                          KEEFE, BRUYETTE & WOODS, INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 719 of the MBCA sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition,
Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated Section719.

    Article VI of the Bylaws of Peoples Heritage provides that the directors, officers, employees and agents of Peoples Heritage shall be indemnified to the full extent permitted by the MBCA. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of Peoples Heritage. In addition, Peoples Heritage carries a liability insurance policy for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

    (a) List of Exhibits:

EXHIBIT NO.                                           EXHIBIT                             LOCATION
-----------                 ------------------------------------------------------------  --------
          2(a)              Agreement and Plan of Merger, dated as of June 1, 1999           (1)
                              between Peoples Heritage and Banknorth, including
                              Exhibits C and D thereto

          2(b)              Amendment No. 1, dated as of December 22, 1999, to Agreement     (2)
                              and Plan of Merger between Peoples Heritage and Banknorth

          2(c)              Stock Option Agreement, dated as of June 1, 1999, between        (1)
                              Banknorth (as issuer) and Peoples Heritage (as grantee)

EXHIBIT NO.                                           EXHIBIT                             LOCATION
-----------                 ------------------------------------------------------------  --------
          2(d)              Stock Option Agreement, dated as of June 1, 1999, between        (1)
                              Banknorth (as grantee) and Peoples Heritage (as issuer)

          2(e)              Form of letter agreement, dated as of June 1, 1999, between      (1)
                              Peoples Heritage and affiliates of Banknorth

          2(f)              Form of letter agreement, dated as of June 1, 1999, between      (1)
                              Peoples Heritage and affiliates of Peoples Heritage

          3(a)(1)           Amended and Restated Articles of Incorporation of Peoples        (3)
                              Heritage

          3(a)(2)           Amendment to the Amended and Restated Articles of                (4)
                              Incorporation of Peoples Heritage

          3(b)              Bylaws of Peoples Heritage                                       (5)

          4                 Specimen Common Stock certificate

          5                 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered

          8                 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences

         10                 Form of Consulting Agreement between Peoples Heritage and
                              William H. Chadwick

         23(a)              Consent of Elias, Matz, Tiernan & Herrick L.L.P. (contained in the opinions included as Exhibits 5 and 8)

         23(b)              Consents of KPMG LLP

         23(c)              Consent of Sandler O'Neill & Partners, L.P.

         23(d)              Consent of Keefe, Bruyette & Woods, Inc.

         24                 Powers of Attorney (included in the signature page to this
                              Registration Statement)

         99(a)              Form of proxy for the Banknorth special meeting

         99(b)              Form of proxy for the Peoples Heritage special meeting

         99(c)              Other Peoples Heritage solicitation materials

         99(d)              Consents of Thomas J. Amidon, Susan C. Crampton, George W.
                              Dougan, Luther F. Hackett, Anthony P. Pizzagali and
                              Patrick E. Welch to be named as prospective directors of
                              Peoples Heritage.

------------------------

(1) Exhibit is incorporated by reference to the amendment to Current Report on Form 8-K filed by Peoples Heritage with the Securities and Exchange Commission on June 9, 1999. In addition, Exhibits 2(a), 2(c) and 2(d) above are attached as Annexes to the Prospectus/Joint Proxy Statement included herein.

(2) Exhibit is incorporated by reference to the Current Report on Form 8-K filed by Peoples Heritage with the Commission on December 23, 1999. In addition, this exhibit is included in Annex I to the Prospectus/Joint Proxy Statement included herein.

(3) Exhibit is incorporated by reference to the Current Report on Form 8-K filed by Peoples Heritage with the Commission on November 3, 1997.

(4) Exhibit is incorporated by reference to the definitive proxy statement filed by Peoples Heritage with the Commission on March 23, 1998.

(5) Exhibit is incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1998 filed by Peoples Heritage with the Securities and Exchange Commission on March 25, 1999.

    (b) Financial Statement Schedules.

    No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on the 25th day of January 2000.

                                                       PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                                       By:  /s/ WILLIAM J. RYAN
                                                            -----------------------------------------
                                                            William J. Ryan
                                                            CHAIRMAN, PRESIDENT AND CHIEF
                                                            EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Peoples Heritage Financial Group, Inc. whose signature appears below hereby appoints William J. Ryan and Peter J. Verrill, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Peoples Heritage Financial Group, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

-------------------------------------------
Gary R. Bahre
Director

-------------------------------------------
P. Kevin Condron
Director

/s/ KATHERINE M. GREENLEAF                                 Date: January 25, 2000
-------------------------------------------
Katherine M. Greenleaf
Director

/s/ DOUGLAS S. HATFIELD                                    Date: January 25, 2000
-------------------------------------------
Douglas S. Hatfield
Director

/s/ DAVID D. HINDLE                                        Date: January 25, 2000
-------------------------------------------
David D. Hindle
Director

/s/ DANA S. LEVENSON                                       Date: January 25, 2000
-------------------------------------------
Dana S. Levenson
Director

-------------------------------------------
Philip A. Mason
Director

/s/ JOHN M. NAUGHTON                                       Date: January 25, 2000
-------------------------------------------
John M. Naughton
Director

/s/ MALCOLM W. PHILBROOK, JR.                              Date: January 25, 2000
-------------------------------------------
Malcolm W. Philbrook, Jr.
Director

/s/ PAMELA P. PLUMB                                        Date: January 25, 2000
-------------------------------------------
Pamela P. Plumb
Vice Chairman

/s/ WILLIAM J. RYAN                                        Date: January 25, 2000
-------------------------------------------
William J. Ryan
Chairman, President and Chief Executive Officer
(principal executive officer)

/s/ SETH A. RESNICOFF                                      Date: January 25, 2000
-------------------------------------------
Seth A. Resnicoff
Director

/s/ CURTIS M. SCRIBNER                                     Date: January 25, 2000
-------------------------------------------
Curtis M. Scribner
Director

/s/ PAUL R. SHEA                                           Date: January 25, 2000
-------------------------------------------
Paul R. Shea
Director

/s/ JOHN E. VEASEY                                         Date: January 25, 2000
-------------------------------------------
John E. Veasey
Director

/s/ PETER J. VERRILL                                       Date: January 25, 2000
-------------------------------------------
Peter J. Verrill
Chief Operating Officer and
Chief Financial Officer
(principal financial and accounting officer)